Exhibit 4.9

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.

LICENSE AGREEMENT
BETWEEN
ADC Therapeutics SA
AND
Swedish Orphan Biovitrum AB (publ)

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.
i

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.
LICENSE AGREEMENT
This License Agreement (“Agreement”) is made and entered into, effective as of July 8, 2022 (“Effective Date”), by and between ADC Therapeutics SA, having a registered office at Biopôle, Route de la Corniche 3B, 1066 Epalinges, Switzerland (“ADCT”) and Swedish Orphan Biovitrum AB (publ), organized and existing under the laws of Sweden with a principal place of business at Tomtebodavägen 23A, Solna, Sweden (“Sobi”). ADCT and Sobi are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
BACKGROUND
WHEREAS, ADCT has developed and is conducting research, development and commercialization of its proprietary compound loncastuximab tesirine for the treatment of cancer;
WHEREAS, Sobi is a pharmaceutical company with experience in developing and commercializing pharmaceutical products;
WHEREAS, ADCT and Sobi desire to engage in a collaborative effort to develop, seek regulatory approvals for market, and market certain products containing loncastuximab tesirine; and
WHEREAS, ADCT desires to grant, and Sobi desires to take, a license under certain of ADCT’s intellectual property to develop and commercialize Products (as defined below) in the Sobi Territory (as defined below)
NOW THEREFORE, the Parties, for consideration as provided herein, agree as follows:
ARTICLE 1
DEFINITIONS
Capitalized terms used in this Agreement, whether used in the singular or plural, shall have the meanings set forth below in this ARTICLE 1 (Definitions), unless otherwise specifically indicated herein.
1.1“Accounting Standards” means, as applicable, the International Financial Reporting Standards (IFRS) or generally accepted accounting principles (GAAP) in the U.S.
1.2“ADCT” has the meaning set forth in the preamble.
1.3“ADCT Corporate Marks” has the meaning set forth in Section 7.9.4 (ADCT Corporate Marks).
1.4“ADCT-Funded Global Study” has the meaning set forth in Section 5.3.5 (Opt-In for Global Study).
1.5“ADCT-Funded Global Study Data” has the meaning set forth in Section 5.3.5 (Opt-In for Global Study).
1.6“ADCT-Funded Global Study Opt-In” has the meaning set forth in Section 5.3.5 (Opt-In for Global Study).

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.
1.7“ADCT Indemnitee” has the meaning set forth in Section 14.1 (Indemnification by Sobi).
1.8“ADCT Know-How” means all Know-How (excluding ADCT’s interest in the Joint Know-How) Controlled by ADCT or any of its Affiliates as of the Effective Date or during the Term (including Know-How Controlled by ADCT or any of its Affiliates that arises under this Agreement) that relate to a Product and are necessary or useful to use, Develop, Manufacture, have Manufactured, sell, offer for sale, distribute, import, export, or Commercialize, the Products in the Field in the Sobi Territory.
1.9 “ADCT Patents” means all Patents (excluding ADCT’s interest in the Joint Patents) Controlled by ADCT or any of its Affiliates as of the Effective Date or during the Term (including Patents Controlled by ADCT or any of its Affiliates that arise under this Agreement) that (a) Cover the composition of, matter of, or the method of making or using, the sale, the offer for sale or the importation of a Product in the Field in the Sobi Territory or (b) would otherwise be infringed by the use, Development, Manufacture, sale, offering for sale, distribution, import, export, or Commercialization of the Products in the Field in the Sobi Territory. The ADCT Patents that exist as of the Effective Date are set forth in Exhibit A (ADCT Patents). The ADCT Patents will include any continuation, divisional, continuation-in-part that relies for priority on disclosure in a patent application in Exhibit A (ADCT Patents), reissue, or re-examination thereof, and any patent issuing on any of the foregoing as of the Effective Date, in each case, that satisfies the requirements in the foregoing clause (a) or (b).
1.10“ADCT Technology” means ADCT Patents, ADCT Know-How and ADCT’s interest in the Joint Technology.
1.11“ADCT Territory” means the United States (including its territories), Japan, mainland China, the Hong Kong Special Administrative Region, Macau Special Administrative Region, Taiwan and Singapore.
1.12“ADCT Territory License” has the meaning set forth in Section 2.3 (License Grant to ADCT).
1.13“ADCT Withholding Tax Action” has the meaning set forth in Section 10.7.4 (Withholding Taxes Resulting from ADCT’s Action).
1.14“Additional Global Study” has the meaning set forth in Section 5.3.3 (Option to Co-Fund Additional Global Studies).
1.15“Additional Global Study Notice” has the meaning set forth in Section 5.3.3 (Option to Co-Fund Additional Global Studies).
1.16“Additional Global Study Plan” has the meaning set forth in Section 5.3.3 (Option to Co-Fund Additional Global Studies).
1.17“Adverse Event” means any adverse medical occurrence in a patient or clinical investigation subject to whom a Product is administered and which could but does not necessarily have a causal relationship with such Product, including any unfavorable and unintended sign (including an abnormal laboratory finding, for example), symptom or disease temporally associated with the administration of such Product, whether or not considered related to Product administration.

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.
1.18“Affiliate” means any entity that, directly or indirectly (through one or more intermediaries) controls, is controlled by, or is under common control with a Party. For purposes of this Section 1.18 (Affiliate), “control” means (a) the direct or indirect ownership of greater than fifty percent (50%) of the voting stock or other voting interests or interest in the profits of the Party or (b) the ability to otherwise control or direct the decisions of the board of directors or equivalent governing body thereof.
1.19“Agreement” has the meaning set forth in the preamble.
1.20“Alliance Manager” has the meaning set forth in Section 3.5.1 (Appointment of Alliance Managers).
1.21“Alternative Product Trademark” has the meaning set forth in Section 7.9.1 (Product Trademark).
1.22“ANSM” means the French National Agency for the Safety of Medicines and Health Products or any successor agency thereto.
1.23“Anti-Corruption Laws” has the meaning set forth in Section 17.6 (Anti-Corruption Law Compliance).
1.24“ANVISA” means the Brazilian National Health Surveillance Agency or any successor agency thereto.
1.25“Applicable Laws” means any federal, state, local, national, and supra-national laws, statutes, rules, or regulations, including any rules, regulations, guidance, guidelines, or requirements of Regulatory Authorities, national securities exchanges, or securities listing organizations (to the extent such rules, regulations, guidance, guidelines, or requirements are legally binding) that may be in effect from time to time during the Term and apply to a particular activity hereunder, including laws, regulations and guidelines governing the import, export, Development, Manufacture or Commercialization of, or Medical Affairs Activities relating to, any Product in or for the applicable jurisdiction.
1.26“Approved Labeling” means, with respect to a Product: (a) the Regulatory Authority-approved full prescribing information for such Product; and (b) the Regulatory Authority-approved labels and other written, printed, or graphic materials on any container, wrapper, or any package insert that is used with or for such Product.
1.27“Bankruptcy Laws” has the meaning set forth in Section 2.13 (Rights in Bankruptcy).
1.28“Biosimilar Product” means, with respect to a Product sold by Sobi (or any of its Affiliates or Sublicensees) in a particular country in the Sobi Territory, any product that (a) is approved for sale in such country in reliance on or by reference to the prior Regulatory Approval of such Product(s) as determined by the applicable Regulatory Authority and (i) is approved for sale in such country as structurally similar to such Product as determined by the applicable Regulatory Authority, or (ii) is otherwise approved or recognized by the applicable Regulatory Authority as an interchangeable substitute for such Product in such country; and (b) is sold by a Third Party that is not a Sublicensee of Sobi (or any of its Affiliates) and did not acquire such Product from a chain of distribution that included any of Sobi’s or any of its Affiliates or Sublicensees. “Biosimilar Product(s)” includes any biosimilar, follow-on biologic or generic biological product, as those terms are commonly understood under Article 10 of EU Directive

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.
2001/83/EC, the PFSB/ELD Notification No. 0304007 dated March 4, 2009 and any successor legislation or regulations relating thereto, and all similar foreign legislation in the Sobi Territory with regard to the foregoing.
1.29“Breaching Party” has the meaning set forth in Section 15.2.2 (Termination for Material Breach).
1.30“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York, U.S., Geneva, Switzerland, or Stockholm, Sweden, are authorized or obligated to close. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
1.31“Calendar Half” has the meaning set forth in Section 5.4.3 (Development Reports).
1.32“Calendar Quarter” means each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30, or December 31; provided, however, that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the first to occur of March 31, June 30, September 30, or December 31 of the calendar quarter in which the Effective Date falls; and (b) the last Calendar Quarter of the Term shall end upon the expiration or termination of this Agreement.
1.33“Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31; provided, however, that (a) the first Calendar Year of the Term shall extend from the Effective Date to the first December 31 of the calendar year in which the Effective Date falls; and (b) the last Calendar Year of the Term shall end upon the expiration or termination of this Agreement.
1.34“CD19” means the transmembrane glycoprotein known as Cluster of Differentiation 19, also known as B-Lymphocyte Surface Antigen B4 or CVID3, which is encoded by the CD19 gene that is located on the short arm of chromosome 16.
1.35“Chairperson” has the meaning set forth in Section 3.2.1 (Chairperson).
1.36“Challenge” has the meaning set forth in Section 4.4.1 (Notice).
1.37“Challenger” has the meaning set forth in Section 4.4.1 (Notice).
1.38“Change of Control” means, with respect to a Party, that: (a) any Third Party acquires directly or indirectly the beneficial ownership of any voting security of such Party (or its parent entity), or if the percentage ownership of such Third Party in the voting securities of such Party (or its parent entity) is increased through stock redemption, cancellation, or other recapitalization, and immediately after such acquisition or increase such Third Party is, directly or indirectly, the beneficial owner of voting securities representing more than fifty percent (50%) of the total voting power of all of the then outstanding voting securities of such Party (or its parent entity); (b) any merger, consolidation, recapitalization, or reorganization of such Party (or its parent entity) is consummated that would result in shareholders or equity holders of such Party (or its parent entity) immediately prior to such transaction owning fifty percent (50%) or less of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; (c) the shareholders or equity holders of such Party (or its parent entity) approve any plan of complete liquidation of such Party (or its parent entity), or an agreement for the sale or disposition by such Party (or its parent entity) of all or substantially all

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.
of such Party’s (or its parent entity’s) assets, in each case, through one or more related transactions, other than to an Affiliate or pursuant to one or more related transactions that would result in shareholders or equity holders of such Party (or its parent entity) immediately prior to such transaction owning more than fifty percent (50%) of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; or (d) the sale or transfer to any Third Party, in one or more related transactions, of all or substantially all of such Party’s (or its parent entity’s) consolidated assets taken as a whole.
1.39“Claims” has the meaning set forth in Section 14.1 (Indemnification by Sobi).
1.40“Clinical Study” means a clinical study of a Product in humans, including a Phase 1 clinical trial, Phase 2 clinical trial, Phase 3 clinical trial, a Sobi post-registration study, an ADCT post-registration study or a Global Study.
1.41“Co-Funded Global Study” has the meaning set forth in Section 5.3.3 (Option to Co-Fund Additional Global Studies).
1.42“Co-Funding Notice” has the meaning set forth in Section 5.3.3 (Option to Co-Fund Additional Global Studies).
1.43“Co-Funding Option Exercise Period” has the meaning set forth in Section 5.3.3 (Option to Co-Fund Additional Global Studies).
1.44“Co-Promotion” or “Co-Promote” means: (a) discussions by a Sales Representative with a prescribing health care professional during a Detail to educate that prescribing health care professional regarding the Product in accordance with the Approved Labeling; (b) such other promotional activities as are mutually agreed by the Parties from time to time and included in the Co-Promotion Agreement; (c) Medical Affairs Activities; and (d) any other activities in respect of the Products in the Sobi Territory with respect to which the Parties agree to collaborate following ADCT’s exercise of the Co-Promotion Option.
1.45“Co-Promotion Agreement” has the meaning set forth in Section 7.8 (ADCT Co-Promotion Option).
1.46“Co-Promotion Option” has the meaning set forth in Section 7.8 (ADCT Co-Promotion Option).
1.47“Combination Product” has the meaning set forth in Section 1.128.3 (Net Sales).
1.48“Commercialization” means any and all activities undertaken before and after obtaining Regulatory Approval relating specifically to the pre-launch, launch, promotion, marketing, sale, and distribution (including importing, exporting, transporting, customs clearance, warehousing, invoicing, handling, and delivering a Product to customers) of a Product, including (a) seeking, obtaining, and maintaining Pricing Approval for such Product; (b) strategic marketing, sales force detailing, advertising, medical education, and market and product support within the Field; and (c) all customer support, invoicing and sales activities within the Field; but excluding, in all cases, Development, Manufacturing and Medical Affairs Activities. “Commercialize” means to engage in Commercialization activities.
1.49“Commercially Reasonable Efforts” means, in relation to an obligation of either Party under the this Agreement, the efforts and resources (including reasonably necessary personnel) equivalent to those that an entity in the biotechnology or pharmaceutical industry of

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.
similar resources and expertise as such Party generally uses to accomplish an equivalent task in the respective geography and, if used in relation to the Development, Manufacture or Commercialization of a Product, efforts used by such an entity in the biotechnology or pharmaceutical industry of similar resources and expertise as such Party in relation to the development, manufacture, or commercialization of its own products (including internally developed, acquired and in-licensed products) of a similar market potential or profit potential at a similar stage in development or product life, based on conditions then prevailing and taking into account, without limitation, issues of safety and efficacy, Approved Labeling, product profile, the competitiveness of alternative products in the marketplace, the likely timing of the product’s entry into the market, the patent and other proprietary position, the likelihood of regulatory approval and other relevant scientific, technical and commercial factors.
1.50“Committed Global Studies” has the meaning set forth in Section 5.3.2 (Committed Global Studies).
1.51“Company Core Data Sheet” means a document prepared by the marketing authorization holder for a product that contains safety information as well and information relating to indications, dosing, pharmacology and other applicable information, in each case, with respect to such product.
1.52“Competitive Activities” has the meaning set forth in Section 2.12.1 (Mutual Exclusivity Covenant).
1.53“Competitive Product” means (a) with respect to Development, [**] Directed to CD19 and (b) with respect to Commercialization, [**] Directed to CD19 that has received Regulatory Approval in DLBCL.
1.54“Compound” means ADCT’s compound known as ADCT-402 (loncastuximab tesirine).
1.55“Confidential Information” means (a) Know-How and any technical, scientific, trade, research, manufacturing, business, financial, marketing, product, supplier, intellectual property, and other non-public or proprietary data or information (including unpublished patent applications) that may be disclosed by or on behalf of one Party or its Affiliates to the other Party or its Affiliates pursuant to this Agreement (including information disclosed prior to the Effective Date pursuant to the Confidentiality Agreement), regardless of whether such information is specifically marked or designated as confidential and regardless of whether such information is in written, oral, electronic, or other form, and (b) the terms of this Agreement. For the avoidance of doubt, “Confidential Information” includes a Party’s research, development plans, clinical study designs, preclinical and clinical data, technology, products, or business information or objectives.
1.56“Confidentiality Agreement” means that certain Mutual Nondisclosure Agreement dated August 25, 2021 entered into by and between the Parties.
1.57“Control” means with respect to any intellectual property (including any Patent, Know-How, or other data, information or materials), possession of the ability (whether by sole or joint ownership, license or otherwise, other than pursuant to this Agreement) to grant a license, sublicense, access or other right in, to or under such intellectual property, without violating the terms of any agreement with a Third Party. Notwithstanding any provision to the contrary set forth in this Agreement, a Party and its Affiliates will not be deemed to “Control” any intellectual property (including any Patent, Know-How, or other data, information or materials)

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.
that, prior to the consummation of a Change of Control of such Party, is owned or in-licensed by a Third Party that becomes an Affiliate of such acquired Party after the Effective Date as a result of such Change of Control unless (a) prior to the consummation of such Change of Control, such acquired Party or any of its Affiliates also Controlled such intellectual property (including any Patent, Know-How, or other data, information or materials), (b) any such intellectual property (including any Patent, Know-How, or other data, information or materials) arises from participation by employees or consultants of such Third Party in any activities under this Agreement prior to such Change of Control, or (c) the intellectual property (including any Patent, Know-How, or other data, information or materials) owned or in-licensed by such Third Party were not used in the performance of activities under this Agreement prior to the consummation of such Change of Control, but after the consummation of such Change of Control, such acquired Party or any of its Affiliates uses any such intellectual property (including any Patent, Know-How, or other data, information or materials) in the performance of its obligations or exercise of its rights under this Agreement or with respect to the Products in the ADCT Territory, in each case ((a) through (c)), such intellectual property (including any Patent, Know-How, or other data, information or materials) will be “Controlled” by such Party for purposes of this Agreement.
1.58“Cover” means, with respect to a particular subject matter at issue and a relevant Patent, that the manufacture, use, sale, offer for sale, importation of such subject matter would fall within the scope of a claim in such Patent. Cognates of the word “Cover” shall have correlative meanings.
1.59“Covered Person” has the meaning set forth in Section 17.6 (Anti-Corruption Law Compliance).
1.60“CPI” means the Consumer Price Index-Urban Wage Earners and Clerical Workers, U.S. City Average, All Items 1982-84=100, published by the United States Department of Labor, Bureau of Labor Statistics (or its successor equivalent index), in the United States.
1.61“Cure Period” has the meaning set forth in Section 15.2.2 (Termination for Material Breach).
1.62“Data” means any and all scientific, technical, test, marketing or sales data pertaining to any Product that are Controlled by Sobi, its Affiliates or Sublicensees, or ADCT or its Affiliates, including, to the extent Controlled by Sobi, its Affiliates or Sublicensees, or ADCT or its Affiliates, research data, clinical pharmacology data, preclinical data, CMC data, clinical data (including clinical data, datasets and other related information generated in compliance with standards regulated by the Clinical Data Interchange Standards Consortium / CDISC), Safety Data, clinical study reports, or submissions made in association with an IND or an MAA with respect to any Product.
1.63“Data Access Reimbursement Payment” has the meaning set forth in Section 5.3.5 (Opt-In for Global Study).
1.64“Data Security and Privacy Laws” shall mean all Applicable Laws related to data protection and privacy, including and to the extent applicable (a) the GDPR along with national laws in EU and EEA Member States implementing the GDPR; (b) the Privacy and Electronic Communications Directive 2002/58/EC as amended and implemented through national legislation; (c) the UK Data Protection Act 2018 (“UK DPA”), the UK General Data Protection Regulation as defined by the UK DPA and amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019 (SI 2019/419) (“UK GDPR”), and the Privacy and Electronic Communications Regulations 2003; (d) the

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Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act; (e) the California Consumer Privacy Act of 2018 (CCPA); (f) the Federal Trade Commission Act and relevant state law equivalents; and (g) any supranational, federal, state, or national legislation relating to the processing of Personally Identifiable Information, data security or privacy that is applicable to a Party, in each case as applicable and in force from time to time, and as amended, consolidated, re-enacted or replaced from time to time.
1.65“Detail” means an interactive, one-to-one in person contact by a Sales Representative with a prescribing health care professional (as described below), during which the Sales Representative promotes use of the Product and discusses the attributes, benefits, prescribing information, and safety information of the Product, all and in each case in a fair and balanced manner, strictly in accordance with the Approved Labeling, the terms of this Agreement and the Co-Promotion Agreement and all Applicable Laws. As used herein, a “prescribing health care professional” means (a) a licensed physician with prescribing authority or (b) a nurse, nurse practitioner or physician assistant with influence over the pharmaceutical treatment of patients. For purposes of this Section 1.65 (Detail), “in person” may include virtual meetings (e.g., through Zoom, Microsoft Teams or similar platform) as and to the extent set forth in the Co-Promotion Agreement.
1.66“Development” means all internal and external development and regulatory activities related to pharmaceutical or biologic products, including (a)  Clinical Studies, toxicology, pharmacokinetic, and pharmacological studies, statistical analyses, assay development, protocol design and development, all development activities for and related to chemical, manufacture and control portion of any MAA; (b) preparation, submission, review, and development of data or information (or reports relating thereto and analysis and review of such reports) for the purpose of reviewing the progress and status of the activities under subsection (a) or for the purposes of submission to a Regulatory Authority to obtain authorization to conduct Clinical Studies and to obtain, support, or maintain Regulatory Approval of a pharmaceutical or biologic product; (c) the preparation, filing, and prosecution of any IND or MAA a pharmaceutical or biologic product; (d) development activities directed to label expansion or obtaining Regulatory Approval for one or more additional indications following initial Regulatory Approval (including Clinical Studies) initiated following receipt of Regulatory Approval or any Clinical Study to be conducted after receipt of Regulatory Approval that was mandated by the applicable Regulatory Authority as a condition of such Regulatory Approval with respect to an approved formulation or indication (such as post-marketing studies, observational studies, implementation and management of registries and analysis thereof, in each case, if required by any Regulatory Authority in any region in the applicable Territory to support or maintain Regulatory Approval for a pharmaceutical or biologic product in such region); and (e) all regulatory affairs related to any of the foregoing; but excluding, in all cases, Manufacturing and Medical Affairs Activities. “Develop” and “Developing” have correlative meanings.
1.67“Direct Development Cost” means, with respect to any Development activities [**] conducted during the Term, (a) [**], and (b) [**].
1.68“Directed to” means, with respect to a molecule, compound or other therapeutic product and CD19, that (a) [**] and (b) [**]. [**].
1.69“Disclosing Party” has the meaning set forth in Section 12.2.1 (Publications by Sobi).

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.
1.70“Distributor” means any Person appointed by Sobi or any of its Affiliates or its Sublicensees to distribute, market and sell a Product, as applicable, with or without packaging rights, in one or more countries in the Sobi Territory in circumstances where such Person purchases its requirements of Product from Sobi or its Affiliates or Sublicensees, but does not otherwise make any royalty or other revenue-based payment to Sobi or its Affiliates or its Sublicensees with respect to its intellectual property rights with respect to, or its purchase of, such Product.
1.71“DLBCL” means diffuse large B-cell lymphoma.
1.72“Effective Date” has the meaning set forth in the preamble.
1.73“EMA” means the European Medicines Agency or any successor agency thereto.
1.74“European Economic Area” or “EEA” means the European Union, Iceland, Lichtenstein, and Norway.
1.75“European Patent” means a Patent granted under the provisions of the European Patent Convention.
1.76“European Union” or “EU” means the economic, scientific, and political organization of member states of the European Union as it may be constituted from time to time.
1.77“Exchange Rate” means the exchange rate used by a Party for the calculation of any payment under this Agreement that involves the conversion from other currencies to US Dollars or Euros, being the applicable exchange rate used by such Party or its Affiliates consistently for such Party’s Accounting Standards.
1.78“Executive Officers” means each Party’s respective Chief Executive Officer or his or her designee.
1.79“Existing Patents” has the meaning set forth in Section 13.2.3 (Representations and Warranties of ADCT).
1.80“Facility Agreement” has the meaning set forth in Section 13.2.21.
1.81“FD&C Act” means the United States Federal Food, Drug and Cosmetic Act, as amended from time-to-time, together with any rules, regulations, and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).
1.82“FDA” means U.S. Food and Drug Administration.
1.83“Field” means all uses of Products for human therapeutics and diagnostics.
1.84“First Commercial Sale” means, on a Product-by-Product basis, the first commercial sale by Sobi, its Affiliates, or its Sublicensees of any Product to a Third Party; provided, however, that (a) sales of Products to an Affiliate or Sublicensee of Sobi shall not constitute a First Commercial Sale unless such Affiliate or Sublicensee is an end user or prescriber of the Product and (b) complimentary delivery and delivery at nominal value of a Product for end use or consumption as “named patient sales,” as “compassionate use” or through other “patient access programs” shall not constitute a First Commercial Sale.

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.
1.85“First Line DLBCL” means use of a Product for initial treatment (i.e., prior to any other treatment) of DLBCL, as indicated on the Approved Labeling for such Product.
1.86“FTE” means the equivalent of the work of one duly qualified employee of a Party full time for one Calendar Year carrying out Development, Manufacturing, Medical Affairs Activities, or other scientific or technical work under this Agreement. Overtime and work on weekends, holidays, and the like, in each case, will not be counted with any multiplier (e.g., time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution.
1.87“FTE Costs” means for any period of time, the product obtained by multiplying the actual total FTEs (or portion thereof) devoted to the performance of applicable activities under this Agreement during such period, by the FTE Rate for such period.
1.88“FTE Rate” means the amount for an FTE per Calendar Year, which for the Calendar Year ending on December 31, 2022 will be [**] per FTE, pro-rated for the period beginning on the Effective Date and ending on December 31, 2022. Beginning on January 1, 2024 and on January 1 of each subsequent Calendar Year during the Term, the FTE Rate is subject to annual adjustment by the percentage increase or decrease in the applicable CPI comparing the levels of the applicable CPI as of September 30 of the two most recently completed Calendar Years.
1.89“GCP” means all applicable current good clinical practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses, and reporting of Clinical Studies, including, as applicable, (a) as set forth in the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonized Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other applicable guidelines for good clinical practice for trials on medicinal products anywhere in the world, (b) the Declaration of Helsinki (2013) as last amended at the 64th World Medical Association in October 2013 and any further amendments or clarifications thereto, (c) C.F.R. Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards), and 312 (Investigational New Drug Application), as may be amended from time to time, and (d) any equivalent Applicable Law in any relevant country, each as may be amended and applicable from time to time, and, in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate, and protect the rights, integrity, and confidentiality of trial subjects.
1.90“GDP” means all applicable current good distribution practices and standards, as applicable, promulgated or endorsed by the EMA and EU as set out in European Commission Guidelines of 5 November 2013 on Good Distribution Practice of medicinal products for human (2013/C 343/01) and the European Commission Guidelines of 19 March 2015 and the European Commission Guidelines of 19 March 2015 on principles of Good Distribution Practice of active substances for medicinal products for human use (2015/C 95/01), each as may be amended and applicable from time to time.
1.91“GDPR” shall mean Regulation 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data.
1.92“Global Commercialization Strategy” has the meaning set forth in Section 7.3 (Commercialization Plan).

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.
1.93“Global Development Strategy” has the meaning set forth in Section 5.1 (ADCT Global Development Strategy).
1.94“Global Medical Affairs Strategy” has the meaning set forth in Section 9.2 (Medical Affairs Plan).
1.95“Global Registration Strategy” has the meaning set forth in Section 6.4 (Registration Plans).
1.96“Global Study” has the meaning set forth in Section 5.1 (ADCT Global Development Strategy).
1.97“GLP” means the current standards, practices, and procedures on good laboratory practice as set forth in Applicable Laws, including (a) 21 C.F.R. Part 58; and (b) EU Directive 2004/10/EC.
1.98“GMP” or “cGMP” means all Applicable Laws and guidelines applicable to Manufacture of the Compound or Product, including (in each case to the extent applicable to the jurisdiction in question) (a) the FD&C Act (21 U.S.C. 321 et seq.); (b) relevant United States regulations in Title 21 of the United States Code of Federal Regulations (including Parts 11, 210, and 211); (c) EU Directives 2001/83/EC and 2003/94/EC and Delegated Regulation (EU) 2017/1569; (d) the EU Guidelines to Good Manufacturing Practice Medicinal Products for Human and Veterinary Use, as set out in Volume 4 of the European Commission’s Rules governing medicinal products in the EU; (e) ICH, Q7 Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients; (f) similar standards and Applicable Laws to those in (a) through (f), as are in effect at the time of Manufacture of the Compound or Product; and (g) all additional Regulatory Authority regulations that replace, amend, modify, supplant or complement any of the foregoing.
1.99“Governmental Authority” means any federal, national, state, provincial, or local government, or political subdivision thereof, or any multinational organization or any authority, agency, regulatory body, or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any court or tribunal (or any department, bureau or division of any of the foregoing, or any governmental arbitrator or arbitral body). Governmental Authorities include all Regulatory Authorities.
1.100“Identified Rights” has the meaning set forth in Section 4.7 (Third Party In-Licenses).
1.101“IND” means an investigational new drug application as set forth in Title 21 of the United States Code of the Federal Regulations, Section 312.20 et seq., or the equivalent filed with a Regulatory Authority in another country (such as an application for a clinical trial authorization in the EU).
1.102“Indemnification Claim Notice” has the meaning set forth in Section 14.3.1 (Notice of Claim).
1.103“Indemnified Party” has the meaning set forth in Section 14.3.1 (Notice of Claim).
1.104“Indemnifying Party” has the meaning set forth in Section 14.3.1 (Notice of Claim).

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.
1.105“Infringement” has the meaning set forth in Section 4.4.1 (Notice).
1.106“Infringer” has the meaning set forth in Section 4.4.1 (Notice).
1.107“Initial Know-How Transfer” has the meaning set forth in Section 2.15 (Know-How Transfer).
1.108“Intellectual Property” means inventions, discoveries, Patents, patent applications, trademarks, trademark applications, designs, Know-How, copyrights, and trade secrets.
1.109“Investigator Sponsored Clinical Study” means a Clinical Study of the Compound or Product in the Field that is sponsored and conducted by a physician, physician group or other Third Party not acting on behalf of a Party, its Affiliates, or its Sublicensees or (sub)licensees, as applicable, and who does not have a license from a Party, its Affiliates, or its Sublicensees to Commercialize such Compound or Product, pursuant to an IND owned by such Third Party, and with respect to which a Party, its Affiliates, or its Sublicensees provides clinical supplies of the Compound and Product, funding or other support for such Clinical Study.
1.110“Joint Firm” has the meaning set forth in Section 4.2.4(a) (Right to Prosecute).
1.111“Joint Know-How” means all Know-How developed jointly by a Party or its Affiliates’, licensees’, Sublicensees’, or Subcontractors’ employees, agents, or independent contractors, or any Persons that are contractually required to assign or license such Know-How to such Party or any Affiliate of such Party, on the one hand, and the other Party’s or its Affiliates’, licensees’, Sublicensees’, or Subcontractors’ employees, agents, or independent contractors, or any Persons that are contractually required to assign or license such Know-How to such Party or any Affiliate of such Party, on the other hand, in the performance of activities under this Agreement during the Term.
1.112“Joint Patents” means all Patents that cover or claim any development or invention made jointly by a Party or its Affiliates’, licensees’, Sublicensees’, or Subcontractors’ employees, agents, or independent contractors, or any Persons that are contractually required to assign or license such Patents to such Party or any Affiliate of such Party, on the one hand, and the other Party’s or its Affiliates’, licensees’, Sublicensees’, or Subcontractors’ employees, agents, or independent contractors, or any Persons that are contractually required to assign or license such Patents to such Party or any Affiliate of such Party, on the other hand, in the performance of activities under this Agreement during the Term.
1.113“Joint Technology” means the Joint Know-How and the Joint Patents.
1.114“JSC” has the meaning set forth in Section 3.1 (Joint Steering Committee).
1.115“Know-How” means all information, data, results, materials, processes, protocols, formulations, regulatory information, inventions, discoveries, trade secrets, formulas, practices, knowledge, know-how, experience, dosage regimens, assays, diagnostics, product specifications, manufacturing techniques and costs, analytical and quality control methods and data, and marketing, pricing and distribution costs and sales practices, methods, and descriptions. Know-How shall not include any Patents.

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.
1.116“Knowledge” means, when referring to the “knowledge” of ADCT, or similar phrase or qualification based on knowledge, the actual knowledge, without any inquiry or investigation, of [**].
1.117“Losses” has the meaning set forth in Section 14.1 (Indemnification by Sobi).
1.118“LOTIS-5 Clinical Trial” means the clinical trial coded as NCT04384484 to evaluate the Compound with rituximab versus immunochemotherapy in participants with relapsed or refractory DLBCL.
1.119“MAA” or “Marketing Authorization Application” means any (a) Biologics License Application submitted under Section 351(a) of the PHSA, (b) New Drug Application as defined in the FD&C Act, or (c) substantially similar application or submission to those set forth in clause (a) or clause (b) filed with a Regulatory Authority in a country or group of countries to obtain Regulatory Approval to Commercialize a biopharmaceutical or diagnostic product in that country or in that group of countries, including, with respect to the EU, a Marketing Authorization Application filed with the EMA pursuant to the centralized approval procedure or with the applicable Regulatory Authority of a country in the EU with respect to the mutual recognition or any other national approval, in each case ((a) through (c)), including any amendments thereto and supplemental applications, but excluding Pricing Approval applications.
1.120“Major European Countries” means France, Germany, Italy and Spain.
1.121“Major Market” means each of: (a) the Major European Countries, (b) the United Kingdom and (c) Brazil.
1.122“Manufacture” and “Manufacturing” mean activities directed to manufacturing, processing, filling, finishing, packaging, labelling, quality control, quality assurance testing and release, stability testing, post-marketing validation testing, inventory control and management, storing and transporting any Product, including oversight and management of vendors therefor. For avoidance of doubt, Manufacture excludes all development activities for and related to the chemistry, manufacturing and control portion of an MAA, which activities will be considered “Development” hereunder.
1.123“Manufacturing Coordinator” has the meaning set forth in Section 8.1 (Manufacturing Coordinators).
1.124“Manufacturing Cost” means, [**]. In the case of Manufacturing Costs made in one or more currencies other than US Dollars, the amount of Manufacturing Costs in such other currencies shall be converted into US Dollars in accordance with ADCT’s accounting procedure, to the extent reasonable and consistently applied by ADCT across all of its products and in accordance with ADCT’s Accounting Standards.
1.125“Medical Affairs Activities” means: (a) activities and training of field based medical liaisons, the coordination of medical information requests and medical education with respect to Products commercially launched in any Territory; and (b) those clinical studies conducted in any Territory after Regulatory Approval of a Product has been obtained that are neither intended nor designed to support a Regulatory Filing including medical affairs studies, post marketing studies, and Investigator Sponsored Clinical Studies.
1.126“MedImmune” has the meaning set forth in Section 1.127 (MedImmune Agreement).

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.
1.127“MedImmune Agreement” means the Second Amended and Restated License Agreement, by and between ADC Products (UK) Limited, MedImmune Limited (“MedImmune”) and ADCT, dated May 9, 2016 and amended September 19, 2018 and March 12, 2020.
1.128“Net Sales” means, with respect to any Product, the gross amounts invoiced, billed or otherwise recorded for sales or transfers of Products by Sobi or its Affiliates or Sublicensees (each, a “Selling Party”) to any Third Party (including wholesalers or Distributors), less the following deductions, to the extent such deductions are actually paid, incurred, or otherwise taken, and are reasonable and customary, including: [**];
[**].

[**].

1.1.1Components of Net Sales shall be determined in the ordinary course of business in accordance with the Selling Party’s Accounting Standards, consistently applied. No deductions will be permitted for commissions paid to individuals or agents, nor for the cost of collections. For purposes of determining Net Sales, a “sale” shall not include complimentary delivery and delivery at nominal value of a Product for end use or consumption as “named patient sales,” as “compassionate use” or through other “patient access programs.” Amounts invoiced by Sobi or its Affiliates or its Sublicensees for the sale of Products to or among Affiliates or Sublicensees for resale shall not be included in the computation of Net Sales hereunder (unless such sales are final sales to the end user), but resales by Affiliates or Sublicensees will be included in the computation of Net Sales hereunder.
1.1.2With respect to any sale of any Product in the Sobi Territory for any substantive consideration other than monetary consideration on arm’s length terms (which has the effect of reducing the invoiced amount below what it would have been in the absence of such non-monetary consideration), for purposes of calculating the Net Sales, such Product shall be deemed to be sold exclusively for cash at the average Net Sales price charged to Third Parties for cash sales of such Product in such country during the applicable reporting period (or if there were only de minimis cash sales in such country, at the fair market value as determined in good faith based on pricing in comparable markets).
1.1.3If a Product either is sold in the form of a combination product containing both the Compound and one or more active ingredient(s) as separate molecular entity(ies) that are not the Compound (a “Combination Product”), the Net Sales of such Product for the purpose of calculating royalties and sales-based milestones owed under this Agreement for sales of such Product, shall be determined as follows with respect to the country of sale: first, Sobi shall determine the actual Net Sales of such Combination Product (using the above provisions) in such country and then such amount shall be multiplied by the fraction A/(A+B), where A is the weighted (by sales volume) average invoice price of a Product containing, as its sole active ingredient, such Compound when sold separately in finished form (the “Non-Combination Product”) and B is the weighted average invoice price of the other active ingredient(s) sold separately in finished form, in each case ((A) and (B)) during the applicable royalty reporting period or, if sales of both the Non-Combination Product and the other active ingredient(s) did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred; provided that the value attributed to the Non-Combination Product as a component of the Combination Product resulting from such calculation shall never be less than the weighted (by sales volume) average invoice price of the Non-Combination Product when sold separately in finished form. In the event that the Combination Product and the Non-Combination Product are

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.
not sold separately in finished form in the applicable country, Net Sales for purposes of determining payments hereunder shall be mutually agreed by the Parties based on the relative value contributed by each component (taking into account in good faith any applicable allocations and calculations that may have been made for the same period in other countries), and such agreement shall not be unreasonably withheld, conditioned, or delayed [**].
1.129“New Affiliate” has the meaning set forth in Section 2.12.2 (New Affiliate Exception).
1.130“Non-Breaching Party” has the meaning set forth in Section 15.2.2 (Termination for Material Breach).
1.131“Non-Combination Product” has the meaning set forth in Section 1.128.3 (Net Sales).
1.132“Non-Disclosing Party” has the meaning set forth in Section 12.2.1 (Publications by Sobi).
1.133“Offset Floor” has the meaning set forth in Section 10.2.7(d) (Limitations on Deductions).
1.134“Opt-In” means the withdrawal under Article 83(4) of the Agreement on a Unified Patent Court between the participating Member States of the European Union (2013/C 175/01) of the Opt-Out of a Patent.
1.135“Opt-Out” means the opt-out of a Patent from the exclusive competence of the Unified Patent Court under Article 83(3) of the Agreement on a Unified Patent Court between the participating Member States of the European Union (2013/C 175/01).
1.136“Out-of-Pocket Costs” means any and all amounts paid to Third Parties (or payable to Third Parties and accrued in accordance with the Party’s Accounting Standards) by a Party (or any of its Affiliates) in consideration for the performance of applicable activities by such Third Party, including for Development activities and Manufacture or supply of materials. For the avoidance of doubt, to avoid double counting of the same cost, Out-of-Pocket Costs allocable to Direct Development Costs but otherwise included within FTE Costs shall not be charged separately within Direct Development Costs.
1.137“Packaging and Labeling” means all activities required to prepare Product supplied by ADCT to Sobi as finished drug product for clinical use and commercial sale in the Sobi Territory, including secondary packaging and labelling with the approved packaging and label for the country in the Sobi Territory in which it is to be sold; stability or other testing; quality control; serialization and reporting; retaining samples according to cGMP; and release of the Product for sale in the Sobi Territory.
1.138“Party” or “Parties” has the meaning set forth in the preamble.
1.139“Patent” means any patents and patent applications, including any patents issuing therefrom or claiming priority thereto, anywhere in the world, together with any extensions (including patent term extensions and supplementary protection certificates) and renewals thereof, reissues, re-examinations, restorations, substitutions, confirmation patents, registration patents, invention certificates, patents of addition, renewals, provisionals, converted provisionals, divisionals, continuations, and continuations-in-part, of any of the foregoing.

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.
1.140“Patent Challenge” has the meaning set forth in Section 15.2.4 (Termination for Patent Challenge).
1.141“Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, limited liability partnership, unincorporated organization, government (or any agency or political subdivision thereof) or other legal entity or organization.
1.142“Personal Data” shall have the same meaning as in the applicable European Data Protection Law.
1.143“Personally Identifiable Information” means any data or information that identifies or can be used to identify a natural person, including any information defined as “personally identifiable information,” “personal information,” “personal data,” “protected health information,” or “non-public personal information” or their equivalents under applicable Data Security and Privacy Laws.
1.144“Pharmacovigilance Agreement” has the meaning set forth in Section 6.6.2 (Pharmacovigilance Agreement).
1.145“Pre-Existing Agreements” means the agreements listed in Exhibit B (List of Pre-Existing Agreements) that ADCT entered into prior to the Effective Date under which ADCT has obtained the licenses or rights to ADCT Technology relevant to the Product.
1.146“Pricing Approval” means an approval, agreement, determination, or other decision by the applicable Governmental Authority that establishes prices charged for pharmaceutical or biologic products at which a particular pharmaceutical or biologic product will be reimbursed by the Regulatory Authorities or other applicable Governmental Authorities in the applicable Territory.
1.147“Prime Rate” means the rate published in the print edition of the Wall Street Journal on that date on which such rate applies.
1.148“Product” means any pharmaceutical product comprised of or containing the Compound, in any dosage form, formulation, or mode of administration, and whether alone or in combination with one or more other therapeutically active ingredients.
1.149“Product Packaging and Marketing Materials” has the meaning set forth in Section 7.7 (Marketing and Promotional Literature; Packaging).
1.150“Product Trademark” has the meaning set forth in Section 7.9.1 (Product Trademark).
1.151“Quality Agreement” has the meaning set forth in Section 8.3 (Quality Agreements).
1.152“Recall” has the meaning set forth in Section 6.9 (Recalls).
1.153“Regulatory Approval” means any approval, product and establishment license, registration, or authorization of any Regulatory Authority required for the manufacture, use, storage, import, transport, or Commercialization of a Product in accordance with Applicable Laws (excluding Pricing Approval).

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.
1.154“Regulatory Authority” means any applicable Governmental Authority responsible for granting Regulatory Approvals or Pricing Approvals or otherwise regulating or exercising authority with respect to the Development or Commercialization of Products, including FDA, EMA, and like authorities in other countries.
1.155“Regulatory Exclusivity” means, with respect to any Product in any country or jurisdiction in the Sobi Territory, the period of time during which: (a) a Party or its Affiliate or Sublicensee has been granted the exclusive legal right by a Regulatory Authority, other than through a Patent right, or is otherwise entitled to the exclusive legal right by operation of Applicable Law in such country to market and sell such Product, and such right precludes the receipt of Regulatory Approval of any Third Party product that is deemed to be the same or a similar pharmaceutical or biologic product; or (b) the data and information submitted by a Party or its Affiliate or Sublicensee to the relevant Regulatory Authority in such country or jurisdiction for purposes of obtaining Regulatory Approval of such Product may not be disclosed, referenced, or relied upon in any way by any Third Party or such Regulatory Authority to support the Regulatory Approval or marketing of any product by any Third Party in such country or jurisdiction, or if such data and information is disclosed, referenced, or relied upon to support a Regulatory Approval granted to any Third Party in such country or jurisdiction, then the product may not be placed on the market for any indication.
1.156“Regulatory Filings” means all filings, applications, documentation, correspondence, submissions, and notifications submitted to or received from a Regulatory Authority that are necessary or reasonably useful in order to Manufacture, Develop or Commercialize the Product in the Field, including, with respect to each Product, all INDs, MAAs, Regulatory Approvals, Pricing Approvals, and amendments and supplements of any of the foregoing, as well as the contents of any minutes from meetings (whether in person or by audio conference or videoconference) with a Regulatory Authority.
1.157“Regulatory Milestone” has the meaning set forth in Section 10.2.1 (Regulatory Milestone Payments).
1.158“Regulatory Milestone Payment” has the meaning set forth in Section 10.2.1 (Regulatory Milestone Payments).
1.159“Related Substances” means related substances for a Product (e.g., reference standard, internal standard, impurities and radio-labelled equivalent) necessary for Sobi to conduct acceptance tests, preclinical studies or Clinical Studies, for Regulatory Filings or Commercialization in the Sobi Territory.
1.160“Royalty Term” has the meaning set forth in Section 10.2.6 (Royalty Term).
1.161“Safety Data” means Data (a) regarding any Adverse Event and serious adverse drug experience as such information is reportable to Regulatory Authorities; and (b) to the extent not included in (a), side effects, injury, toxicity or sensitivity reaction and incidents or severity thereof relating to a Product, and any other safety information relevant to the benefit risk evaluation of the Product. Safety Data also includes “adverse events,” “adverse drug reactions,” and “unexpected adverse drug reactions” as defined in the ICH Harmonised Tripartite Guideline for Clinical Safety Data Management: Definitions and Standards for Expedited Reporting.
1.162“Sales Milestone” has the meaning set forth in Section 10.2.3 (Sales Milestone Payments).

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.
1.163“Sales Milestone Payment” has the meaning set forth in Section 10.2.3 (Sales Milestone Payments).
1.164“Sales Representative” means an individual who has been employed or engaged by a Party to conduct in-person presentations of the Product to prescribing healthcare professionals.
1.165“Second Line DLBCL” means the use of the Product as the second line treatment (i.e., after one other treatment) of DLBCL, as indicated in the Approved Labeling for such Product.
1.166“Selling Party” has the meaning set forth in Section 1.128 (Net Sales).
1.167“Sobi” has the meaning set forth in the preamble.
1.168“Sobi Agreement Technology” means any Know-How and Patents arising from the performance of activities pursuant to this Agreement made or conceived, as between the Parties, solely by employees of Sobi or its Affiliates (or a Third Party acting on any of their behalf) to the extent related to the Compound or Products or the Manufacture thereof.
1.169“Sobi Annual Co-Funding Cap” has the meaning set forth in Section 5.3.4 (Option to Co-Fund Additional Global Studies).
1.170“Sobi Commercialization Plan” has the meaning set forth in Section 7.3 (Commercialization Plan).
1.171“Sobi Development Plan” has the meaning set forth in Section 5.2.1 (Sobi Development Plan).
1.172“Sobi Existing Product Patents” means all Patents Controlled by Sobi as of the Effective Date (and excluding, for clarity, Patents that may come into Sobi’s Control after the Effective Date) that (a) Cover the composition of matter of, or the method of making or using, the sale, the offer for sale or importation of the Products as they exist as of the Effective Date or (b) are otherwise necessary to use, Develop, Manufacture, have Manufactured, sell, offer for sale, distribute, import, export or Commercialize the Products as they exist as of the Effective Date.
1.173“Sobi Global Study Cost Contribution” means, with respect to a Co-Funded Global Study and a particular Calendar Quarter, twenty-five percent (25%) of the Direct Development Costs incurred by or on behalf of ADCT or its Affiliates during such Calendar Quarter in connection with such Global Study.
1.174“Sobi Indemnitee” has the meaning set forth in Section 14.2 (Indemnification by ADCT).
1.175“Sobi Know-How” means all Know-How (excluding Sobi’s interest in the Joint Know-How) that is Controlled by Sobi as of the Effective Date or during the Term that relates to a Product and is necessary to use, Develop, Manufacture, have Manufactured, sell, offer for sale, distribute, import, export, or Commercialize the Products.
1.176“Sobi Medical Affairs Plan” has the meaning set forth in Section 9.2 (Medical Affairs Plan).

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.
1.177“Sobi Patents” means all Patents (excluding Sobi’s interest in the Joint Patents) Controlled by Sobi as of the Effective Date or during the Term that (a) Cover the composition of matter of, or the method of making or using, the sale, the offer for sale or importation of a Product or (b) are otherwise necessary to use, Develop, Manufacture, have Manufactured, sell, offer for sale, distribute, import, export, or Commercialize the Products.
1.178“Sobi Registration Plan” has the meaning set forth in Section 6.4 (Registration Plans).
1.179“Sobi Technology” means Sobi Patents and Sobi Know-How, and Sobi’s interest in the Joint Technology.
1.180“Sobi Territory” means any country excluding the ADCT Territory.
1.181“Sobi Territory-Specific Budget” has the meaning set forth in Section 10.3.3 (Reimbursement of Sobi Territory-Specific Costs).
1.182“Sobi Territory-Specific Costs” means [**].
1.183“Sobi Territory-Specific Supply” has the meaning set forth in Section 8.4 (Supply by ADCT).
1.184“Sobi Third Party License” means a license or other agreement that Sobi obtains after the Effective Date under or otherwise in respect of one or more issued Patents from one or more Third Parties that Cover the Compound or Product (but excluding Patents that Cover the other active ingredient(s) in a Combination Product) in the Sobi Territory and that would be infringed by the sale of the Product in the Sobi Territory in the absence of such license or other rights.
1.185“Sobi Withholding Tax Action” has the meaning set forth in Section 10.7.3 (Withholding Taxes Resulting from Sobi’s Action).
1.186“Standard Contractual Clauses” means (a) where the GDPR applies, the clauses annexed to European Commission Implementing Decision (EU) 2021/914 of 4 June 2021 on standard contractual clauses for the transfer of personal data to third countries pursuant to Regulation (EU) 2016/679 of the European Parliament and of the Council; and (b) where the UK GDPR applies, the International Data Transfer Agreement adopted under section 119A(1) of the Data Protection Act 2018 on 21 March 2022 or the International Data Transfer Addendum to the EU Commission Standard Contractual Clauses adopted under section 119A(1) of the Data Protection Act 2018 on 21 March 2022, in each case as amended, updated or replaced from time to time (or such other standard data protection clauses as may be adopted or approved by the UK Government or European Commission).
1.187 “Subcontractor” has the meaning set forth in Section 2.6 (Subcontractors).
1.188 “Sublicensee” means either a Third Party or an Affiliate of Sobi that is not a Distributor, in each case that is granted a sublicense by Sobi (whether directly or through multiple tiers) to any of the ADCT Technology or Joint Technology to Develop, use, Manufacture, have Manufactured, sell, offer for sale, distribute, import and export or otherwise Commercialize a Product in the Field in the Sobi Territory pursuant to Section 2.4 (Sublicenses).

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.
1.189“Sunshine Reporting Laws” has the meaning set forth in Section 6.10 (Sunshine Reporting Laws).
1.190“Supply Agreement” has the meaning set forth in Section 8.2 (Supply Agreement).
1.191“Technology” means Know-How and Patents.
1.192“Term” has the meaning set forth in Section 15.1 (Term).
1.193“Terminated Country” has the meaning set forth in Section 15.4 (Country-by-Country Termination).
1.194“Territory” means the ADCT Territory or the Sobi Territory, as applicable.
1.195“Third Line DLBCL” means the use of the Product for third line treatment (i.e., after two or more other treatments) of DLBCL, as indicated in the approved labelling for such Product.
1.196“Third Party” means a Person other than ADCT, Sobi or their respective Affiliates.
1.197“Third Party Infringement Claim” has the meaning set forth in Section 4.5.1 (Notice).
1.198“Third Party Stacking Floor” has the meaning set forth in Section 10.2.7(d) (Third Party Royalty Payments).
1.199“Transaction” has the meaning set forth in Section 2.12.2 (New Affiliate Exception).
1.200“Transaction Party” has the meaning set forth in Section 2.12.2 (New Affiliate Exception).
1.201“Transfer Completion” has the meaning set forth in Section 8.5 (Supply by Sobi).
1.202“Transferred Regulatory Filings” has the meaning set forth in Section 6.2 (Transfer of Regulatory Filings).
1.203“UK DPA” has the meaning set forth in Section 1.64 (Data Security and Privacy Laws).
1.204“UK GDPR” has the meaning set forth in Section 1.64 (Data Security and Privacy Laws).
1.205“Unitary Patent Regulation” means Regulation (EU) 1257/2012 implementing enhanced cooperation in the area of creation of unitary patent protection.
1.206“United States” or “U.S.” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.
1.207“US Dollars,” “USD” or “$” means United States Dollars.
1.208“Valid Claim” means (a) a claim of an issued and unexpired patent included within the ADCT Patents, which has not been permanently revoked or declared unenforceable or invalid by an unappealable or unappealed decision of a court or other appropriate body of competent jurisdiction, and that has not been abandoned, disclaimed, denied, or admitted to be invalid or unenforceable through reissue, re-examination, or disclaimer or otherwise; or (b) a claim of a pending patent application included within the ADCT Patents, which claim has not been cancelled, withdrawn or abandoned, nor been pending for more than [**] years from the earliest filing date to which such patent application or claim is entitled (unless and until granted).
1.209“VAT”     means, within the European Union, any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2008/112) and, outside the European Union, any similar tax levied by reference to added value or sales.
ARTICLE 2
LICENSES
1.1.Exclusive License Grant to Sobi. Subject to the terms and conditions of this Agreement, ADCT hereby grants to Sobi an exclusive (even as to ADCT and its Affiliates) license, with the right to sublicense in accordance with Section 2.4 (Sublicenses), under the ADCT Technology, to use, Develop, sell, offer for sale, distribute, import, and Commercialize (but not Manufacture or have Manufactured) the Products in the Field in the Sobi Territory, and have such acts performed for it on Sobi’s or its Affiliates’ behalf and for Sobi’s or its Affiliate’s benefit by a Subcontractor in accordance with this Agreement (including Section 2.6 (Subcontractors)).
1.2.Non-Exclusive License Grant to Sobi. Subject to the terms and conditions of this Agreement, ADCT hereby grants to Sobi a non-exclusive license, with the right to sublicense in accordance with Section 2.4 (Sublicenses), under the ADCT Technology, to (a) conduct Packaging and Labeling of the Product in the Sobi Territory for use in the Field in the Sobi Territory; and (b) Manufacture and have Manufactured the Compound and Products in any country in the ADCT Territory or the Sobi Territory solely for use and sale of the Products in the Field in the Sobi Territory, which Manufacturing rights shall be exercisable by or on behalf of Sobi only upon Sobi notifying ADCT in writing that Sobi desires to assume the responsibility and obligation to Manufacture or have Manufactured the Compound or Products for the Sobi Territory-Specific Supply pursuant to Section 8.5 (Supply by Sobi).
1.3.License Grant to ADCT. Subject to the terms and conditions of this Agreement, Sobi hereby grants to ADCT a royalty-free, fully paid-up, non-exclusive license (with the right to grant sublicenses through multiple tiers) under the Sobi Technology (including the Sobi Agreement Technology) that is necessary (or, with respect to Sobi Agreement Technology, necessary or useful) to (a) Develop (including to conduct Global Studies) the Compound and Products in the Sobi Territory solely to the extent consented to by Sobi pursuant to Section 5.4.1 (Responsibility), (b) Manufacture the Compound and Products worldwide, (c) conduct non-clinical research with respect to the Compound and Products in the Sobi Territory (for the avoidance of doubt, any such non-clinical research excludes other Development activities), (d) conduct regulatory activities in the Sobi Territory in respect of the Product in Third Line DLBCL as described in Section 6.1.3 (Third Line DLBCL Exception) and in accordance with this Agreement, (e) Co-Promote the Products in the Sobi Territory in the event that ADCT exercises its Co-Promotion Option under Section 7.8 (ADCT Co-Promotion Option) and (f) otherwise

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perform ADCT’s obligations and responsibilities under this Agreement in both the ADCT Territory and the Sobi Territory. Subject to the terms and conditions of this Agreement, Sobi hereby grants to ADCT a royalty-free, fully paid-up, non-exclusive license (with the right to grant sublicenses through multiple tiers) under the [**] that is necessary or useful to Develop, Manufacture, perform Medical Affairs Activities for, and Commercialize the Compound and Products in the ADCT Territory (the “ADCT Territory License”). If ADCT desires to convert the ADCT Territory License into an exclusive license, then ADCT shall notify Sobi and the Parties shall negotiate in good faith the terms pursuant to which Sobi would grant such exclusive license to ADCT. If the Parties are unable to reach resolution on the terms of such exclusive license by the date that is [**] following the date of notice of ADCT’s desire to obtain an exclusive license, such terms shall be determined under the dispute resolution provisions of ARTICLE 16 (Dispute Resolution). Subject to the terms and conditions of this Agreement, Sobi hereby grants to ADCT a royalty-free, fully paid-up, non-exclusive license (with the right to grant sublicenses through multiple tiers to entities that perform services for ADCT with respect to the Development, Manufacture, performance of Medical Affairs Activities for or Commercialization of the Compound or any Product in the ADCT Territory) under the [**] that are necessary to Develop, Manufacture, perform Medical Affairs Activities for and Commercialize the Compound and Products in the ADCT Territory.
1.4.Sublicenses. Subject to the terms and conditions of this Agreement, Sobi shall have the right to sublicense, or further sublicense as the case may be, the license rights granted in Section 2.1 (Exclusive License Grant to Sobi) and Section 2.2 (Non-Exclusive License Grant to Sobi) through multiple tiers in the Field and in the Sobi Territory to (a) its Affiliates (without ADCT’s prior consent) or (b) Third Parties solely with ADCT’s prior written consent.
1.5.Sublicense Requirements. For any sublicense granted by Sobi under Section 2.4 (Sublicenses), (a) such sublicense shall be consistent with the applicable terms and conditions of this Agreement; (b) Sobi shall remain fully liable for the performance of such Affiliate and Third Party in connection with this Agreement and such Affiliate’s or Third Party’s compliance with all obligations under this Agreement; and (c) Sobi shall provide ADCT with a copy of each agreement with any Third Party pursuant to which a sublicense is granted pursuant to Section 2.4 (Sublicenses), from which Sobi may redact any terms unrelated to this Agreement. For clarity, no grant of any sublicense to a Third Party or an Affiliate shall relieve Sobi of its obligations hereunder.
1.6.Subcontractors. Subject to the terms and conditions of this Agreement, Sobi shall have the right to subcontract the rights granted to it under Section 2.1 (Exclusive License Grant to Sobi) and Section 2.2 (Non-Exclusive License Grant to Sobi) to Third Parties that (a) are performing services on behalf of, or for the benefit of, Sobi or its Affiliates or Sublicensees in connection with Sobi’s or its Affiliates’ or Sublicensees’ efforts to Develop, use, Manufacture, have Manufactured, sell, offer for sale, distribute, import and export or otherwise Commercialize the Compound and the Products in the Sobi Territory in accordance with the terms of this Agreement, including for example, academic institutions, clinical trial sites, investigators, contract research organizations, Third Party manufacturers, co-promotion partners or any similar independent contractors, and (b) in each case, are not granted any rights to use such subcontracted rights for any other purposes and will not be granted by Sobi any rights for any other purposes to the Compound, Products, or intellectual property therein that may be created, in each case, in connection with the exercise of such subcontracted rights (each such Third Party, a “Subcontractor”); provided that any such subcontract shall be made pursuant to a written agreement that is consistent with this Agreement, including the confidentiality provisions hereof. Sobi shall assume responsibility for the breach of the terms of this Agreement, by any such Subcontractor. For clarity, any sublicenses granted by Sobi to Third Parties under the ADCT

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Technology must be in accordance with Section 2.4 (Sublicenses) and Section 2.5 (Sublicense Requirements).
1.7.Pre-Existing Agreements. The rights and licenses granted herein are subject in all cases to all restrictions and limitations with respect to the ADCT Technology or to which ADCT is subject, and to the rights of MedImmune, in each case, under the MedImmune Agreement. ADCT will be responsible for the payment obligations to the Third Parties under the Pre-Existing Agreements.
1.8.ADCT Covenants.
1.8.1.Pre-Existing Agreements. ADCT hereby covenants that it shall not and shall cause its Affiliates not to, (a) terminate any Pre-Existing Agreement, (b) assign any Pre-Existing Agreement or any obligation of ADCT thereunder, except in connection with an assignment of this Agreement in its entirety pursuant to Section 17.5 (Assignment), or (c) change any term and condition of any Pre-Existing Agreement, in each case in a manner that does, or is reasonably expected to, adversely affect any of Sobi’s rights or obligations under this Agreement, without the prior written consent of Sobi.
1.8.2.[**].
1.9.Sobi Covenants. Other than as permitted under this Agreement (including pursuant to ARTICLE 8 (Manufacturing and Supply) and the Supply Agreement) or by law, Sobi will not use, make, have made, sell, offer for sell, import, Develop, Manufacture, perform Medical Affairs Activities for, Commercialize, or otherwise exploit the Compound or Products outside of the Field or outside of the Sobi Territory.
1.10.Reservation of Rights. ADCT reserves all rights to ADCT Technology that are not specifically granted to Sobi, and Sobi reserves all rights to Sobi Technology that are not specifically granted to ADCT, under this ARTICLE 2 (Licenses), or, following any termination of this Agreement, under Section 15.3.2 (License Back to ADCT), and no further licenses, either by implication or estoppel, are contemplated or granted hereunder. In addition, and without limiting the foregoing sentence, ADCT hereby expressly retains, for itself and its Affiliates and (sub)licensees, (a) the rights under the ADCT Technology to exercise its rights and perform its obligations under this Agreement in both the ADCT Territory and the Sobi Territory, whether directly or through one or more Affiliates or (sub)licensees (other than Sobi) or Subcontractors, (b) the right to Develop, Commercialize, perform Medical Affairs Activities, and otherwise exploit the Compound and Products in the ADCT Territory, (c) the right to Manufacture the Compound and Products worldwide, (d) the right to conduct non-clinical research (for the avoidance of doubt, any such non-clinical research excludes other Development activities) in the Sobi Territory, (e) the right to Develop (including to conduct Global Studies) the Compound and Products in the Sobi Territory solely to the extent consented to by Sobi pursuant to Section 5.4.1 (Responsibility), (f) the right to conduct regulatory activities in the Sobi Territory in respect of the Product in Third Line DLBCL as described in Section 6.1.3 (Third Line DLBCL Exception) and in accordance with this Agreement, and (g) the right to Co-Promote the Products in the Sobi Territory in the event that ADCT exercises its Co-Promotion Option under Section 7.8 (ADCT Co-Promotion Option).
1.11.Combination Products Rights. Notwithstanding any other provision of this Agreement, for purposes of the license grants under Section 2.1 (Exclusive License Grant to Sobi), Section 2.2 (Non-Exclusive License Grant to Sobi), Section 2.3 (License Grant to ADCT) and Section 15.3.2 (License Back to ADCT), with respect to any Product that is a Combination

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Product, such license will only include rights with respect to the Compound component of such Combination Product and not any other active ingredient Controlled by ADCT or any of its Affiliates, or by Sobi or any of its Affiliates, as applicable, unless the Parties agree otherwise in a separate written agreement or amendment to this Agreement.
1.12.Exclusivity.
1.1.1.Mutual Exclusivity Covenant. Subject to Section 2.12.2 (New Affiliate Exception), commencing on the Effective Date, except with respect to the exploitation of the Compound and Products in accordance with and pursuant to this Agreement, neither Party nor any of its Affiliates shall, alone or with or for any Third Party, (a) during the time period commencing on the Effective Date and lasting solely during the Term until the fifth (5th) anniversary of the first MAA approval of the Product for the first indication in the first of any of Germany, France, United Kingdom, Spain, or Italy, engage in, or obtain rights from a Third Party to engage in, Development of any Competitive Product in DLBCL in the Sobi Territory, or (b) during the Term, Commercialize, or obtain rights from a Third Party to Commercialize, any Competitive Product in the Sobi Territory (each of (a) and (b), “Competitive Activities”). Notwithstanding the foregoing, ADCT’s or its Affiliates’ or licensees’ exploitation of the Compound and Products in the Sobi Territory pursuant to any of ADCT’s retained rights under Section 2.10 (Reservation of Rights) will not be considered Competitive Activities hereunder. [**].
1.1.2.New Affiliate Exception. Notwithstanding Section 2.12.1 (Mutual Exclusivity Covenant), if (a) a Third Party becomes an Affiliate of a Party during the Term through merger, acquisition, consolidation, Change of Control, or other similar transaction (any such Third Party, a “New Affiliate” and any such merger, acquisition, consolidation, Change of Control, or other similar transaction, a “Transaction”) and (b) such New Affiliate, as of the execution date of the definitive agreement with respect to such Transaction, is engaged in Competitive Activities with respect to one or more Competitive Products, unless otherwise agreed by the Parties in writing, then such Party (the “Transaction Party”) and its Affiliates may continue to perform such Competitive Activities after such Transaction, and such Transaction Party will not be in violation of its exclusivity obligations set forth in Section 2.12.1 (Mutual Exclusivity Covenant), as long as [**].
1.13.Rights in Bankruptcy. All licenses and similar use rights granted under or pursuant to any section of this Agreement are and will otherwise be deemed to be for purposes of the bankruptcy law or any other comparable or similar laws or regulations in any relevant country or jurisdiction (collectively, the “Bankruptcy Laws”) and licenses of rights to “intellectual property.” The Parties agree that the applicable Party, as licensees or sublicensees of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the applicable Bankruptcy Laws. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the applicable Bankruptcy Laws, the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) such intellectual property and all embodiments of such intellectual property (including supporting materials such as files relating to prosecution or enforcement), which, if not already in such other Party’s possession, will be promptly delivered to it upon its written request thereof. Any agreements supplemental to this Agreement will be deemed to be “agreements supplementary to” this Agreement for purposes of the Bankruptcy Laws. The upfront payment under Section 10.1 (Upfront Payment), Regulatory Milestone Payments, Sales Milestone Payments and royalty payments payable under Section 10.2 (Milestone and Royalty Payments) will be considered “royalties” for purposes of the Bankruptcy Laws.

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1.14.Right of Reference. Subject to Section 5.3 (Clinical Studies), each Party hereby grants to the other Party, its Affiliates, and its licensees and Sublicensees, without any charge or fee, a right of reference to all Data included in the Regulatory Filings and marketing authorizations Controlled by such Party and to all Data Controlled by such Party included in Regulatory Filings and marketing authorizations Controlled by such other Party, in each case, relating to the Compound and Products to the extent necessary or useful for such other Party (a) in the case of Sobi, its Affiliates, and its Sublicensees, to Develop, conduct Packaging and Labeling, and Commercialize the Products in the Field in the Sobi Territory, and, upon Sobi notifying ADCT in writing that Sobi desires to assume the responsibility and obligation to Manufacture or have Manufactured the Compound or Products for the Sobi Territory-Specific Supply pursuant to Section 8.5 (Supply by Sobi), to Manufacture the Compound and Products in the Field in the Sobi Territory and the ADCT Territory, in accordance with this Agreement, and (b) in the case of ADCT, its Affiliates, and its licensees, to Develop, Manufacture, and Commercialize the Compound and Products in any field in any country in the ADCT Territory. Each Party shall provide a signed statement to the other Party that such other Party may rely on, in support of the approval of such other Party’s Regulatory Filings, and provide the applicable Regulatory Authority access to (i) the underlying raw data included in such Regulatory Filings and marketing authorizations Controlled by such Party and (ii) the underlying raw data Controlled by such Party included in such Regulatory Filings and marketing authorizations Controlled by such other Party. Each Party shall store the relevant Data and information Controlled by such Party to be used for applying, obtaining and maintaining Regulatory Approval for the Products in accordance with such Party’s standard operating procedures or as reasonably requested in writing by the other Party for purposes of the other Party’s compliance with Applicable Law in the Territory. Each Party will bear its own costs and expenses associated with providing the other Party with the right of reference pursuant to this Section 2.14 (Right of Reference). Each Party will take such actions as may be reasonably requested by the other Party to give effect to the intent of this Section 2.14 (Right of Reference) and to give the other Party the benefit of the granting Party’s Regulatory Filings in the other Party’s Territory as provided herein.
1.15.Know-How Transfer. Within [**] days after the Effective Date, ADCT shall transfer and deliver to Sobi, in order to enable Sobi to practice under the licenses granted to Sobi under Section 2.1 (Exclusive License Grant to Sobi) and under Section 2.2 (Non-Exclusive License Grant to Sobi), copies of the ADCT Know-How (including materials) that are necessary or useful to enable Sobi to Develop, conduct Packaging and Labeling and Commercialize (but not Manufacture or have Manufactured) the Products in the Sobi Territory as contemplated under this Agreement (“Initial Know-How Transfer”); provided that ADCT shall not transfer to Sobi any ADCT-Funded Global Study Data unless and until Sobi has exercised its ADCT-Funded Global Study Opt-In right for the applicable ADCT-Funded Global Study under Section 5.3.5 (Opt-In for Global Study). Following any such exercise of the ADCT-Funded Global Study Opt-In right, ADCT shall promptly transfer to Sobi all such ADCT-Funded Global Study Data available as of the date of such exercise, and thereafter promptly following any subsequent development or acquisition of such ADCT-Funded Global Study Data. Additionally, in connection with the Initial Know-How Transfer, ADCT will transfer to Sobi, to the extent within ADCT’s Control, copies of all relevant materials related to the Products and that are relevant for Development, Packaging and Labeling, or Commercialization of Products in the Sobi Territory. If, following the Initial Know-How Transfer from ADCT, Sobi identifies additional materials or information within the ADCT Know-How (other than ADCT-Funded Global Study Data) that Sobi reasonably believes are necessary or useful to enable Sobi to Develop, conduct Packaging and Labeling and Commercialize the Products in the Sobi Territory as contemplated under this Agreement, if Sobi notifies ADCT of such additional materials or information, then ADCT will provide copies of such materials and information to the extent within ADCT’s Control and that

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already exist and are available to ADCT as of the Effective Date or at the applicable transfer time, and such additional materials and information provided by ADCT will be considered part of the Initial Know-How Transfer. ADCT will provide such Initial Know-How Transfer [**] at no cost to Sobi. For clarity, the Initial Know-How Transfer and related assistance provided under this Section 2.15 (Know-How Transfer) will not include (a) the activities conducted by ADCT under Section 5.3 (Clinical Studies), Section 5.5 (Development Cooperation), Section 6.1.3 (Third Line DLBCL Exception), or ARTICLE 8 (Manufacturing and Supply) or (b) ADCT Know-How related to the Manufacture of Products (other than Packaging and Labeling and ADCT Know-How necessary or reasonably useful for Sobi to perform its obligations and exercise its rights under this Agreement to Develop or Commercialize, but not Manufacture, the Products), which transfer, if any, will be governed by the provisions of Section 8.5 (Supply by Sobi).
ARTICLE 3
GOVERNANCE
1.1.Joint Steering Committee. Within the first [**] days after the Effective Date, the Parties shall establish a joint steering committee (“JSC”) composed of three (3) senior representatives of each Party with appropriate expertise (or such other number as reasonably agreed by the Parties based on available staffing resources with an equal number of representatives from each Party at all times) to manage the overall collaboration of the Parties with respect to the Sobi Territory under this Agreement. The JSC shall in particular:
(a)provide a forum for the discussion and coordination of the Parties’ activities under this Agreement, including with respect to the Development of the Products in their respective Territories;
(b)review and discuss the Global Development Strategy provided by ADCT under Section 5.1 (ADCT Global Development Strategy) and any amendments thereto;
(c)review and discuss the Global Registration Strategy provided by ADCT under Section 6.4 (Registration Plans) and any amendments thereto;
(d)review and discuss the Global Commercialization Strategy provided by ADCT under Section 7.3 (Commercialization Plan) and any amendments thereto;
(e)review and discuss the Global Medical Affairs Strategy provided by ADCT under Section 9.2 (Medical Affairs Plan) and any amendments thereto;
(f)review, discuss and approve the overall strategy for the Development, Medical Affairs Activities, and Commercialization of the Products in the Sobi Territory;
(g)review, discuss, and approve the Sobi Development Plan and amendments thereto;
(h)review, discuss and approve the conduct of an Investigator Sponsored Clinical Study to be conducted by Sobi in the Sobi Territory, subject to Section 9.4 (Investigator Sponsored Clinical Study) (to be under the joint medical committee once established under Section 9.7 (Joint Medical Committee));

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(i)review and discuss the progress and results of the Development of the Products in the Sobi Territory, including the Development reports provided by Sobi under Section 5.4.3 (Development Reports);
(j)review and approve, on an annual basis, the Sobi Territory-Specific Budget, as described in Section 10.3.3 (Reimbursement of Sobi Territory-Specific Costs);
(k)attempt to resolve any disputed reports or invoices as described in Section 10.4 (Payment of Invoices; Disputes);
(l)review, discuss and approve the Sobi Commercialization Plan, including any amendments thereto;
(m)review, discuss and approve the Sobi Development Plan, including any amendments thereto;
(n)review, discuss and approve the Sobi Medical Affairs Plan, including any amendments thereto;
(o)review, discuss and approve the Sobi Registration Plan, including any amendments thereto;
(p)review and discuss the Development reports provided by ADCT under Section 5.4.3 (Development Reports);
(q)review and discuss the reports provided by Sobi under Section 5.4.3 (Development Reports), Section 7.3 (Commercialization Plan), and Section 9.5 (Medical Affairs Reports);
(r) review, discuss and approve any amendments to any Additional Global Study Plan for any Co-Funded Global Studies;
(s)discuss concerns raised by either Party pursuant to Section 6.8 (No Harmful Actions);
(t)review and discuss Product Packaging and Marketing Materials that Sobi intends to use in the Sobi Territory;
(u)coordinate with the Manufacturing Coordinators on Manufacturing-related matters and review and discuss the Manufacturing Cost summary presented to the JSC by ADCT’s Manufacturing Coordinator each year, as described in Section 8.1 (Manufacturing Coordinators);
(v)review, discuss, approve and oversee the technology transfer plan, if initiated, and monitor the progress activities set forth in Section 8.5 (Supply by Sobi) until the occurrence of the Transfer Completion;
(w)determine whether to conduct any medical affairs sponsored study as a Global Study;

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(x)review, discuss and approve the Company Core Data Sheet for the Product or any updates thereto;
(y)coordinate the wind-down of Sobi’s activities during the termination transition period, if any, as described in Section 15.3.5 (JSC Coordination; Cooperation);
(z)establish joint subcommittees as necessary or advisable to further the purpose of this Agreement, which joint subcommittees may include a joint development committee, a joint commercialization committee, joint patent committee, joint medical committee, joint supply committee and a joint safety committee;
(aa)direct and oversee the operation of any joint subcommittee established by the JSC, including resolving any disputed matter of such committees; and
(ab)perform such other functions or obligations specifically delegated to it as expressly set forth in this Agreement or delegated to it by the Parties’ written agreement.
The Parties anticipate that the JSC will not be involved in day-to-day implementation of activities under this Agreement. The members of the JSC for each Party shall be individuals who have the authority to make decisions on behalf of such Party. Each Party may replace its representatives on the JSC at any time upon written notice to the other Party.
1.2.Procedures.
1.2.1.Chairperson. The JSC (or any sub-committee) shall be co-chaired, with one (1) member of the JSC (or any sub-committee) designated by ADCT and one (1) member of the JSC designated by Sobi (each, a “Chairperson”), who will be responsible for organizing meetings, including, if feasible, ensuring that objectives for each meeting are set and achieved. Either Party shall have the right to change its Chairperson by written notice to the other Party. Responsibility for running each meeting of the JSC (or any sub-committee) will alternate between the Chairpersons from meeting to meeting, with ADCT’s Chairperson running the first meeting.
1.2.2.Meetings. The JSC (or any sub-committee) will hold meetings no less frequently than four (4) times per Calendar Year during the Term unless otherwise agreed by the Parties. Meetings of the JSC (or any sub-committee, including the JDC) shall be effective only if at least one (1) representative of each Party is present or participating. The JSC (or any sub-committee) may meet either (a) in person at either Party’s facilities or at such locations as the Parties may otherwise agree; or (b) by audio or video teleconference; provided that at least one (1) meeting per Calendar Year shall be held in person with the location to alternate between ADCT’s and Sobi’s offices, with the first such meeting to be held at ADCT’s offices. With the prior consent of the other Party’s representatives (such consent not to be unreasonably withheld, conditioned or delayed), each Party may invite non-members to participate in the discussions and meetings of the JSC (or any sub-committee); provided, further, that such participants shall have no vote and shall be subject to the confidentiality provisions set forth in ARTICLE 11 (Confidentiality). Additional meetings of the JSC (or any sub-committee) may also be held with mutual agreement of the Parties, or as required under this Agreement, and neither Party will unreasonably withhold, delay or condition its consent to hold such an additional meeting. The Alliance Managers for the JSC (or Chairpersons or their designees in case of sub-committees) will jointly prepare reasonably detailed written draft minutes that reflect, without limitation, all material discussions, proposals, responses and decisions at such meetings. The Chairperson of

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each committee meeting or his or her delegate shall (i) circulate meeting minutes prepared by the Alliance Managers within [**] Business Days after each committee meeting to each committee member for review and (ii) facilitate review of such meeting minutes by the committee members for approval in a timely manner.
1.2.3.Limitation of Authority. The JSC and its subcommittees will have only such powers as are specifically delegated to it hereunder and will not be a substitute for the rights of the Parties. Without limiting the generality of the foregoing, neither the JSC nor any of its subcommittees will have any power to amend this Agreement, waive compliance with any obligation or term hereunder or determine whether any breach hereunder has occurred.
1.3.JSC Decision-Making.
1.3.1.Decision-Making Procedure. Subject to the terms of this Section 3.3 (JSC Decision-Making), actions to be taken and decisions made by the JSC shall be taken or made only following a unanimous vote, with each Party’s representatives collectively having one (1) vote on behalf of such Party. For each meeting of the JSC, the attendance of at least one (1) representative of each Party shall constitute a quorum. Action or decision on any matter may be taken at a meeting, in-person, by teleconference, videoconference or by written consent. If the JSC fails to reach unanimous consent on a particular matter within [**] days of a Party having requested a formal vote on such matter (or, if such matter is urgent, within [**] days of such request), then either Party may submit such matter for resolution to the Executive Officers for attempted resolution by good faith negotiations within [**] days after such notice is received (or, if such matter is urgent, within [**] days of such request), subject to Section 3.3.2 (Final Decision-Making Authority). Except as otherwise expressly set forth in this Agreement, only the phrases “determine,” “designate,” “confirm,” “approve,” or “determine whether to approve” by the JSC and similar phrases used in this Agreement will mean approval in accordance with this Section 3.3 (JSC Decision-Making), including the escalation and tie-breaking provisions herein. For the avoidance of doubt, matters that are specified to be reviewed and discussed by the JSC (as opposed to reviewed, discussed, and approved) do not require any agreement or decision by either Party and are not subject to the voting and decision-making procedures set forth in this Section 3.3 (JSC Decision-Making).
1.3.2.Final Decision-Making Authority. If the JSC is unable to reach a decision by unanimous vote pursuant to Section 3.3.1 (Decision-Making Procedure) and the Executive Officers cannot unanimously agree on such matter within [**] days of such matter being submitted to them pursuant to Section 3.3.1 (Decision-Making Procedure) (or, if such matter is urgent, within [**] days of such request), then [**]. In no event shall the JSC, any subcommittee or working group thereof, or the Executive Officers, have the right or power to (A) amend this Agreement, (B) expand or narrow the responsibilities of the JSC, (C) decide any matter in contravention of any terms of this Agreement, or (D) change any rights or obligations of either Party under this Agreement.
1.3.3.Limitations on Decision-Making. Notwithstanding anything to the contrary in this Agreement, to the extent that a Party has final decision-making authority with respect to any matter pursuant to Section 3.3.2 (Final Decision-Making Authority), such decision-making Party shall not exercise such final decision-making authority to: (a) [**]; or (b) [**].
1.4.Expenses. Each Party will be responsible for all of its own travel and other costs and expenses for its respective members, designees, and non-member invitees to attend meetings of, and otherwise participate on, the JSC and any subcommittees or working groups.

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1.5.Alliance Manager.
1.5.1.Appointment of Alliance Managers. Promptly after the Effective Date, each Party shall appoint an employee of such Party having appropriate qualification and experience to act as the liaison with the other Party (the “Alliance Manager”). Each Alliance Manager shall be responsible for coordinating and managing processes and interfacing between the Parties on a day-to-day basis throughout the Term. The Alliance Managers will ensure communication to the JSC of all relevant matters raised at any joint subcommittees or working groups. Each Alliance Manager shall attend meetings of the JSC as a non-voting participant. The Alliance Manager shall be the primary contact for the Parties regarding the activities contemplated by this Agreement and shall facilitate all such activities hereunder. Each Party may replace its Alliance Manager with an alternative employee at any time in its sole discretion with prior written notice to the other Party. Each Alliance Manager shall be charged with creating and maintaining a collaborative work environment within the JSC and its subcommittees. Each Party will be responsible for all of its own costs with respect to its Alliance Manager.
1.5.2.Specific Alliance Manager Responsibilities. The Alliance Managers shall be responsible for (a) scheduling meetings of the JSC, (b) preparing and circulating an agenda in advance of each JSC meeting, and (c) acting as secretary at each JSC meeting and preparing the draft minutes of such JSC meeting, which shall provide a description in reasonable detail of the discussions held at the meeting and a list of any actions, decisions or determinations approved by the JSC.
1.6.Discontinuation of the JSC. The activities to be performed by the JSC shall solely relate to governance under this Agreement, and are not intended to be or involve the delivery of services. Subject to the provisions of Section 15.3.5 (JSC Coordination; Cooperation), the JSC shall continue to exist until the date when the Parties mutually agree to disband the JSC. Once the Parties mutually agree to disband the JSC, the JSC shall have no further obligations under this Agreement; provided, however, that the Parties may re-establish a new JSC after the disbandment of the former one if agreed by the Parties. After the disbandment of the JSC, each Party shall designate a contact person for the exchange of information under this Agreement or such exchange of information shall be made through the Alliance Managers, and decisions of the JSC shall be decisions as between the Parties, subject to the other terms and conditions of this Agreement. In the event the JSC is disbanded as provided above, any decisions that are designated under this Agreement as being subject to the review, discussion or decision-making of the JSC shall be subject to the review, discussion or decision-making of the Parties directly.
ARTICLE 4
INTELLECTUAL PROPERTY
1.1.Ownership.
1.1.1.Background Intellectual Property. As between the Parties, and subject to the licenses granted under this Agreement, each Party retains all right, title and interest in and to all intellectual property rights that such Party owns or Controls as of the Effective Date or that it develops or otherwise acquires after the Effective Date and outside the activities conducted pursuant to this Agreement.
1.1.2.ADCT Ownership of New Intellectual Property. Subject to the terms and conditions set forth in this Agreement, including the licenses granted in ARTICLE 2

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(Licenses), as between the Parties, the entire right, title and interest in and to all Know-How and Patents arising from the performance of activities pursuant to this Agreement made or conceived solely by employees of ADCT or its Affiliates (or a Third Party acting on any of their behalf) shall be owned by ADCT.
1.1.3.Sobi Ownership of New Intellectual Property. Subject to the terms and conditions set forth in this Agreement, including the licenses granted in ARTICLE 2 (Licenses), as between the Parties, the entire right, title and interest in and to all Know-How and Patents arising from the performance of activities pursuant to this Agreement made or conceived solely by employees of Sobi or its Affiliates (or a Third Party acting on any of their behalf) shall be owned by Sobi.
1.1.4.Joint Ownership of New Intellectual Property. Subject to the terms and conditions set forth in this Agreement, including the licenses granted in ARTICLE 2 (Licenses), as between the Parties, the entire right, title and interest in and to all Joint Know-How and Joint Patents shall be owned jointly by ADCT and Sobi.
1.1.5.Inventorship. For purposes of this Section 4.1 (Ownership), inventorship for inventions and discoveries first made during the course of the performance of activities pursuant to this Agreement shall be determined in accordance with U.S. patent law.
1.1.6.Disclosure. On an ongoing basis during the Term, on or before the date that is [**] days after the next-to-occur JSC meeting (and in any event, prior to the filing of any patent application), (a) ADCT shall disclose in writing to Sobi a detailed description of any ADCT Know-How that could reasonably result in a patentable invention, in each case which have not been previously disclosed to Sobi under this Section 4.1.6 (Disclosure); provided that ADCT shall not be obligated to disclose any such ADCT Know-How that could reasonably result in a patentable invention related to Manufacturing prior to initiation of a technology transfer in accordance with Section 8.5 (Supply by Sobi); (b) Sobi shall promptly disclose to ADCT in writing any Sobi Know-How that could reasonably result in a patentable invention necessary for ADCT to exercise the license under Section 2.3 (License Grant to ADCT) (if any), in each case which have not been previously disclosed to ADCT under this Section 4.1.6 (Disclosure); and (c) each Party shall disclose the development, making, conception or reduction to practice of any Joint Know-How that could reasonably result in a patentable invention, together with all invention disclosures or other similar documents submitted to ADCT or Sobi (as applicable) by its or its Affiliates’ employees, agents, or independent contractors relating thereto, in each case which have not been previously disclosed by the applicable Party. Each Party will also promptly respond to reasonable requests from the other Party for additional information relating thereto.
1.1.7.Invention Assignment. Each Party and its respective Affiliates performing activities under this Agreement will enter into with each of their respective employees legally binding and sufficient agreements or employment policies for the development of inventions by such employees. Without limiting the generality of the foregoing, each Party and its respective Affiliates will, and will cause its applicable licensees and sublicensees of Development or Commercialization rights for the Product, as applicable, to, enter into an agreement or employment policy with each of its employees performing activities under this Agreement that (a) compels prompt disclosure to such Party (or its licensee or sublicensee, as applicable) of all Intellectual Property developed, invented, or filed by such employee during any performance under this Agreement; (b) automatically assigns to such Party (or its licensee or Sublicensee, as applicable) all rights, title, and interests in and to all such Intellectual Property, and requires each employee to execute all documents and take such other actions as may be

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necessary to effectuate such assignment; and (c) solely to the extent applicable, includes a waiver of pre-emption rights under any Applicable Law in such region to the effect that the employee will confirm that she will not have any right or claim with respect to any Intellectual Property derived from her work.
1.1.8.Right to Practice Joint Know-How and Joint Patents. Except to the extent the applicable Party is restricted by the express terms of this Agreement and subject to the licenses granted under ARTICLE 2 (Licenses), including the retained rights under Section 2.10 (Reservation of Rights), during the Term, each Party shall have the right to practice and exploit the Joint Patents and Joint Know-How, with full rights to license its interest therein only in its respective Territory or, with respect to ADCT and its Affiliates pursuant to its retained rights under Section 2.10 (Reservation of Rights), and without any duty of accounting to or any duty to seek consent from the other Party. Subject to the licenses granted under ARTICLE 2 (Licenses), including the retained rights under Section 2.10 (Reservation of Rights), during the Term, each Party may only practice or exploit the Joint Patents and Joint Know-How, including license its interest therein, in the other Party’s Territory with the prior written consent of the other Party; provided that ADCT and its Affiliates may practice and exploit the Joint Patents and Joint Know-How pursuant to its retained rights under Section 2.10 (Reservation of Rights). Each Party shall protect Joint Know-How by taking all reasonable steps (of no less standard than it uses to protect its own confidential know-how) to prevent its public disclosure. Upon the reasonable request of either Party, the other Party shall take such further actions reasonably requested by the other Party to evidence or confirm the requesting Party’s right to engage in such activities with respect to the Joint Technology.
1.1.9.Joint Patent Committee.     Within [**] days of the Effective Date, the Parties, acting through the JSC, shall (a) establish a joint patent committee, which shall be a subcommittee of the JSC, and (b) determine the scope of the joint patent committee’s functions, which shall include (i) facilitating the efficient handling of matters set forth in Section 4.2 (Patent Prosecution) to Section 4.6 (European Patents) and (ii) making decisions as to day-to-day Patent-related matters (as determined by the JSC) but not, for the avoidance of doubt, decisions as to new Patent application filings, abandonments, enforcement, defense of Patents or other matters set forth in Section 4.2 (Patent Prosecution) to Section 4.6 (European Patents) that expressly require approvals or other decisions of a Party. The joint patent committee shall comprise one representative of each Party, who may be replaced at any time by providing written notice thereof (but otherwise Section 3.2 (Procedures) shall apply to the joint patent committee).
1.1.10.Assignment Obligation. ADCT shall cause all Persons who perform any Global Study on behalf of, and run by, ADCT, and Sobi shall cause all Persons who perform any Development of the Products on behalf of, and run by, Sobi, to be under an obligation to assign (or, if such Party is unable to cause such Person to agree to such assignment obligation despite using commercially reasonable efforts to negotiate such assignment obligation, provide a license under) their rights in any Know-How, including Data, resulting therefrom to such Party, except where Applicable Law requires otherwise and except in the case of governmental, not-for-profit and public institutions that have standard policies against such an assignment (in which case a suitable license, or right to obtain such a license, shall be obtained).
1.2.Patent Prosecution.
1.2.1.Definition of Prosecution. As used herein, “prosecution” of Patents shall include all communication and other interaction with any patent office or patent authority having jurisdiction over a Patent application throughout the world in connection with pre-grant proceedings or post-grant proceedings.

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1.2.2.ADCT Patents.
(a)Right to Prosecute. Except as otherwise provided in Section 4.2.2(b) (Review and Consult) or Section 4.2.2(c) (Abandonment), as between the Parties, ADCT shall have the sole right to prepare, file, prosecute and maintain the ADCT Patents throughout the world. Sobi will be responsible for one hundred percent (100%) of the reasonable costs of patent attorneys and filing and other official fees incurred by or on behalf of ADCT after the Effective Date with respect to the prosecution of such ADCT Patents in the Sobi Territory, and will reimburse ADCT for such costs no later than [**] days after receiving an invoice with reasonable supporting documentation for such costs. ADCT will be responsible for one hundred percent (100%) of the costs incurred by or on behalf of ADCT with respect to the prosecution of such ADCT Patents in the ADCT Territory.
(b)Review and Consult. Once each calendar year (but without limiting ADCT’s other notification obligations under this ARTICLE 4 (Intellectual Property)), ADCT will provide to Sobi a status update on the prosecution of the ADCT Patents in the ADCT Territory. ADCT will consult with Sobi and keep Sobi informed of the prosecution of the ADCT Patents in the Sobi Territory. In addition, ADCT will provide Sobi with drafts of all proposed substantive filings in the Sobi Territory and correspondence to any patent authority in the Sobi Territory in connection with the prosecution of the ADCT Patents in the Sobi Territory for Sobi’s review and comment prior to the submission of such proposed filings and correspondence to the European Patent Office or other applicable patent office in the Sobi Territory. ADCT will consider in good faith and incorporate Sobi’s reasonable comments on such prosecution; provided, however, that ADCT shall have final decision-making authority with respect to prosecution of the ADCT Patents.
(c)Abandonment. If ADCT decides not to, or not to continue to, prosecute a particular ADCT Patent in any country in the Sobi Territory during the Term, then it will promptly (but in any event at least [**] days before any due date for filing, payment, or other action in the European Patent Office or other applicable patent office in the Sobi Territory to avoid loss of rights) provide written notice to Sobi of such decision. Sobi may, upon written notice to ADCT, assume the prosecution of such ADCT Patent in ADCT’s name at Sobi’s sole cost and expense. In such event, (i) ADCT will promptly deliver to Sobi copies of all necessary files related to such ADCT Patent in such country(ies) in the Sobi Territory and will take all actions and execute all documents reasonably necessary for Sobi to assume such responsibility, (ii) Sobi will continue to be responsible for one hundred percent (100%) of the costs and expenses of the prosecution of such ADCT Patent in such country(ies) in the Sobi Territory, and (iii) ADCT will have the rights to review and consult set forth in Section 4.2.2(b) (Review and Consult) mutatis mutandis [**].
1.2.3.Sobi Patents.
(a)Right to Prosecute. Except as otherwise provided in Section 4.2.3(b) (Review and Consult) or Section 4.2.3(c) (Abandonment), as between the Parties, Sobi will have the sole right to control the prosecution of all Sobi Patents throughout the world. Sobi will be responsible for one hundred percent (100%) of the costs and expenses incurred with respect to the prosecution of such Sobi Patents throughout the world.
(b)Review and Consult. Sobi will consult with ADCT and keep ADCT reasonably informed of the prosecution of the Sobi Patents inside and outside the Sobi Territory and will provide ADCT with all substantive correspondence received from any patent authority in connection therewith. In addition, Sobi will provide ADCT with drafts of all

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proposed substantive filings and correspondence to any patent authority in connection with the prosecution of the Sobi Patents for ADCT’s review and comment prior to the submission of such proposed filings and correspondence. Sobi will consider in good faith and incorporate ADCT’s reasonable comments on such prosecution and will take into consideration ADCT’s commercial strategy outside the Territory relating to the Products; provided, however, that Sobi shall have final decision-making authority with respect to the prosecution of the Sobi Patents.
(c)Abandonment. If Sobi decides not to, or not to continue to, prosecute a particular Sobi Patent in any country or region inside or outside the Sobi Territory during the Term, then it will promptly (but in any event at least [**] days before any due date for filing, payment, or other action to avoid loss of rights) provide written notice to ADCT of such decision. ADCT may, upon written notice to Sobi, assume such prosecution of such Sobi Patent in Sobi’s name at ADCT’s sole cost and expense. In such event, (i) Sobi will promptly deliver to ADCT copies of all necessary files related to such Sobi Patent in such country(ies) or region(s) and will take all actions and execute all documents reasonably necessary for ADCT to assume such responsibility, (ii) ADCT will then be responsible for one hundred percent (100%) of the future costs and expenses of the prosecution of such Sobi Patent, and (iii) Sobi will have the rights to review and consult set forth in Section 4.2.3(b) (Review and Consult) mutatis mutandis (including that ADCT will have final decision-making authority with respect to such prosecution activities).
1.2.4.Joint Patents.
(a)Right to Prosecute. The Parties shall agree in writing upon the joint control the prosecution of any Joint Patents in each of the ADCT Territory and the Sobi Territory, including any decision to prepare and file for a Joint Patent, provided that, following any filing of a Joint Patent, subject to Section 4.2.4(b) (Review and Consult), Section 4.2.4(c) (Abandonment) and Section 4.3 (Patent Term Extensions), each Party shall have the final decision-making authority with respect to the prosecution of such Joint Patent in its respective Territory and shall have the right to instruct the Joint Firm with respect thereto. The Parties shall jointly appoint and thereafter instruct an independent patent attorney firm (the “Joint Firm”) with respect to the prosecution of Joint Patents pursuant to this Section 4.2.4 (Joint Patents). Each Party will be responsible for the costs and expenses incurred with respect to the prosecution of such Patents in their respective Territory.
(b)Review and Consult. The Parties will instruct the Joint Firm to consult with the Parties and keep the Parties reasonably informed of the prosecution of the Joint Patents in each Territory and will provide each Party with all substantive correspondence received from any patent authority in each Territory in connection therewith and drafts of all proposed substantive filings and correspondence to any patent authority in each Territory in connection with the prosecution of the Joint Patents for review and comment prior to the submission of such proposed filings and correspondence. Each Party will consider in good faith and incorporate the other Party’s reasonable comments on such prosecution; provided, however, that following the filing of any Joint Patent in the ADCT Territory or the Sobi Territory, [**].
(c)Abandonment. If a Party decides that it does not wish to continue the prosecution of a particular Joint Patent in one or more particular countries or regions during the Term, then it will promptly (but in any event at least [**] days before any due date for filing, payment or other action to avoid loss of rights) provide written notice to the other Party of such decision. The other Party may, upon written notice to such Party, assume the sole control of prosecution of such Patent in the applicable country(ies) or region(s). In such event, (i) such Party will instruct the Joint Firm accordingly and will take all actions and execute all documents

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reasonably necessary for the other Party to assume such responsibility, (ii) the other Party will become the sole prosecuting Party with respect to such Joint Patents in the applicable country(ies) or region(s), and (iii) the other Party (that is no longer the prosecuting Party) will retain the rights to review and consult set forth in Section 4.2.4(b) (Review and Consult).
1.2.5.Cooperation. Each Party will provide the other Party all reasonable assistance and cooperation in the Patent prosecution efforts under this Section 4.2 (Patent Prosecution), including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.
1.3.Patent Term Extensions. Sobi shall have the final decision-making authority with respect to applying for any patent term extension for the Sobi Patents throughout the world and Joint Patents in the Sobi Territory. ADCT shall have the final decision-making authority with respect to applying for any patent term extension for the ADCT Patents in the Sobi Territory (at Sobi’s expense as to reasonable costs of patent attorneys and filing and other official fees incurred by or on behalf of ADCT with respect thereto) and the ADCT Territory (at ADCT expense as to the costs incurred by or on behalf of ADCT with respect thereto) and Joint Patents in the ADCT Territory; provided, however, that (a) Sobi has the right to request that ADCT apply for patent term extension if ADCT decides not to apply for any patent term extension for the ADCT Patents in the Sobi Territory, and following such request, ADCT will apply for patent term extension for the applicable ADCT Patents in the Sobi Territory; and (b) if any country in the Sobi Territory only permits one patent to be extended for the approved Product, then unless the Parties agree otherwise, an ADCT Patent Covering the composition of matter of the Product will be selected by ADCT (in consultation with Sobi) for a patent term extension. Sobi will assist ADCT with providing all documentation and authorization needed by ADCT to apply for such patent term extensions to ADCT Patents.
1.4.Patent Enforcement.
1.4.1.Notice. Each Party shall promptly notify (and will use reasonable efforts to so notify within [**] Business Days), in writing, the other Party upon learning of any actual or suspected infringement of any ADCT Patent, Sobi Patent, or Joint Patent (the “Infringement,” and a Third Party engaged in such Infringement, the “Infringer”), or of any claim, opposition or action alleging invalidity, unenforceability, or non-infringement of any ADCT Patent, Sobi Patent or Joint Patent (other than post-grant proceedings in front of a patent office or patent authority, which will be considered prosecution for purposes of this Agreement) (the “Challenge,” and a Third Party engaged in such Challenge, the “Challenger”). If a Party receives such notice, such Party shall provide to the other Party all evidence in its possession pertaining to the actual or suspected infringement, or claim of invalidity or unenforceability that it can disclose without breach of a pre-existing obligation to a Third Party or waiver of a privilege.
1.4.2.ADCT Enforcement and Challenge Rights. Subject to Section 4.5 (Third Party Infringement Claims), ADCT shall have the exclusive right to bring and control any legal action to enforce the ADCT Patents against any Infringement in the ADCT Territory, and defend against any Challenge to the ADCT Patents in the ADCT Territory or the Sobi Territory, in each case, at its own expense and as it reasonably determines appropriate, and shall have the right to retain all recoveries. In connection with any such defense against any Challenge in the Sobi Territory, ADCT shall consider in good faith any comments from Sobi and shall keep Sobi reasonably informed of any steps taken, and shall provide copies of all documents filed, in connection with such defense.

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1.4.3.Sobi Enforcement and Challenge Rights. Subject to Section 4.5 (Third Party Infringement Claims) and the terms of the applicable rights of the licensor of ADCT under the applicable Pre-Existing Agreement, as between the Parties, Sobi shall have the first right to bring and control any legal action to enforce the ADCT Patents or the Sobi Patents against any Infringement in the Sobi Territory and in the Field, and defend against any Challenge to the Sobi Patents in the Sobi Territory, at its own expense as it reasonably determines appropriate. If Sobi does not bring such legal action or take any other reasonable action within [**] days after the notice provided pursuant to Section 4.5.1 (Notice) (or such shorter time period as may be required to avoid material prejudice to such action), ADCT shall have the right to bring and control any legal action in connection with such Infringement or Challenge in the Sobi Territory at its own expense as it reasonably determines appropriate. The Party bringing and controlling the action shall provide the other Party with copies of all pleadings and other documents filed with the court and shall consider reasonable input from the other Party during the course of the proceedings. Subject to Section 4.5 (Third Party Infringement Claims), Sobi shall have the exclusive right to bring and control any legal action to enforce the Sobi Patents against any Infringement in the ADCT Territory, and defend against any Challenge to the Sobi Patents in the ADCT Territory (and the foregoing two (2) sentences shall apply to such actions mutatis mutandis).
1.4.4.Enforcement and Challenge Rights for Joint Patents. Sobi shall have the initial right to elect to enforce or defend Joint Patents against Infringers or Challengers within the Sobi Territory at Sobi’s cost and expense for a period of [**] days (as may be extended by Sobi’s reasonable request) after the first notice under Section 4.5.1 (Notice) (or such shorter time period as may be required to avoid material prejudice to such action). If Sobi elects not to pursue action against such Infringers or Challengers within such period, then Sobi shall so notify ADCT in writing, and ADCT shall have a step-in right to pursue action against such Infringers or Challengers at ADCT’s cost and expense. ADCT shall have the initial right to enforce or defend Joint Patents against Infringers or Challengers within the ADCT Territory at ADCT’s cost and expense for a period of [**] days (as may be extended by ADCT’s reasonable request) after the first notice under Section 4.5.1 (Notice) (or such shorter time period as may be required to avoid material prejudice to such action). If ADCT elects not to pursue action against such Infringers or Challengers within such period, then ADCT shall so notify Sobi in writing, and Sobi shall have a step-in right to pursue action against such Infringers or Challengers at Sobi’s costs and expenses. The Party bringing and controlling the action shall provide the other Party with copies of all pleadings and other documents filed with the court and shall consider reasonable input from the other Party during the course of the proceedings.
1.4.5.Cooperation. At the request of the Party bringing an action related to an Infringement or defending a Challenge, the other Party will provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery, and joining as a party to the action if required by Applicable Law to pursue such action. Each Party agrees to be joined in any litigation or administrative proceedings if necessary for the other Party to enforce or defend such intellectual property against Infringers or Challengers in accordance with this Section 4.4 (Patent Enforcement) at the enforcing Party’s cost and expense. The Parties shall coordinate with respect to enforcement strategies in the Sobi Territory, and Sobi shall have the final decision-making authority with regard to any enforcement and defense of matters within the Sobi Territory; provided that Sobi shall work in good faith with and reasonably consider input of ADCT with regard to such matters.
1.4.6.Settlement. Sobi shall have the right and authority to settle disputes arising from Infringement(s) or Challenge(s) that it controls pursuant to this Section 4.4 (Patent Enforcement), to the extent that Sobi controls such Infringement or Challenge under this Section

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4.4 (Patent Enforcement); provided, however, that if any such settlement would adversely affect the validity or enforceability of the ADCT Patents, impose any monetary or legal obligation on ADCT, conflict with any of ADCT’s legal obligations or materially alter ADCT’s rights to sell a Product in the ADCT Territory, then ADCT’s written consent (not to be unreasonably withheld, conditioned or delayed) to the settlement shall be required.
1.4.7.Damages in Sobi Territory. Any recoveries resulting from an enforcement action relating to a claim of Infringement in the Sobi Territory shall be paid (a) first, to reimburse the Party bringing the suit or taking an action for any costs and expenses in connection therewith; (b) second, to reimburse the other Party for any costs and expenses in connection therewith; and (c) third to the enforcing Party [**].
1.5.Third Party Infringement Claims.
1.5.1.Notice. In the event that a Third Party shall make any claim, give notice, or bring any suit against (a) Sobi or ADCT, any of their respective Affiliates or Sobi’s customers or sublicensees, for infringement or misappropriation of any intellectual property rights with respect to the making, using, selling, offering for sale, or importing of any Product in the Sobi Territory (“Third Party Infringement Claim”) or (b) ADCT, any of their respective Affiliates or ADCT’s customers or licensees, for infringement or misappropriation of any intellectual property rights with respect to the making, using, selling, offering for sale, or importing of any Product in the ADCT Territory, in each case ((a) or (b)), the Party receiving notice of such claim, notice or suit (as applicable) shall promptly (within [**] Business Days) notify the other Party and provide all information in its possession pertaining to the claim or suit that it can disclose without breach of a pre-existing obligation to a Third Party or waiver of a privilege.
1.5.2.Defense. The Parties shall consult as to potential strategies to defend against any Third Party Infringement Claim. The Parties shall cooperate in all reasonable respects in the defense of any Third Party Infringement Claim and any counterclaim related thereto. Subject to the respective indemnity obligations of the Parties set forth in ARTICLE 14 (Indemnification), Sobi shall be solely responsible for defending such Third Party Infringement Claim in the Sobi Territory, including selection of counsel, venue, and directing all aspects, stages, motions, and proceedings of litigation and ADCT shall be solely responsible for defending any Third Party claim, notice, or suit against ADCT, any of their respective Affiliates or ADCT’s customers or sublicensees, for infringement or misappropriation of any intellectual property rights with respect to the making, using, selling, offering for sale, or importing of any Product in the ADCT Territory.
1.5.3.Settlement. If any defense by Sobi under this Section 4.5 (Third Party Infringement Claims) would impose a financial obligation upon ADCT, conflict with any of ADCT’s legal obligations or grant rights in respect of or affect the validity or enforceability of the ADCT Patents, then any settlement, consent judgment or other voluntary final disposition of such Third Party Infringement Claim shall not be entered into without the written consent of ADCT (not to be unreasonably withheld, conditioned or delayed).
1.5.4.Costs and Expenses. Subject to the respective indemnity obligations of the Parties set forth in ARTICLE 14 (Indemnification), Sobi shall bear all costs and expenses to defend against any Third Party Infringement Claim in the Sobi Territory and ADCT shall bear all costs and expenses to defend against any Third Party claim, notice, or suit against ADCT, any of their respective Affiliates or ADCT’s customers or sublicensees, for infringement or misappropriation of any intellectual property rights with respect to the making, using, selling, offering for sale, or importing of any Product in the ADCT Territory.

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1.6.European Patents.
1.6.1.Insofar as any of the Patents licensed under this Agreement by ADCT to Sobi are granted European Patents or applications for European Patents, at the request of either Party, the Parties shall in good faith discuss and jointly determine (which determination shall be recorded in writing) whether or not ADCT shall (at Sobi’s cost unless otherwise agreed), in respect of any such European Patent or European Patent application:
(a)apply for unitary effect under the Unitary Patent Regulation (and in such event ADCT shall promptly make such application and on so doing, and promptly on receipt of notification of unitary effect from the European Patent Office, notify Sobi in writing); or
(b)elect to Opt-Out or Opt-In.
1.7.Third Party In-Licenses. If either Party determines that a license under any Know-How or Patents owned or controlled by a Third Party is necessary to exploit a Compound or Product in the Field in the ADCT Territory (and for which there are corresponding rights in the Sobi Territory) or Sobi Territory (“Identified Rights”), then Parties agree to discuss in good faith and cooperate in respect of addressing issues related to Identified Rights [**].
1.8.Data Ownership. As between the Parties, the Party generating any Data shall own such Data, and such Data will be the generating Party’s Confidential Information, in each case, subject to (a) the terms of Section 4.1 (Ownership) and (b) the licenses and other rights granted by such Party to the other Party under this Agreement with respect to such Data.
1.8.1.Privacy Compliance. Each Party shall comply in full with their respective obligations under the Data Security and Privacy Laws in relation to any Data they collect, use, disclose, receive, or otherwise process in the course of exercising its rights and fulfilling its obligations under this Agreement. To the extent that the GDPR or the UK GDPR apply, each Party acknowledges that they will each act as an independent controller in relation to Personally Identifiable Information they collect, use, disclose or otherwise process in the course of exercising their rights and fulfilling their obligations under this Agreement, unless otherwise agreed in writing between the Parties.
1.1.11.Disclosures of Personally Identifiable Information Between the Parties. To the extent that one Party discloses Personally Identifiable Information to the other Party, the disclosing Party shall ensure that such disclosure complies with the Data Security and Privacy Laws, including (but not limited to) ensuring that there is a valid legal basis for any such disclosure, providing any information required by the Data Security and Privacy Laws to individuals whose Personally Identifiable Information will be disclosed, ensuring that only the minimum Personally Identifiable Information required to meet the purpose of the disclosure is actually disclosed, and ensuring that Personally Identifiable Information is kept appropriately secure. The Parties shall also ensure that they have a process in place to honor any valid requests that they receive relating to the exercise of rights individuals may have over Personally Identifiable Information under the applicable Data Security and Privacy Laws that has been disclosed by one Party to the other. Each Party shall also inform the other without undue delay of any communication or complaint concerning possible infringements of the Data Security and Privacy Laws arising from the collection, use, disclosure or other processing of Personally Identifiable Information disclosed from one Party to the other. Prior to one Party disclosing Personally Identifiable Information in accordance with this Section 4.8.2 (Disclosures of Personally Identifiable Information Between the Parties) to the other Party, the Parties shall enter

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into a written agreement governing their respective obligations with respect to the Personally Identifiable Information including, in the case of transfers of Personal Data outside the EEA, the Standard Contractual Clauses or other required measures under Applicable Law to safeguard such Personal Data.
ARTICLE 5
DEVELOPMENT ACTIVITIES
1.1.ADCT Global Development Strategy. The initial global development strategy (as may be amended by ADCT from time to time in accordance with this Section 5.1 (ADCT Global Development Strategy)) sets forth the high-level objectives and strategies for the Development of the Products by ADCT and its Affiliates worldwide and is designed to support Regulatory Approvals for the Product in both the Sobi Territory and the ADCT Territory (such strategy as may be amended by ADCT from time to time in accordance with this Section 5.1 (ADCT Global Development Strategy), the “Global Development Strategy”) and is attached as Schedule 5.1 (Initial Global Development Strategy). Within [**] days after the Effective Date, ADCT shall provide to the JSC for review and discussion an updated version of the Global Development Strategy. Thereafter, if from time to time ADCT wishes to amend the Global Development Strategy, ADCT shall prepare and present the revised strategy at a JSC meeting for review and discussion. [**]. For clarity, ADCT will nevertheless have the final decision with respect to the Global Development Strategy and any amendments thereto. Each Clinical Study conducted or proposed to be conducted by ADCT for the Products involving countries or jurisdictions, or the Data from which can be used to support Regulatory Approvals, in each case, in both the United States and the Sobi Territory shall be deemed a “Global Study.”
1.2.Sobi Territory-Specific Development.
1.2.1.Sobi Development Plan. Prior to commencing any Development activities with respect to the Products in the Sobi Territory, Sobi shall present to the JSC an initial version of Sobi’s development plan for the Products in the Sobi Territory, including the strategy, activities and timeline for such Development (the “Sobi Development Plan”) for the JSC’s review and approval. The Sobi Development Plan shall govern Development of the Products in or for the Sobi Territory. The Sobi Development Plan shall include all Development activities (but excluding any Global Studies to be conducted by ADCT) that Sobi intends to perform in the Sobi Territory, at Sobi’s cost and expense, with respect to the Products, including any studies or other Development activities that may be required by the EMA. Sobi shall submit to the JSC any proposed amendment to the Sobi Development Plan for the JSC’s review and approval, and amendments approved by the JSC shall be incorporated into the Sobi Development Plan.
1.2.2.Sobi Territory Development Costs. Sobi shall be responsible for all costs incurred in connection with the Development of the Products conducted by Sobi under the Sobi Development Plan. Additionally, Sobi shall be responsible for all Sobi Territory-Specific Costs incurred by ADCT in connection with Development of the Products for the Sobi Territory (excluding Global Studies), as set forth in Section 10.3.3 (Reimbursement of Sobi Territory-Specific Costs) to the extent within the Sobi Territory-Specific Budget. ADCT shall not conduct any Development activities with respect to the Products for the Sobi Territory that have not been approved by Sobi and set forth in the Sobi Territory-Specific Budget. Upon Sobi’s reasonable request and each Party’s approval of the applicable Sobi Territory-Specific Budget containing the costs of such support activities (such approval not to be unreasonably withheld, delayed or conditioned), ADCT shall provide Sobi the following support for the Sobi Territory: analytical technology transfers (in jurisdictions where needed), reference standards, analytical control,

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reagents and analytical equipment, in addition to performing analytical testing for Sobi (e.g., for transport validation).
1.3.Clinical Studies.
1.3.1.General. ADCT will be responsible, at its discretion, for the conduct, itself or with or through its Affiliates, licensees or subcontractors, of any Global Studies for the Product. Subject to Section 5.3.2 (Committed Global Studies), Section 5.3.3 (Option to Co-Fund Additional Global Studies) and Section 5.3.5 (Opt-In for Global Study), ADCT shall bear the costs associated with the Global Studies conducted by it (or its Affiliates, licensees or subcontractors).
1.3.2.Committed Global Studies. Notwithstanding Section 5.3.1 (General), Sobi will fund twenty-five percent (25%) of the Direct Development Costs incurred by or on behalf of ADCT in connection with the following Global Studies: (a) [**] and (b) [**] ((a) and (b), the “Committed Global Studies”). Sobi will reimburse ADCT for its twenty-five percent (25%) portion of the Committed Global Studies (subject to the Sobi Annual Co-Funding Cap) in accordance with the procedures set forth in Section 10.3.2 (Reimbursement of the Sobi Global Study Cost Contribution).
1.3.3.Option to Co-Fund Additional Global Studies.
(a)If ADCT intends to commence or continue any Global Study that is not a Committed Global Study (an “Additional Global Study”), ADCT shall promptly notify Sobi thereof (the “Additional Global Study Notice”), and such notice shall include the protocol for such Additional Global Study and a plan containing reasonable particulars of the Additional Global Study, including key study parameters, anticipated timelines and costs (such plan, an “Additional Global Study Plan”). Sobi shall have the option, on a Global Study-by-Global Study basis, to fund [**] of the Direct Development Costs to be incurred by or on behalf of ADCT in connection with such Additional Global Study, and such option shall be exercisable upon written notice to ADCT (a “Co-Funding Notice”) within [**] days from the date of Sobi’s receipt of such Additional Global Study Notice (including the applicable protocol and Additional Global Study Plan) from ADCT (such [**]-day period, the “Co-Funding Option Exercise Period”).
(b)If Sobi exercises its option to co-fund an Additional Global Study in accordance with this Section 5.3.3 (Option to Co-Fund Additional Global Studies), then: (i) Sobi will pay to ADCT the Sobi Global Study Cost Contribution each Calendar Quarter under Section 10.3.2 (Reimbursement of the Sobi Global Study Cost Contribution); (ii) Sobi shall reimburse to ADCT the Sobi Global Study Cost Contribution for such Additional Global Study in accordance with Section 10.3.2 (Reimbursement of the Sobi Global Study Cost Contribution); and (iii) ADCT shall share with Sobi in accordance with Section 2.15 (Know-How Transfer), and grant a right of reference to Sobi in accordance with Section 2.14 (Right of Reference) with respect to, the Data generated in such Additional Global Study (any such Global Study, together with the Committed Global Studies, a “Co-Funded Global Study”). For the avoidance of doubt, all such Data Controlled by ADCT shall constitute ADCT Know-How.
(c)If Sobi does not provide a Co-Funding Notice within the applicable Co-Funding Option Exercise Period in accordance with Section 5.3.3 (Option to Co-Fund Additional Global Studies) for an Additional Global Study, then (i) for the avoidance of doubt, ADCT may conduct such Additional Global Study as contemplated in the Global Development Strategy, and (ii) notwithstanding any provision to the contrary herein, Sobi shall not have the

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right to use or reference under Section 2.14 (Right of Reference) the Data generated from such Additional Global Study to support an MAA or maintain a Regulatory Approval or Commercialization of the Products in the Sobi Territory unless Sobi has exercised the ADCT-Funded Global Study Opt-In for such Additional Global Study as set forth in Section 5.3.5 (Opt-In for Global Study).
(d)If ADCT wishes to amend any Additional Global Study Plan for a Co-Funded Global Study, ADCT shall provide a copy of the proposed amendment to the JSC for review and approval, and such amendment shall not be effective unless and until JSC has approved such amendment.
1.3.4.Co-Funding Cap. Notwithstanding the foregoing in Section 5.3.2 (Committed Global Studies) and Section 5.3.3 (Option to Co-Fund Additional Global Studies), Sobi’s total Sobi Global Study Cost Contribution for all Co-Funded Global Studies shall not exceed ten million US Dollars ($10,000,000) per Calendar Year during the Term (the “Sobi Annual Co-Funding Cap”).
1.3.5.Opt-In for Global Study. Upon Sobi’s request following completion of the final study report of an ADCT-Funded Global Study, ADCT will provide a high level summary of the results of such ADCT-Funded Global Study and a reasonably detailed summary of the Direct Development Costs incurred in connection with such ADCT-Funded Global Study and shall promptly respond to reasonable requests from Sobi for additional information relating thereto. In the event that Sobi does not provide a Co-Funding Notice for an Additional Global Study within the applicable Co-Funding Option Exercise Period in accordance with Section 5.3.3 (Option to Co-Fund Additional Global Studies) (each such Additional Global Study, an “ADCT-Funded Global Study”), but thereafter desires to use and reference the Data generated from such ADCT-Funded Global Study for the further Development, MAA, Regulatory Approval, or Commercialization of one or more Products in the Sobi Territory, Sobi shall have a right to elect to use and reference the Data generated from such ADCT- Funded Global Study (the “ADCT-Funded Global Study Data”) and such right shall be exercisable by written notice to ADCT following completion of the final study report of such ADCT-Funded Global Study (such right, “ADCT-Funded Global Study Opt-In”). For the avoidance of doubt, ADCT-Funded Global Study Data Controlled by ADCT shall constitute ADCT Know-How. If Sobi has exercised such right with respect to any ADCT-Funded Global Study at any time following completion of the final study report of such ADCT-Funded Global Study, Sobi shall pay an amount equal to [**] of the Direct Development Costs incurred by ADCT in connection with such ADCT-Funded Global Study on or prior to the date of exercise of the applicable ADCT-Funded Global Study Opt-In (each, a “Data Access Reimbursement Payment”) within [**] days after delivery of the ADCT-Funded Global Study Data. For clarity, any amounts paid under this Section 5.3.5 (Opt-In for Global Study) will not be subject to the Sobi Annual Co-Funding Cap.
1.3.6.Safety Data Exception. Notwithstanding Section 5.3.2 (Committed Global Studies), Section 5.3.3 (Option to Co-Fund Additional Global Studies) and Section 5.3.5 (Opt-In for Global Study), Sobi shall have the right to access from ADCT’s global drug safety database all Safety Data necessary for Sobi to comply with all Applicable Laws in the Sobi Territory, including Safety Data generated by ADCT in connection with an ADCT-Funded Global Study.
1.3.7.Pre-Existing Data. For the avoidance of doubt, the payment and data sharing restrictions and obligations of Section 5.3.2 (Committed Global Studies), Section 5.3.3 (Option to Co-Fund Additional Global Studies) and Section 5.3.5 (Opt-In for Global Study) shall only apply with respect to Data generated in the course of Global Studies conducted following

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the Effective Date or that are not yet completed as of the Effective Date. Sobi shall have the right, at no charge, to use and reference any and all Data Controlled by ADCT that was generated by or on behalf of ADCT in any Clinical Studies of Products that have been completed as of the Effective Date.
1.4.Development Activities.
1.4.1.Responsibility. Each Party shall be responsible for all Development activities relating to the Products within its respective Territory at its own cost, except that (a) [**] and (b) [**]. All Development activities conducted by Sobi in respect of the Products in the Sobi Territory will be materially in accordance with the Sobi Development Plan that has been approved by the JSC. All Development activities conducted by ADCT in respect of the Products in the ADCT Territory will be materially in accordance with the Global Development Strategy. [**].
1.4.2.Diligence.
(a)Sobi shall use Commercially Reasonable Efforts, itself or through its Affiliates, or Sublicensees, to: (i) Develop at least one (1) Product; and (ii) seek Regulatory Approval and Pricing Approval of at least one (1) Product in at least one (1) indication in each Major Market.
(b)ADCT shall use Commercially Reasonable Efforts to perform the Co-Funded Global Studies; provided that, without limiting any other obligation of ADCT, ADCT shall provide Sobi with prior written notice of any intention to discontinue any Co-Funded Global Study, which notice shall include detailed reasons for such decision to discontinue such Co-Funded Global Study. With respect to each Global Study performed by ADCT, ADCT shall perform such Global Study in accordance with: (a) the applicable clinical study protocol, Additional Global Study Plan (solely with respect to any Additional Global Study that is a Co-Funded Global Study) and the Global Development Strategy, as applicable; and (b) all Applicable Laws and clinical standards.
1.4.3.Development Reports. Sobi shall provide to ADCT and the JSC with a high-level written report in English once every half Calendar Year from January to June, and July to December (“Calendar Half”) during the Term, describing (a) the progress of its efforts and results achieved, during the last Calendar Half, to (i) Develop the Products in Sobi Territory under the Sobi Development Plan, and (ii) seek Regulatory Approvals and Pricing Approvals for the Product(s) in the Sobi Territory, including progress made under the Sobi Registration Plan since the last report; and (b) the expected Development and regulatory achievements relating to the Products in the next Calendar Half. Once per Calendar Half during the Term, ADCT will provide, at a regularly scheduled meeting of the JSC: (A) a high-level global development update (PowerPoint slides or similar) regarding ADCT’s global Development of the Products during the preceding six (6)-month period describing the progress of its efforts and results achieved, during such period, to (1) Develop the Products in the ADCT Territory in accordance with the Global Development Strategy, and (2) seek Regulatory Approvals and Pricing Approvals for the Product(s) in the ADCT Territory; (B) a high-level written report in English describing the progress of its efforts and results achieved, during the last Calendar Half, in connection with each Co-Funded Global Study; and (C) the expected Development and regulatory achievements relating to the Products in the next Calendar Half; provided, however, that such high-level updates will not include any Data obtained from any ADCT-Funded Global Studies.

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1.4.4.Development Records. Each Party shall maintain complete, current and accurate records of all Development and other activities conducted by or on behalf of such Party hereunder, and all Data and other information resulting from such activities and all written reports required to be provided hereunder or maintained under Applicable Law with respect to any such Development and other activities. Such records and reports shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory and patent purposes. Each Party shall document all Clinical Studies in formal written study reports according to Applicable Laws and national and international guidelines (e.g., ICH, GCP and GLP) and shall provide copies of such reports to the JSC for review at each regularly scheduled JSC meeting; provided that, with respect to any ADCT-Funded Global Study, only if the applicable ADCT-Funded Global Study Opt-In has been exercised by Sobi. Each Party will promptly provide to the other Party copies of all Data and results and all supporting documentation (e.g., protocols, investigator’s brochures, case report forms, and analysis plans) Controlled by such Party that are generated by or on behalf of such Party or its Affiliates, Sublicensees, or Subcontractors, if applicable, in the Development of each Product and each Party and its Affiliates and (sub)licensees shall have the right to review and copy such records maintained by the other Party at reasonable times and to use such records and obtain access to the original for its research and development activities and regulatory and patent purposes or for other legal proceedings; provided that, with respect to any ADCT-Funded Global Study, only if the applicable ADCT-Funded Global Study Opt-In has been exercised by Sobi.  The Parties will cooperate and reasonably agree upon formats and procedures to facilitate the efficient exchange of such Data and results in accordance with this Section 5.4.4 (Development Records).
1.5.Development Cooperation. ADCT shall, at Sobi’s request, (a) use reasonable efforts to assist Sobi in the Development of Products in the Sobi Territory; and (b) use reasonable efforts to assist Sobi in applying, obtaining and maintaining Regulatory Approval for the Product in the Sobi Territory, in each case ((a) and (b)), at Sobi’s cost and expense, which costs and expenses will be agreed in advance.
ARTICLE 6
REGULATORY ACTIVITIES
1.1.Regulatory Responsibility.
1.1.1.General. Subject to Section 6.1.3 (Third Line DLBCL Exception), each Party shall be responsible for all regulatory activities (including preparing, maintaining, formatting, and making Regulatory Filings and communications with Regulatory Authorities) relating to the Products within its respective Territory at its own cost, except that (a) [**], (b) [**], and (c) Sobi and its Affiliates and Sublicensees shall conduct regulatory registration activities for the Products in the Sobi Territory in accordance with the Sobi Registration Plan. Each Party shall hold title to all Regulatory Filings (including Regulatory Approvals and Pricing Approvals) with respect to the Products filed by such Party in and for its respective Territory. Subject to the terms of this Agreement, each Party shall be solely responsible for all decisions regarding the day-to-day conduct of registration and regulatory activities within its respective Territory. Through the JSC, each Party shall keep the other Party informed of regulatory developments related to the Products in its Territory (e.g., any decision by any Regulatory Authority in its Territory regarding the Products) including (in the case of Sobi) by providing the development reports as set forth in Section 5.4.3 (Development Reports). Each Party shall reasonably cooperate with, and provide reasonable assistance to (at no charge), the other Party in connection with regulatory activities and Regulatory Filings in such other Party’s respective Territory.

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1.1.2.Right to Review Regulatory Filings. Each Party will have the right to review any material Regulatory Filings for a Product that the other Party or its Affiliate intends to file in its Territory; provided that Sobi’s right to review ADCT’s Regulatory Filings shall be limited to those Regulatory Filings to be filed in the U.S. Sobi and ADCT will each provide to the other Party for review and comment such drafts of such Regulatory Filings in the Sobi Territory or the U.S., respectively, for the Products sufficiently in advance of submission thereof to provide adequate opportunity for the other Party to review, and shall consider in good faith any comments received in a timely manner from the other Party on such Regulatory Filings.
1.1.3.Third Line DLBCL Exception. Notwithstanding Section 6.1.1 (General) or any other provision to the contrary set forth in this Agreement, ADCT will continue to lead and conduct all interactions with the EMA, and make all Regulatory Filings with the EMA, with respect to the Development and seeking of Regulatory Approval for the Product for Third Line DLBCL. In connection with such interactions and Regulatory Filings with the EMA in respect of the Product for Third Line DLBCL, ADCT shall provide Sobi with drafts of all material Regulatory Filings (including Regulatory Authority responses), to the extent practicable, within a reasonable time prior to submission to allow Sobi a reasonable period for review and comment, and ADCT shall implement any reasonable changes requested by Sobi in a timely manner; provided that under no circumstances will ADCT be required to delay submissions to wait for Sobi’s comments prior to submitting such Regulatory Filing if doing so could reasonably be expected to result in ADCT failing to meet any applicable deadline set by a Regulatory Authority for such Regulatory Filing; provided, further, that notwithstanding the foregoing ADCT shall involve Sobi in final negotiations for the Approved Labeling for the Product and agreement of post-authorization measures with the Committee for Medicinal Products for Human Use. Additionally, Sobi may submit a request to ADCT to be present in any meeting with the EMA in connection with the Regulatory Filings for the Product for Third Line DLBCL and, upon such request, ADCT shall use reasonable efforts to request the inclusion of a representative of Sobi in such meeting. Out-of-Pocket Costs and FTE Costs incurred by ADCT in connection with the regulatory activities set forth in this Section 6.1.3 (Third Line DLBCL Exception) will be considered “Sobi Territory-Specific Costs” and Sobi shall be responsible for such Sobi Territory-Specific Costs as set forth in Section 10.3.3 (Reimbursement of Sobi Territory-Specific Costs).
1.2.Transfer of Regulatory Filings. Following the Effective Date, ADCT will provide to Sobi copies (in electronic or other format) of any Regulatory Filings in respect of the Products in the Sobi Territory that are owned by ADCT or its Affiliates as of the Effective Date. Following grant by the European Commission of the Regulatory Approval of the Product for Third Line DLBCL in the EU and completion of any regulatory activities by ADCT with respect thereto as described in Section 6.1.3 (Third Line DLBCL Exception), ADCT will submit applications to the EMA or an equivalent Regulatory Authority to transfer the MAA for the Product in the EU to Sobi, together with any related Regulatory Approvals specific to the Sobi Territory, including the orphan medicinal product designation and paediatric investigation plan for the Product in the EU, but excluding any Regulatory Approvals specific to the Manufacture of the Products or the conduct of any Clinical Study listed on Schedule 5.4.1 (In-Progress ADCT Clinical Studies) (the “Transferred Regulatory Filings”). Sobi will be responsible for the applicable fees associated with the application for such transfer. Upon Sobi’s written request, ADCT will execute and deliver, or will cause to be executed and delivered, to Sobi such endorsements, assignments, and other documents as may be reasonably necessary to assign, convey, transfer, and deliver to Sobi all of ADCT’s rights, title, and interests in and to the Transferred Regulatory Filings, including submitting to each applicable Regulatory Authority a letter or other necessary documentation (with a copy to Sobi) notifying such Regulatory Authority of, or requesting approval from such Regulatory Authority for, the transfer of each MAA and Regulatory Approval included in the Transferred Regulatory Filings and transferred to

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Sobi pursuant to this Section 6.2 (Transfer of Regulatory Filings). ADCT and its Affiliates and licensees will continue to have a right of reference to the Transferred Regulatory Filings under Section 2.14 (Right of Reference), and the Data included in the Transferred Regulatory Filings will remain ADCT Know-How.
1.3.Regulatory Meetings. Subject to Section 6.1.3 (Third Line DLBCL Exception), each Party shall be responsible for responding to any material communications with Regulatory Authorities with respect to any Products in its respective Territory; provided that any response by a Party shall be aligned with the Global Registration Strategy. Sobi shall provide ADCT with drafts in English of all material Regulatory Authority responses within a reasonable time prior to submission to allow ADCT a reasonable period for review and comment, and shall consider in good faith any comments received in a timely manner from ADCT. Each Party may request the other Party to be present in any meeting with a Regulatory Authority in its respective Territory (which, in the case of ADCT, will be limited to the United States) and, upon such request, such other Party shall use reasonable efforts to request the inclusion of a representative of the requesting Party in such meeting.
1.4.Registration Plans. The Parties shall discuss the regulatory strategy for the Products in their respective Territories through the JSC in order to identify any material risk, value and impact on regulatory assessment and labeling, in markets throughout the world. No later than [**] days after the Effective Date, ADCT shall prepare and present at a JSC meeting for discussion a global registration strategy for Products for consistency of content and labeling, and optimal filing timelines (parallel and staggered) for markets throughout the world (such strategy, as may be amended by ADCT from time to time in accordance with this Section 6.4 (Registration Plans), the “Global Registration Strategy”). If from time to time ADCT wishes to amend the Global Registration Strategy, ADCT shall prepare and present the revised strategy at a JSC meeting for review and discussion. [**]. Sobi shall present its registration plan for the Sobi Territory to the JSC for review and approval (such plan, as may be amended with approval of the JSC during the Term, the “Sobi Registration Plan”). Sobi shall deliver to the JSC an update of relevant sections of the Sobi Registration Plan no less frequently than twice per Calendar Year during the Term for the JSC’s review and approval. All regulatory activities conducted by Sobi in respect of the Products in the Sobi Territory will be in accordance with the Sobi Registration Plan that has been approved by the JSC.
1.5.Regulatory Audits. If Sobi or ADCT receives a notice that a Regulatory Authority desires to conduct an inspection or audit of any facilities regarding the Compound or Products applicable to the Sobi Territory, then such Party shall promptly notify the other Party of such inspection or audit. The Parties shall discuss in good faith the response to such notice of an inspection or audit from Regulatory Authority. The inspected Party shall, at its cost, permit such inspection or audit, or obtain consent by such contracted facility for such inspection or audit, and cooperate with the Regulatory Authority for such inspection and audit. Upon the reasonable written request of the inspected Party, the other Party shall assist the inspected Party in connection with such inspection or audit and cooperate with the Regulatory Authority in the Territory for such inspection and audit. Following receipt of the inspection or audit observations of such Regulatory Authority in writing (a copy of which the inspected Party will promptly provide to the other Party), the inspected Party, as applicable, shall prepare the response to any such observations, if necessary, and shall provide a copy of such response to the other Party, if any. ADCT’s obligations under this Section 6.5 (Regulatory Audits) are subject to the terms of ADCT’s agreements with its contractors, including contract manufacturing organizations.
1.6.Safety; Adverse Event Reporting.

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1.6.1.Pharmacovigilance and Safety Data. ADCT shall establish and maintain, at ADCT’s sole cost and expense, a global drug safety database for the Products. Consistent with Section 5.3.6 (Safety Data Exception), Sobi shall have the right to access from such global drug safety database all Safety Data necessary for Sobi and its Affiliates and its and their Sublicensees to comply with all Applicable Laws in the Sobi Territory. Sobi may, and will to the extent required by Applicable Laws, establish and maintain, at Sobi’s sole cost and expense, its own drug safety database for the Products; provided that all data therein shall also be provided to ADCT for inclusion in the global drug safety database. Each Party will be responsible, at its sole cost and expense, for: (a) collecting all pharmacovigilance and other Safety Data for the Products in its respective Territory as required by Applicable Laws; (b) reporting any such pharmacovigilance and other Safety Data, including Adverse Events, in its respective Territory, to the applicable Regulatory Authorities in its respective Territory, as appropriate to be in compliance with all Applicable Laws, (c) with respect to Sobi, reporting Safety Data to ADCT in XML files (or CIOMS or E2B format) (in English) for entry into the global safety database, and (d) with respect to ADCT, reporting Safety Data to Sobi in XML files (or CIOMS or E2B format) (in English) for entry into Sobi’s safety database. Each Party expressly acknowledges that the other Party may provide information it receives pursuant to this Section 6.6.1 (Pharmacovigilance and Safety Data) to appropriate Regulatory Authorities within its respective Territory itself or through any of its Affiliates or Sublicensees engaged in Development and Commercialization activities of the Products in its respective Territory.
1.6.2.Pharmacovigilance Agreement. Promptly following the Effective Date, the Parties shall discuss a mutually acceptable pharmacovigilance agreement (“Pharmacovigilance Agreement”) setting forth the Parties’ respective obligations in detail regarding pharmacovigilance and the exchange of Safety Data during the period before the first Regulatory Approval of the first Product in the Sobi Territory and the Parties shall enter into such Pharmacovigilance Agreement no later than [**] days after the Effective Date. In the Pharmacovigilance Agreement, the Parties shall define how clinical safety and pharmacovigilance will be managed by both Parties, how the safety databases for the Products will be set up and how safety information will be exchanged, and in particular shall: (a) set forth how cases will be processed in the global safety database; (b) provide for submitting expedited reports in the agreed format to Regulatory Authorities, in accordance with the requirements of the Regulatory Authorities; (c) include provisions regarding producing outputs (tables, line listings) and preparation of aggregate reports such as periodic safety update reports and development safety update reports; (d) include provisions regarding evaluation of safety and benefit-risk and preparation of risk management plans; (e) include provisions regarding performing ongoing safety signal detection and assessment; and (f) include provisions governing safety statements in aggregate reports. At least [**] days before the estimated date of the first Regulatory Approval of the first Product in the Sobi Territory, the Parties shall commence discussions with respect to the amendment of such Pharmacovigilance Agreement to set forth the Parties’ respective obligations in detail regarding pharmacovigilance and the exchange of Safety Data during the period after the first Regulatory Approval of the first Product in the Sobi Territory and the Parties shall enter into such mutually acceptable amended Pharmacovigilance Agreement at least [**] before the estimated date of the of the first Regulatory Approval of the first Product in the Sobi Territory.
1.1.4.Pharmacovigilance Audits. Each Party will have the right, upon reasonable (and at least [**] days’) prior written notice, to periodically audit the other Party’s relevant Product-related pharmacovigilance activities to monitor compliance with such other Party’s obligations under the Pharmacovigilance Agreement and Applicable Laws. Neither Party may request a pharmacovigilance audit more than once every [**], except where there is a

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reasonable basis for such Party to suspect that the other Party has failed or is failing to comply with its obligations under the Pharmacovigilance Agreement and Applicable Laws.
1.7.Notification of Threatened Action. Each Party shall notify the other Party within twenty-four (24) hours of any information it receives regarding any threatened or pending action, inspection, or communication by any Regulatory Authority that may be reasonably likely to affect the safety or efficacy claims of any Product or the continued Development or Commercialization of any Product in the Sobi Territory. Upon receipt of such information, the Parties shall promptly consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action in the Sobi Territory.
1.8.No Harmful Actions. If a Party reasonably believes that the other Party is taking or intends to take any action with respect to a Product that could reasonably be expected to have a material adverse impact upon the regulatory status, approval, labeling, safety, market clearance, or the ability of such Party to sell, market, Develop, or Commercialize any Product in such Party’s Territory, then such Party may bring the matter to the attention of the JSC and the JSC shall discuss such concern in good faith.
1.9.Recalls. If a recall, withdrawal, or correction (including the dissemination of relevant information) of any Product in a Party’s Territory (a “Recall”) is required by a Regulatory Authority of competent jurisdiction, or if a Recall of a Product in its respective Territory is deemed advisable by such Party in its sole discretion, then such Party shall so notify the other Party no later than the earlier of (a) twenty-four (24) hours after receipt by the applicable Party of such requirement from a Regulatory Authority and (b) one (1) Business Day in advance of the earlier of (i) initiation of a Recall, or (ii) the submission of plans for such an action to a Regulatory Authority. Promptly after being notified of a Recall, each Party shall provide the other Party with such assistance in connection with such Recall as may be reasonably requested by such other Party. All costs and expenses in connection with a Recall in a Party’s Territory, including the costs and expenses related to the dissemination of relevant information, shall be borne by such Party unless such Party proves that such Recall is required due to (x) the other Party’s breach of the representations, warranties, covenants or obligations under this Agreement (or the Supply Agreement or Quality Agreement) or violation of Applicable Laws, (y) the intentional misconduct or negligent acts by the other Party or (z) defects in the Product caused by the other Party; provided that, with respect to a Recall of Product and Related Substance that is supplied by or on behalf of ADCT pursuant to a Supply Agreement entered into between the Parties pursuant to Section 8.2 (Supply Agreement), any applicable provisions of the applicable supply agreement shall solely apply. Sobi shall determine and communicate with applicable Regulatory Authority regarding whether to initiate any Recall, of any Product in the Sobi Territory and ADCT shall determine and communicate with the applicable Regulatory Authorities regarding whether to initiate any Recall of any Product in the ADCT Territory.
1.10.Sunshine Reporting Laws. Each Party acknowledges that the other Party may be subject to national, state, local, and international laws, regulations, and rules related to the tracking and reporting of payments and transfers of value provided to health care professionals, health care organizations, and other relevant individuals and entities (collectively, “Sunshine Reporting Laws”), and agrees to provide the other Party with all information regarding such payments or transfers of value by such Party as necessary for such other Party to comply in a timely manner with its reporting obligations under the Sunshine Reporting Laws.
1.11.Company Core Data Sheet. Promptly after the Effective Date, the Parties shall coordinate regarding the process for the preparation of the Company Core Data Sheet (and any updates thereto) for the Product for submission to the JSC for review, discussion and approval.

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.
ARTICLE 7
COMMERCIALIZATION
1.1.Commercial Responsibility. Each Party shall be responsible for all Commercialization activities relating to the Products within its respective Territory, including obtaining and maintaining Pricing Approval for the Product in its respective Territory, at its own cost, and each Party shall have sole decision-making authority with respect to commercial strategy and execution in its respective Territory (including booking of sales, inventory management, and distribution), except that (a) any decision made by Sobi in the Sobi Territory that could reasonably be expected to materially and adversely affect the ability of ADCT to obtain or maintain regulatory approval, market clearance or have a materially negative impact on ADCT’s ability to market Products outside the Sobi Territory shall require approval of ADCT and (b) Sobi and its Affiliates and Sublicensees shall Commercialize Products in the Sobi Territory materially in accordance with the Sobi Commercialization Plan. ADCT shall reasonably assist Sobi with commercialization strategy and implementation upon Sobi’s reasonable request.
1.2.Commercial Diligence. Sobi shall use Commercially Reasonable Efforts, itself or through its Affiliates or Sublicensees, to Commercialize a Product for each indication in each Major Market for which such Product has achieved Regulatory Approval. After the first approval of an MAA by the European Commission for a Product, Sobi intends to evaluate Commercializing such Product in each country in the EEA that is not a Major European Country, but, for the avoidance of doubt, Sobi shall have no obligation to Commercialize such Product in any such country.
1.3.Commercialization Plan. ADCT shall present, no later than [**] days prior to the anticipated date of the first MAA approval of the Product in the Sobi Territory, to the JSC a global sales and marketing strategy for the worldwide sales of Products by ADCT and its Affiliates (such strategy, as may be amended by ADCT from time to time in accordance with this Section 7.3 (Commercialization Plan)) (the “Global Commercialization Strategy”). If from time to time ADCT wishes to amend the Global Commercialization Strategy, ADCT shall prepare and present the revised strategy at a JSC meeting for review and discussion. ADCT shall have the final decision with respect to the Global Commercialization Strategy and any amendments thereto; provided that ADCT shall consider in good faith any comments from Sobi on the Global Commercialization Strategy. Sobi shall submit to the JSC for review and approval a plan containing strategy, activities and timelines for Commercialization of Products in the Sobi Territory, including planned marketing activities for the Sobi Territory (such plan, as may be amended with approval of the JSC during the Term, the “Sobi Commercialization Plan”). Sobi shall use reasonable efforts to materially align the Sobi Commercialization Plan with the Global Commercialization Strategy as notified to Sobi by ADCT in accordance with the foregoing. Sobi shall update the Sobi Commercialization Plan and present such updates to the JSC at least annually for the JSC’s review and approval.
1.4.Pricing; Reimbursement Approvals. Notwithstanding any provision to the contrary set forth in this Agreement, each Party will have the right to determine the price of the Products sold in its respective Territory and neither Party will have the right to direct, control, or approve the pricing of the Products in the other Party’s Territory. Sobi will keep ADCT reasonably informed with respect to its high-level pricing strategies with respect to any Product in the Sobi Territory.
1.5. Commercialization Reports. Sobi shall provide to ADCT and the JSC a high-level written report once every Calendar Half during the Royalty Term, describing the progress

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.
of its efforts and results achieved, during the last Calendar Half, to Commercialize the Products in the Major Markets in the Sobi Territory, including achievements under the Sobi Commercialization Plan.
1.6.Sobi Territory Commercialization Costs. Sobi shall be responsible for all costs incurred in connection with the Commercialization of the Products conducted by Sobi under the Sobi Commercialization Plan or otherwise. Additionally, Sobi shall be responsible for all Sobi Territory-Specific Costs incurred by ADCT in connection with Commercialization of the Products for the Sobi Territory to the extent within the Sobi Territory-Specific Budget, as set forth in Section 10.3.3 (Reimbursement of Sobi Territory-Specific Costs). Subject to Section 7.8 (ADCT Co-Promotion Option), ADCT shall not conduct any Commercialization activities with respect to the Products in the Sobi Territory that have not been approved by Sobi and set forth in the Sobi Territory-Specific Budget.
1.7.Marketing and Promotional Literature; Packaging. Each Party shall prepare all marketing and promotional literature related to Products for use in its respective Territory in accordance with Applicable Laws and consistent with the Global Commercialization Strategy and subject to Section 7.3 (Commercialization Plan). ADCT shall promptly provide the JSC with copies of such marketing and promotional literature utilized by ADCT, its Affiliates and its Sublicensees in the ADCT Territory. Prior to Sobi, its Affiliates or its Sublicensees utilizing any marketing or promotional literature in the Sobi Territory, Sobi shall provide the JSC with copies of such proposed core marketing and promotional literature for the JSC’s review. For the avoidance of doubt, Sobi may subsequently translate and localize any previously provided core marketing and promotional literature, without review of the JSC. In certain marketing and promotional literature, ADCT will be presented and described as the Party who developed the Product in a manner to be determined by the JSC, including on all labels, packaging, packaging inserts, and promotional literature related to the Product, in each case, to the extent permitted by Applicable Laws. Sobi will provide the Product packaging it intends to use for the Product in the Sobi Territory to the JSC in advance, and the JSC will have the right to review such Product packaging. The marketing and promotional literature, labels, packaging, packaging inserts, Product packaging presented to the JSC under this Section 7.7 (Marketing and Promotional Literature; Packaging) shall be referred to as the “Product Packaging and Marketing Materials” hereunder. The Parties may mutually agree to jointly develop certain Product Packaging and Marketing Materials that may be used in both the ADCT Territory and Sobi Territory and share the costs with respect to such developed as agreed by the Parties.
1.8.ADCT Co-Promotion Option. ADCT shall have an option to Co-Promote the Products in the Sobi Territory in collaboration with Sobi (the “Co-Promotion Option”) in accordance with the terms and conditions of this Section 7.8 (ADCT Co-Promotion Option). ADCT may exercise its Co-Promotion Option at any time during the Term upon [**] prior written notice to Sobi. Without limiting its other functions, the JSC shall be responsible for coordinating the Co-Promotion activities of the Parties in the event ADCT has exercised its Co-Promotion Option in accordance with this Section 7.8 (ADCT Co-Promotion Option). If ADCT exercises the Co-Promotion Option, the Parties shall negotiate terms and conditions of such Co-Promotion arrangement and enter into a Co-Promotion agreement, which agreement shall include such terms and conditions as are usual and customary in co-promotion agreements between collaboration partners (the “Co-Promotion Agreement”). The Parties shall negotiate the Co-Promotion Agreement reasonably and in good faith and with such diligence as is required to execute and deliver the Co-Promotion Agreement by the date that is [**] months following the date of notice of ADCT’s exercise of the Co-Promotion Option or such other period as the Parties may agree in writing.

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.
1.9.Trademarks.
1.9.1.Product Trademark. Sobi will market the Product in the Sobi Territory initially under the brand name ZYNLONTA™ or its equivalent in the applicable language of the applicable country in the Territory (the “Product Trademark”); provided that if it is necessary or desirable to address regulatory requirements or legal concerns regarding the viability of the registration of the Product Trademark or otherwise desirable to promote the Product in the Sobi Territory under a different trademark, then the Parties shall discuss and select one (1) or more alternative brand names for the Commercialization of the Product in the Sobi Territory (each, an “Alternative Product Trademark”); provided that if the Parties are unable to agree on such Alternative Product Trademark, Sobi shall have the right to select such Alternative Product Trademarks, subject to ADCT’s approval (which approval shall not be unreasonably withheld, conditioned or delayed). ADCT shall be responsible for the prosecution, registration, and maintenance of the Product Trademarks in the Sobi Territory at Sobi’s sole cost. Sobi shall own all rights, title and interests in and to any Alternative Product Trademark. ADCT shall own all rights, title and interests in and to the Product Trademark (including any trademark registration or application therefor or goodwill associated with any Product Trademark) throughout the world and shall have the sole right to register, prosecute and maintain the Product Trademark in the ADCT Territory using counsel of its own choice and at its own expenses. To the extent Sobi acquires any rights, title, or interests in or to the Product Trademark (including any trademark registration or application therefor or goodwill associated with any Product Trademark), Sobi will, and hereby does, assign the same to ADCT.
1.9.2.Trademark License; Use. Subject to the terms and conditions of this Agreement and in consideration for payments payable to ADCT under ARTICLE 10 (Financial Terms), ADCT will and hereby does grant Sobi an exclusive license, with the right to sublicense (through multiple tiers) solely in conjunction with the grant of a permitted sublicense under Section 2.4 (Sublicenses), with no additional royalty payment, to use the Product Trademark in connection with the Commercialization of the Products in the Field in the Sobi Territory. Sobi agrees that it and its Affiliates and Sublicensees will Commercialize each of the Products in the Field in the Sobi Territory in a manner consistent with the Product Trademark and will: (a) ensure that all Products that are sold bearing the Product Trademark are of a high quality consistent with industry standards for global pharmaceutical and biologic therapeutic products; (b) ensure that each use of the Product Trademark by or on behalf of Sobi and its Affiliates and Sublicensees is accompanied by an acknowledgement that such Product Trademark is owned by ADCT; (c) not use such Product Trademark in a way that might prejudice their distinctiveness or validity or the goodwill of ADCT therein; (d) use the trademark registration symbol ® or ™ in connection with the Product Trademark as appropriate; (e) not use any Product packaging in connection with its Commercialization of the Products in the Sobi Territory until such Product packaging has been approved by ADCT in accordance with Section 7.7 (Marketing and Promotional Literature; Packaging); and (f) not use any trademarks or trade names so resembling the Product Trademark as to be likely to cause confusion or deception.
1.9.3.Product Trademark Infringement. Each Party shall promptly notify the other Party in writing upon becoming aware of any infringement of a Product Trademark in the Sobi Territory, in which event the Parties shall promptly confer in good faith and determine how to proceed with any enforcement activity. ADCT shall have the first right, but not the obligation, to enforce the Product Trademark in the Sobi Territory and each Party shall bear [**] of the expense of such enforcement in the Sobi Territory. If ADCT elects not to enforce the Product Trademark in the Sobi Territory, then Sobi shall have the right, but not the obligation, to enforce the Product Trademark in the Sobi Territory at its own expense.

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.
1.9.4.ADCT Corporate Marks. Except to the extent prohibited by Applicable Law in the Sobi Territory, or otherwise directed by ADCT in writing, all packaging, labeling, advertising and promotional material used by Sobi, its Affiliates and Sublicensees in connection with the Products may feature ADCT’s corporate trade name and logo (“ADCT Corporate Marks”). Subject to the terms and conditions of this Agreement, ADCT hereby grants to Sobi during the Term a non-exclusive, royalty-free license, with the right to sublicense solely in conjunction with the grant of a permitted sublicense under Section 2.4 (Sublicenses), to use the ADCT Corporate Marks in connection with the Commercialization of Products in the Field in the Sobi Territory in accordance with this Agreement, including the use of the ADCT Corporate Marks on Product packaging, labeling, advertising and promotional material. As between the Parties, ADCT shall have the sole right, but not the obligation, to prosecute, maintain and enforce the ADCT Corporate Marks in the Sobi Territory at its own expense. Sobi shall as soon as practicable notify ADCT of any apparent infringement by a Third Party of any of the ADCT Corporate Marks.
1.10.Diversion. Except under any Co-Promotion Agreement entered into by the Parties, each Party agrees that it will not, and will ensure that its Affiliates and Sublicensees will not, and will not cause any Third Party, to promote, market, distribute, import, sell, or have sold any Products to any Third Party or to any address or Internet Protocol address or the like outside of such Party’s respective Territory, including via the Internet or mail order. Except under any Co-Promotion Agreement entered into by the Parties, neither Party will engage, and each Party will not permit its Affiliates or Sublicensees to engage, in any advertising or promotional activities relating to any Products for use directed primarily to customers or other buyers or users of the Products located in any country or jurisdiction outside of such Party’s respective Territory, or solicit orders from any prospective purchaser located in any country or jurisdiction outside of such Party’s respective Territory. If either Party or its respective Affiliates or Sublicensees receives any order for any Products from a prospective purchaser located in a country or jurisdiction outside of such Party’s respective Territory, then such Party will immediately refer that order to the other Party and will not accept any such orders.
ARTICLE 8
MANUFACTURING AND SUPPLY
1.1.Manufacturing Coordinators. Each Party shall designate a qualified individual who has experience in pharmaceutical supply chain management to serve as primary contact and coordinator of supply of Products in connection with this Agreement (“Manufacturing Coordinator”). The Parties may, at their discretion, replace the Manufacturing Coordinator initially selected and, in such circumstance, shall provide a written notice to the other Party. The Manufacturing Coordinators shall be responsible for facilitating information exchange and discussion between the Parties regarding the supply of Products under this Agreement. The Manufacturing Coordinators will coordinate with the JSC on Manufacturing-related matters. ADCT’s Manufacturing Coordinator will provide the JSC with a summary of the then-current Manufacturing Cost at least one (1) time per Calendar Year for the JSC’s review and discussion. Each Party will be responsible for all of its own costs with respect to its Manufacturing Coordinator.
1.2.Supply Agreement. No later than [**] days after the Effective Date, the Parties shall negotiate and execute one or more separate supply agreements (each, a “Supply Agreement”) setting forth the agreed terms and conditions (such as the quantities and timelines for forecasting and supply of Products from ADCT to Sobi) for the Manufacture and supply of the Products to Sobi for the Sobi Territory-Specific Supply, which terms and conditions shall be consistent with those set forth on Schedule 8.2 (Supply Agreement Terms). The Supply

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.
Agreement shall include Sobi’s good faith estimate of its and its Affiliates’ and sublicensees’ requirements for the Products for the [**] following execution of the Supply Agreement. In addition, Sobi shall supply ADCT or the JSC with a [**] rolling forecast, the first [**] of which shall be a binding forecast, of its and its Affiliates’ and sublicensees’ requirements for the Products and months [**] through [**] of which shall be a semi-binding forecast with a [**] variance permitted, which forecast shall be updated quarterly.
1.3.Quality Agreements. No later than [**] days after the Effective Date, in connection with the execution of the Supply Agreement, and in any event, prior to the delivery of any Products thereunder, the Parties shall in good faith negotiate an execute one or more related quality agreements (each, a “Quality Agreement”), which will include such terms as are reasonable and customary for quality agreements governing pharmaceutical products of a similar nature, including.
1.4.Supply by ADCT. Until occurrence of the Transfer Completion pursuant to Section 8.5 (Supply by Sobi), ADCT shall, either by itself or through its Affiliates or Third Party contract manufacturers, Manufacture and supply to Sobi and Sobi shall purchase from ADCT, in accordance with the Supply Agreement, all of Sobi’s and its Affiliates’ and sublicensees’ reasonable requirements for the Products for use in the Development of Products under the Sobi Development Plan or Medical Affairs Activities under the Sobi Medical Affairs Plan (including any Investigator Sponsored Clinical Studies) and Commercialization of the Products in the Field in the Sobi Territory (the “Sobi Territory-Specific Supply”). ADCT shall provide all Products in [**], unless otherwise agreed to by the Parties, and shall deliver the Products to Sobi in accordance with the delivery terms described on Schedule 8.2 (Supply Agreement Terms), and shall invoice Sobi for the Manufacturing Cost plus [**] upon such delivery in accordance with the Supply Agreement. Sobi shall pay such invoiced amount within [**] days after the date of the invoice. [**].
1.5.Supply by Sobi. If, during the Term of this Agreement (a) Sobi desires in writing to assume the responsibility and obligation to Manufacture or have Manufactured the Compound or Products for the Sobi Territory-Specific Supply at any time during the period commencing on [**] and ending the day at least [**] prior to the anticipated expiration of the Royalty Term; and (b) such Manufacturing activities (if and when conducted by Sobi) would be permitted by Applicable Laws, then ADCT shall complete a technology transfer to Sobi of such rights, Know-How, materials (including intermediates), in each case, within ADCT’s Control, and otherwise the ability to Manufacture and have Manufactured (through a contract manufacturing organization with which ADCT has entered into an agreement), including contracts or arrangements with Third Party vendors (including distributors), such Compound and Product for Sobi Territory-Specific Supply in accordance with a technology transfer plan to be developed by ADCT and submitted to the JSC for its discussion and approval (the completion of such technology transfer, the “Transfer Completion”). Such technology transfer plan shall include: [**]. All technology transfer under this Section 8.5 (Supply by Sobi) shall be at Sobi’s sole cost and expense (as to Sobi’s costs and expenses), and Sobi shall reimburse ADCT’s FTE Costs and Out-of-Pocket Costs directly incurred in connection therewith, to the extent accompanied by supporting documentation, incurred in accordance with the technology transfer plan budget, and accrued in accordance with ADCT’s Accounting Standards. Following Transfer Completion, Sobi will be responsible for Manufacturing Products for its own use in the Sobi Territory and all costs of Manufacturing will be at Sobi’s sole cost and expense.
1.6. Packaging and Labeling. Sobi shall be responsible for all Packaging and Labeling of Product supplied by ADCT or, if applicable, Manufactured by Sobi following Transfer Completion. Following Packaging and Labeling of Product by Sobi, Sobi shall be

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.
solely responsible for (a) supply chain operations for the countries of the Sobi Territory (including stock-holding of bulk finished goods, distribution, the appropriate distribution licenses and customer operations) and (b) Commercialization of such packaged and labeled Product in the Sobi Territory pursuant to ARTICLE 7 (Commercialization), including distribution thereof. Until such time that Sobi is able to conduct all Packaging and Labeling steps, ADCT will, upon formal request by Sobi, conduct all or a portion of the Packaging and Labeling steps at Sobi’s cost and expense. For avoidance of doubt, ADCT’s cost of conducting such Packaging and Labeling steps, if any, will be included in the Manufacturing Cost of the Product. Upon Sobi’s request, ADCT shall provide Sobi with any information or materials available to ADCT that Sobi needs in order to set up Packaging and Labeling, including Product specifications, safety data for handling, temperature control data and analytical methods and reference standards for identification testing.
ARTICLE 9
MEDICAL AFFAIRS
1.1.Responsibility. Each Party would have the sole responsibility to engage in Medical Affairs Activities in its respective Territory, at its own expense, except that (a) [**], (b) [**], and (c) Sobi and its Affiliates and Sublicensees shall perform Medical Affairs Activities for the Products in the Sobi Territory materially in accordance with the Sobi Medical Affairs Plan. ADCT shall reasonably assist Sobi with strategy and implementation of Medical Affairs Activities in the Sobi Territory upon Sobi’s reasonable request. The Parties shall coordinate with each other through the JSC with respect to Medical Affairs Activities for the Product in their respective Territories, including with respect to global conferences. The Parties shall coordinate regarding the Parties’ participation regarding the Product in international congresses. Notwithstanding any other term of this Agreement, ADCT shall not conduct any Medical Affairs Activities in the Sobi Territory without Sobi’s prior written consent (not be unreasonably withheld, conditioned or delayed); provided that Sobi is deemed to have consented to the conduct of the Investigator Sponsored Clinical Studies in the Sobi Territory set forth on Schedule 9.1 (In-Progress Investigator Sponsored Clinical Studies) in accordance with this Agreement.
1.2.Medical Affairs Plan. ADCT shall prepare and present, no later than [**] days prior to the anticipated date of the first Regulatory Approval of the Product in the Sobi Territory, at a JSC meeting for review and discussion a strategy containing the worldwide strategy, activities and timeline with respect to ADCT’s and its Affiliates’ Medical Affairs Activities in support of the Products in the Field (such strategy, as may be amended by ADCT from time to time in accordance with this Section 9.2 (Medical Affairs Plan)) (the “Global Medical Affairs Strategy”). If from time to time ADCT wishes to amend the Global Medical Affairs Strategy, ADCT shall prepare and present the revised strategy at a JSC meeting for review and discussion. ADCT shall have the final decision with respect to the Global Medical Affairs Strategy and any amendments thereto; provided that ADCT shall consider in good faith any comments from Sobi on the Global Medical Affairs Strategy. Sobi shall prepare and present, from time to time (but in any event before Sobi commences any Medical Affairs Activities), at a JSC meeting a plan containing the strategy, activities and timeline with respect to the Medical Affairs Activities in support of the Products in the Sobi Territory for the JSC to review and approve (such plan, as may be amended with approval of the JSC during the Term, the “Sobi Medical Affairs Plan”). Sobi shall update the Sobi Medical Affairs Plan and present such updates to the JSC at least annually or upon request of the JSC for the JSC’s review and approval.
1.3.Medical Affairs Sponsored Clinical Studies. Each Party may propose to the JSC the conduct of any medical affairs-sponsored Clinical Study (e.g., clinical trial,

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.
epidemiological study, post-marketing surveillance, or cost effectiveness or HEOR study, but excluding Investigator Sponsored Clinical Studies), commenced after receipt of Regulatory Approval (but excluding any Phase 3b clinical trial in its respective Territory). The Parties shall discuss, through the JSC (or the joint medical committee once established under Section 9.7 (Joint Medical Committee)), and determine whether to conduct such medical affairs sponsored Clinical Study as a Global Study hereunder. For the sake of clarity, ADCT would not require the approval of Sobi to conduct any medical affairs-sponsored Clinical Study (or other Clinical Study, including an Investigator Sponsored Clinical Study) in the ADCT Territory. ADCT may only withhold its approval (including through decisions of the JSC or the joint medical committee, if applicable) to Sobi’s conduct of any medical affairs-sponsored Clinical Study (or other Clinical Study, but excluding an Investigator Sponsored Clinical Study) in the Sobi Territory if such Clinical Study could reasonably be expected to materially and adversely impact the sale, marketing, Development, approval, label, safety or Commercialization of the Compound and Products in the ADCT Territory.
1.4.Investigator Sponsored Clinical Study. Sobi will have the right to submit to the JSC (or the joint medical committee once established under Section 9.7 (Joint Medical Committee)), proposals for Investigator Sponsored Clinical Studies in the Sobi Territory and to support such Investigator Sponsored Clinical Study at its own discretion. Sobi shall propose any Investigator Sponsored Clinical Study to ADCT through the joint medical committee, and if ADCT agrees, such agreement not to be unreasonably withheld, conditioned or delayed, then such Investigator Sponsored Clinical Study will be added to an updated version of the Sobi Medical Affairs Plan. Neither Party shall authorize or support an Investigator Sponsored Clinical Study in the other Party’s Territory without such other Party’s prior written consent.
1.5.Medical Affairs Reports. Sobi shall provide to ADCT and the JSC a high-level written report once every Calendar Half during the Royalty Term, describing (a) the progress of its efforts and results achieved, during the last Calendar Half, to perform Medical Affairs Activities with respect to the Products in Sobi Territory, including achievements under the Sobi Medical Affairs Plan and (b) the expected Medical Affairs Activities relating to the Products in the Sobi Territory to be performed in the next Calendar Half under the Sobi Medical Affairs Plan.
1.6.Sobi Territory Medical Affairs Costs. Sobi shall be responsible for all costs incurred in connection with the Medical Affairs Activities for the Products conducted by Sobi under the Sobi Medical Affairs Plan. Additionally, Sobi shall be responsible for all Sobi Territory-Specific Costs incurred by ADCT in connection with Medical Affairs Activities for the Products in the Sobi Territory, as set forth in Section 10.3.3 (Reimbursement of Sobi Territory-Specific Costs). Subject to Section 7.8 (ADCT Co-Promotion Option), ADCT shall not conduct any Medical Affairs Activities with respect to the Products in the Sobi Territory that have not been approved by Sobi and set forth in the Sobi Territory-Specific Budget.
1.7.Joint Medical Committee. Within [**] days of the Effective Date, the Parties, acting through the JSC, shall (a) establish a joint medical committee, which shall be a subcommittee of the JSC, and (b) determine the scope of the joint medical committee’s functions, which may include (i) review of Global Medical Affairs Strategy and the Sobi Medical Affairs Plan, (ii) review of Investigator Sponsored Clinical Studies and (iii) determination of a publication strategy. The joint medical committee shall be comprised of three (3) representatives of each Party, who may be replaced at any time by providing written notice thereof (but otherwise Section 3.2 (Procedures) shall apply to the joint medical committee).

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.
ARTICLE 10
FINANCIAL TERMS
1.1.Upfront Payment. In partial consideration of the rights granted to Sobi under this Agreement, Sobi shall pay to ADCT a one-time, non-refundable, non-creditable upfront payment of Fifty-Five Million US Dollars ($55,000,000) within [**] Business Days following the execution of this Agreement.
1.2.Milestone and Royalty Payments. In further consideration of the rights granted to Sobi under this Agreement, Sobi shall pay to ADCT the following amounts:
1.2.1.Regulatory Milestone Payments. Sobi shall notify ADCT in writing within [**] days after the first achievement of each applicable milestone event set forth below (whether by Sobi or its Affiliate or Sublicensee) (each, a “Regulatory Milestone”). Sobi shall pay to ADCT the corresponding one-time, non-refundable, non-creditable payment for each such milestone event (each, a “Regulatory Milestone Payment”), within [**] days following receipt of an invoice for such Regulatory Milestone Payment from ADCT.

TABLE 10.2.1 – REGULATORY MILESTONES FOR PRODUCTS
	Regulatory Milestone	Regulatory Milestone Payment
1.	Receipt of approval of an MAA by the European Commission for a Product for Third Line DLBCL	USD 50,000,000
1.	[**]	[**]
1.	[**]	[**]
1.	[**]	[**]
1.	[**]	[**]
1.	[**]	[**]
1.	[**]	[**]

1.2.2.Limitation on Regulatory Milestone Payments; Skipped Regulatory Milestones. Each Regulatory Milestone Payment listed in Table 10.2.1 is payable only once during the Term upon the first achievement of such Regulatory Milestone by Sobi, its Affiliates, or Sublicensees regardless of the number of times the Regulatory Milestone is achieved with respect to one or more Products.
1.2.3.Sales Milestone Payments. Sobi shall notify ADCT in writing within [**] days after the end of the Calendar Year in which the applicable sales milestone event set forth below (each, a “Sales Milestone”) is first achieved by Sobi, its Affiliates, or Sublicensees. Sobi shall pay to ADCT the corresponding one-time, non-refundable, non-creditable payment for such milestone event (each, a “Sales Milestone Payment”), within [**] days following receipt of an invoice from ADCT for such Sales Milestone Payment. Sales Milestones are based on aggregate Net Sales of all Products across all indications in the Field in the Sobi Territory in a given Calendar Year.

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.

Table 10.2.3 – SALES MILESTONES FOR PRODUCTS
Sales Milestone	Sales Milestone Payment
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

1.2.4.Limitation on Sales Milestone Payments; Skipped Sales Milestones. Each of the Sales Milestone Payments listed in Table 10.2.3 shall be payable only once during the Term regardless of the number of times such milestone is achieved. In the event that more than one (1) of the Net Sales thresholds set forth in Table 10.2.3 is exceeded in the same Calendar Year, Sobi shall pay to ADCT each separate Sales Milestone Payment with respect to each such threshold that is exceeded during such Calendar Year, to the extent such Sales Milestone Payments have not already been paid or are not payable with respect to a previous Calendar Year.
1.2.5.Royalty Rate. Subject to Section 10.2.6 (Royalty Term) and Section 10.2.7 (Royalty Adjustments), Sobi shall pay to ADCT royalties on aggregate Net Sales of Products in the Sobi Territory in each Calendar Year as set forth below:

Annual Net Sales of Products in the Sobi Territory	Royalty Rate
Portion of Net Sales less than or equal to [**]	[**]
Portion of Net Sales greater than [**] but less than or equal to [**]	[**]
Portion of Net Sales greater than [**] but less than or equal to [**]	[**]
Portion of Net Sales greater than [**] but less than or equal to [**]	[**]
Portion of Net Sales greater than [**] but less than or equal to [**]	[**]
Portion of Net Sales greater than [**]	[**]
Each royalty rate set forth in the table above will apply only to that portion of the aggregate Net Sales of Products in the Sobi Territory during a given Calendar Year that falls within the indicated portion. For example, if there is $200,000,000 in aggregate annual Net Sales of the Product in the Sobi Territory in a given Calendar Year, then Sobi would owe a royalty payment of [**]. For the avoidance of doubt, royalties are payable on a Calendar Quarter basis, as set forth in Section 10.2.8 (Royalty Reports and Royalty Payments) below.

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.
No multiple royalties will be payable under this Section 10.2.5 (Royalty Rate) regardless of the number of Valid Claims in any ADCT Patent Covering a Product.

1.2.6.Royalty Term. The term of the royalties payable under this ARTICLE 10 (Financial Terms), on a Product-by-Product and country-by-country basis in the Sobi Territory, shall commence on the First Commercial Sale of such Product in such country and will expire on the latest of: (a) ten (10) years after the First Commercial Sale of the relevant Product in such country, (b) the date of expiration of the last-to-expire of any Valid Claim in such country, and (c) the expiration of Regulatory Exclusivity with respect to such Product in such country (collectively, the “Royalty Term”).
1.2.7.Royalty Adjustments.
(a)Valid [**] Claim Expiration. On a Product-by-Product and country-by-country basis, if the last Valid Claim in such country in the Sobi Territory claiming the Compound in such Product [**] has expired during the Royalty Term, then, on a Product-by-Product and country-by-country basis, the royalties payable by Sobi under Section 10.2.5 (Royalty Rate) with respect to Net Sales of such Product in such country in the Sobi Territory shall be reduced by [**] for the remainder of the Royalty Term.
(b)Valid Claim Expiration. On a Product-by-Product and country-by-country basis, if the last Valid Claim in such country in the Sobi Territory has expired during the Royalty Term, then, on a Product-by-Product and country-by-country basis, the royalties payable by Sobi under Section 10.2.5 (Royalty Rate) with respect to Net Sales of such Product in such country in the Sobi Territory shall be reduced by [**] for the remainder of the Royalty Term.
(c)Biosimilar Competition Reduction. If, during the Royalty Term of a Product in a country in the Sobi Territory, one or more Biosimilar Product(s) with respect to such Product is sold in such country in the Sobi Territory, and either (i) such Biosimilar Product(s), by unit equivalent volume in such country, exceed a [**] share of the aggregate market in such country of such Product and all such Biosimilar Product(s) (based on the number of units of such Product and such Biosimilar Product(s) in the aggregate sold in such country, as reported by a well-known reporting service agreed between the Parties acting reasonably (e.g., IQVIA)); or (ii) the Net Sales of such Product in such country are reduced by [**] in a Calendar Quarter when compared to [**] immediately prior to the entry of the first Biosimilar Product for such Product in such country, then, in either case ((i) or (ii)), the royalties payable by Sobi under Section 10.2.5 (Royalty Rate) with respect to Net Sales of such Product in such country in the Sobi Territory shall be reduced by [**].
(d)Third Party Royalty Payments. If Sobi actually pays any payment to any Third Party for such Sobi Third Party License in consideration for issued Patents that Cover the Compound or Product (but excluding Patents that Cover the other active ingredient(s) in a Combination Product) in the Sobi Territory and that would be infringed by the sale of the Product in the Sobi Territory in the absence of such license or other rights, then Sobi shall be entitled to reduce, on a Product-by-Product and country-by-country basis, from any of the royalties otherwise payable by Sobi pursuant to Section 10.2.5 (Royalty Rate), an amount equal to [**] of any such payments paid by Sobi to such Third Party pursuant to the applicable Sobi Third Party License with respect to the Development, Manufacture, Final Manufacture or Commercialization of the same Product in the Sobi Territory; provided that such reduction will not reduce the royalties payable to ADCT for such Product in such country in a particular Calendar Quarter by more than [**] of what would have been payable to ADCT under Section

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.
10.2.5 (Royalty Rate) for such Product in such country without taking such reductions (the “Third Party Stacking Floor”); provided, further, that to the extent that any such amount cannot be offset or deducted against any royalty payment due with respect to such Product in such country for any given Calendar Quarter due to for foregoing limitations for such payment, then the unused portion of such amount may be carried forward and offset against the royalty payment(s) with respect to such Product in such country in the following Calendar Quarter(s) (subject always to the Third Party Stacking Floor).
(e)Limits on Deductions. Notwithstanding the foregoing in Section 10.2.7(a) (Valid Claim Expiration) to Section 10.2.7(d) (Third Party Royalty Payments), during any Calendar Quarter in the Royalty Term, the aggregate amount of the reductions on a Product-by-Product and country-by-country basis under Section 10.2.7(a) (Valid [**] Claim Expiration), Section 10.2.7(b) (Valid Claim Expiration), Section 10.2.7(c) (Biosimilar Competition Reduction), and Section 10.2.7(d) (Third Party Royalty Payments), shall not reduce the royalties payable to ADCT under Section 10.2.5 (Royalty Rate) to less than [**] of the amount that would have been payable to ADCT under Section 10.2.5 (Royalty Rate) for such Product in such country without taking such reductions (the “Offset Floor”); provided that to the extent that any such amount cannot be offset or deducted against any royalty payment due with respect to such Product in such country for any given Calendar Quarter due to the Offset Floor for such payment, then the unused portion of such amount may be carried forward and offset against the royalty payment(s) with respect to such Product in such country in the following Calendar Quarter(s) (subject always to the Offset Floor for each Calendar Quarter for any such payment).
1.2.8.Royalty Reports and Royalty Payments. Commencing with the First Commercial Sale of a Product in the Sobi Territory, Sobi shall deliver, in writing, to ADCT (a) non-binding estimates of Net Sales for each Calendar Quarter, on a country-by-country and Product-by-Product basis, within [**] days following the end of such Calendar Quarter and (b) written reports of actual Net Sales for each Calendar Quarter within [**] days after the end of each Calendar Quarter. Such report of actual Net Sales shall include the converted US Dollars amounts, which conversion shall be made at the Exchange Rate for the each calendar month in the Calendar Quarter. Such written report of actual Net Sales shall also include, on a consolidated basis in reasonably specific detail: [**]. Sobi shall pay ADCT the royalties set forth in each such report within [**] days of receipt by Sobi of ADCT’s invoice for such royalty payment. If no royalties are due, Sobi shall so report.
1.3.Manufacturing Cost and Reimbursements.
1.3.1.Manufacturing Costs. Unless otherwise set forth in the applicable Supply Agreement between the Parties, in consideration for Products and Related Substances supplied from ADCT pursuant to Section 8.2 (Supply Agreement), ADCT shall invoice Sobi, and Sobi shall pay within [**] days of receipt by Sobi of ADCT’s invoice, for the Manufacturing Cost plus [**] and other costs set forth in the Supply Agreement, in US Dollars; provided that any currency conversion into US Dollars will be made pursuant to the currency conversion scheme set forth in Section 1.77 (Exchange Rate).
1.3.2.Reimbursement of the Sobi Global Study Cost Contribution. Within [**] days after the end of every Calendar Quarter during the Term, ADCT shall submit to Sobi a non-binding estimate of Direct Development Costs incurred by or on account of ADCT in the preceding Calendar Quarter for the Co-Funded Global Studies. Within [**] days after the end of every Calendar Quarter during the Term, ADCT shall submit to Sobi a reasonably detailed reconciliation report setting forth the Direct Development Costs incurred by or on account of ADCT in the preceding Calendar Quarter for the Co-Funded Global Studies. Subject to the Sobi

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.
Annual Co-Funding Cap, Sobi shall pay to ADCT the Sobi Global Study Cost Contribution for such Calendar Quarter within [**] days following receipt of an invoice from ADCT therefor.
1.3.3.Reimbursement of Sobi Territory-Specific Costs. Sobi will reimburse ADCT for all Sobi Territory-Specific Costs incurred by ADCT prior to or during the Term that are within the Sobi Territory-Specific Budget. Within [**] days after the end of every other Calendar Quarter (i.e., two (2) times per year) during the Term, ADCT shall submit to Sobi a non-binding estimate of Sobi Territory-Specific Costs incurred by or on behalf of ADCT in the two (2) preceding Calendar Quarters. Within [**] days after the end of such two (2) Calendar Quarters during the Term, ADCT shall submit to Sobi a reasonably detailed reconciliation report setting forth the actual Sobi Territory-Specific Costs incurred by or on behalf of ADCT in the two (2) preceding Calendar Quarters. Sobi shall pay to ADCT such Sobi Territory-Specific Costs (to the extent within the Sobi Territory-Specific Budget) for such two (2) Calendar Quarters within [**] days following receipt of an invoice from ADCT therefor. On an annual basis during the Term, ADCT will prepare and submit to the JSC for approval a budget for the Sobi Territory-Specific Costs anticipated to be incurred by or on behalf of ADCT for the upcoming Calendar Year (the “Sobi Territory-Specific Budget”). Within [**] weeks following the Effective Date, the Parties will agree to an initial Sobi Territory-Specific Budget for 2022.
1.3.4.Payment of Data Access Reimbursement Payment. For each ADCT-Funded Global Study for which Sobi elects to use and exploit the Data pursuant to Section 5.3.5 (Opt-In for Global Study), Sobi shall pay to ADCT the Data Access Reimbursement Payment within [**] days following the receipt of an invoice therefor.
1.3.5.Other Reimbursements. To the extent that either Party incurs costs that are subject to reimbursement by the other Party hereunder, other than as set forth in Section 10.3.1 (Manufacturing Costs) or Section 10.3.2 (Reimbursement of the Sobi Global Study Cost Contribution), the Party incurring such costs shall provide such other Party an invoice therefor in US Dollars, based on the applicable Exchange Rate. The invoicing Party shall provide the other Party with such supporting documentation for such invoice as such other Party may reasonably request.
1.4.Payment of Invoices; Disputes. Each Party shall pay any such undisputed invoice provided by the other Party under this Agreement within [**] days following its receipt thereof. All payments shall be made in US Dollars, calculated at the applicable Exchange Rate. If the Party receiving such invoice disputes any portion thereof in good faith, then it shall give the invoicing Party written notice of such dispute and pay the undisputed portions of such invoice and the Parties shall promptly seek to reasonably resolve the disputed portions. Any dispute with respect to the amounts set forth in a report or invoice delivered under this Section 10.4 (Payment of Invoices; Disputes) that are not resolved by the Parties within [**] days after such dispute is first raised shall be referred to the JSC for attempted resolution. If the JSC does not resolve such dispute within [**] days, the matter shall be determined under the dispute resolution provisions of ARTICLE 16 (Dispute Resolution).
1.4.1.No Double Charges. Neither Party will double charge the other Party for any costs or expenses subject to reimbursement under this Section 10.3 (Manufacturing Cost and Reimbursements) or any other provision of this Agreement.
1.5.Remittance. All amounts paid under this Agreement will be made in US Dollars through wire transfer to such bank account as the invoicing Party may designate in writing from time to time.

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.
1.6.Late Payments. If either Party does not receive payment of any sum due to it on or before the due date, simple interest shall thereafter accrue on the sum due to such Party until the date of payment at the per annum rate of [**] points above the Prime Rate assessed from the day payment was initially due within the regular office hours of the paying Party; provided, however, that in no case shall such interest rate exceed the highest rate permitted by Applicable Laws. The payment of such interest shall not foreclose each Party from exercising any other rights it may have because any payment is overdue.
1.7.Taxes.
1.7.1.Cooperation and Coordination. The Parties acknowledge and agree to cooperate in order to appropriately calculate consistently with Applicable Laws, withholding taxes payable with respect to their collaborative efforts under this Agreement and any appropriate reductions, credits, or deductions that may lawfully reduce otherwise applicable withholding taxes. In particular, where any such deduction or withholding in relation to any payment made under this Agreement can be reduced, eliminated or recovered by an application under any double tax treaty, the Parties shall cooperate with each other and use commercially reasonable efforts with regards to such application. ADCT shall provide to Sobi any taxation documents and other documents that may be reasonably necessary in order for Sobi not to withhold tax or to withhold tax at a reduced rate under an appropriate income tax treaty.
1.7.2.Payment of Tax. A Party receiving a payment pursuant to this Agreement shall pay any and all taxes levied on such payment except as provided in this Section 10.7 (Taxes). If one Party is required by Applicable Laws to make a payment to the other Party subject to a deduction or withholding of tax, the paying Party may deduct or withhold the applicable tax without increase of the amount and shall (a) deduct those taxes from the payment; (b) pay the taxes to the proper taxing authority; and (c) send evidence of the obligation together with proof of payment to the other Party within [**] days following that payment. If the paying Party is required by the proper taxing authority to make a payment of withholding tax, the other Party shall collaborate reasonably to seek a refund under the tax treaty.
1.7.3.Withholding Taxes Resulting from Sobi’s Action. Without limiting the generality of the foregoing, if Sobi (or Sobi’s assignees or successors) is required to make a payment to ADCT subject to a deduction or withholding of tax, and if such deduction or withholding of tax obligation arises solely as a result of (a) an assignment of this Agreement as permitted under Section 17.5 (Assignment), (b) there is a change in the tax residency of Sobi after the date of this Agreement, or (c) the payments arise or are deemed to arise through a branch of Sobi outside of Sweden and such action has the effect of increasing the amount of tax deducted or withheld (each, a “Sobi Withholding Tax Action”), then notwithstanding Section 10.7.2 (Payment of Tax), the payment by Sobi (in respect of which such deduction or withholding of tax is required to be made) shall be increased by the amount necessary to ensure that the other Party receives an amount equal to the same amount that it would have received had no Sobi Withholding Tax Action occurred; provided that if ADCT has assigned this Agreement, changed its tax residency after the date of this Agreement or received the payment through a branch, agency or permanent establishment, Sobi’s obligation to pay such additional amounts under this Section 10.7.3 (Withholding Taxes Resulting from Sobi’s Action) shall not exceed such amounts that would have been payable had ADCT not assigned this Agreement, changed its tax residency after the date of this Agreement or received the payment through a branch, agency or permanent establishment. For the avoidance of doubt this Section 10.7.3 (Withholding Taxes Resulting from Sobi’s Action) shall not apply to any obligation of Sobi to withhold amounts as required by the Applicable Laws of Germany (unless Sobi has assigned this Agreement to

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.
Germany, changed its tax residency to Germany or received the payment through a branch, agency or permanent establishment in Germany) or Sweden.
1.7.4.Withholding Taxes Resulting from ADCT’s Action. Without limiting the generality of the foregoing, if ADCT (or ADCT’s assignees or successors) is required to make a payment to Sobi subject to a deduction or withholding of tax, and if such deduction or withholding of tax obligation arises solely as a result of (a) an assignment of this Agreement by ADCT as permitted under Section 17.5 (Assignment), (b) there is a change in the tax residency of ADCT after the date of this Agreement, or (c) the payments arise or are deemed to arise through a branch of ADCT outside of Switzerland and such action has the effect of increasing the amount of tax deducted or withheld (each, an “ADCT Withholding Tax Action”), then notwithstanding Section 10.7.2 (Payment of Tax), the payment by ADCT (in respect of which such deduction or withholding of tax is required to be made) shall be increased by the amount necessary to ensure that Sobi receives an amount equal to the same amount that it would have received had no ADCT Withholding Tax Action occurred; provided that if Sobi has assigned this Agreement, changed its tax residency after the date of this Agreement or received the payment through a branch, agency or permanent establishment ADCT’s obligation to pay such additional amounts under this Section 10.7.4 (Withholding Taxes Resulting from ADCT’s Action) shall not exceed such amounts that would have been payable had Sobi not assigned this Agreement, changed its tax residency after the date of this Agreement or received the payment through a branch, agency or permanent establishment. For the avoidance of doubt, this Section 10.7.4 (Withholding Taxes Resulting from ADCT’s Action) shall not apply to any obligation of ADCT to withhold amounts as required by the Applicable Laws of Switzerland.
1.7.5.VAT. All payments under this Agreement are exclusive of VAT. If any VAT is chargeable on any supply under this Agreement the Party with the payment obligation shall pay an additional amount equal to such VAT at the applicable rate in respect of such supply, on the due date of the payment to which such VAT relates and on receipt of a valid VAT invoice addressed to that Party; provided that this Section 10.7.5 (VAT) does not apply to any VAT that is payable by the recipient of the payment under a reverse charge mechanism or otherwise.
1.8.Records; Audits. Sobi and its Affiliates and Sublicensees on one hand, and ADCT and its Affiliates on the other hand, will maintain complete and accurate records in sufficient detail to permit the other Party to, or have an independent certified public accountant selected by the other Party to, confirm the accuracy of the calculation of any royalty, Direct Development Cost, Manufacturing Cost or other payments under this Agreement. Upon reasonable prior notice, such records shall be available during regular business hours for a period of [**] years from the end of the Calendar Year concerned for examination at the auditing Party’s expense, and not more often than once each Calendar Year, by an independent certified public accountant selected by one Party and reasonably acceptable to the other Party (which acceptance shall not be unreasonably withheld, conditioned or delayed), for the sole purpose of verifying the accuracy of the financial reports furnished by the audited Party pursuant to this Agreement. Any such auditor shall not disclose Confidential Information of the audited Party, except to the extent such disclosure is necessary to demonstrate a discrepancy discovered by the auditor. For clarity, the auditor shall disclose the Confidential Information of the audited Party to the auditing Party only to the extent necessary to confirm calculation of royalty payments and supply price under this Agreement, as applicable. The auditing Party shall provide the audited Party with a copy of audit report within [**] days from its receipt of such audit report from the accountant. Any amounts shown to be owed but unpaid shall be paid within [**] days from the receipt of the copy of audit report by the audited party, plus interest (as set forth in Section 10.6 (Late Payments)) from the original due date. Any amounts shown to have been overpaid shall be

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.
creditable and refunded within [**] days from the accountant’s report. The auditing Party shall bear the full cost of such audit unless such audit discloses an underpayment of the amount actually owed during the applicable Calendar Year of more than [**] of the amounts actually owed, in which case the audited Party shall bear the full cost of such audit.
ARTICLE 11
CONFIDENTIALITY
1.1.Non-Use and Non-Disclosure. During the Term and for [**] years thereafter, each Party shall: (a) except to the extent permitted by this Agreement or otherwise agreed to in writing by the Parties, keep confidential and not disclose any Confidential Information of the other Party to any Third Party; (b) except in connection with activities contemplated by, the exercise of rights permitted by, or in order to further the purposes of, this Agreement or as otherwise agreed to in writing by the Parties, not use for any purpose any Confidential Information of the other Party; and (c) take all reasonable precautions to protect the Confidential Information of the other Party (including all precautions a Party employs with respect to its own confidential information of a similar nature and taking reasonable precautions to assure that no unauthorized use or disclosure is made by others to whom access to the Confidential Information of the Party is granted); provided, however, that with respect to Confidential Information that constitutes trade secrets and that the disclosing Party notifies the receiving Party is subject to trade secret protection when initially disclosed to the receiving Party, the Parties will comply with the obligations of confidentiality and non-use set forth in this ARTICLE 11 (Confidentiality) for so long as such Confidential Information remains a trade secret under Applicable Law.
1.2.Exclusions. Notwithstanding anything set forth in this ARTICLE 11 (Confidentiality) to the contrary, the obligations of Section 11.1 (Non-Use and Non-Disclosure) shall not apply (and such information will not be considered Confidential Information hereunder) to the extent that the Party seeking the benefit of the exclusion can demonstrate by competent written evidence that the Confidential Information of the other Party:
1.2.1.was already known to the receiving Party, other than under an obligation of confidentiality, at the time of receipt by the receiving Party;
1.2.2.was generally available to the public or otherwise part of the public domain at the time of its receipt by the receiving Party;
1.2.3.became generally available to the public or otherwise part of the public domain after its receipt by the receiving Party other than through any act or omission of the receiving Party in breach of this Agreement;
1.2.4.was received by the receiving Party without an obligation of confidentiality from a Third Party having the right to disclose such information without restriction;
1.2.5.was independently developed by or for the receiving Party outside of the scope of this Agreement and without use of or reference to the Confidential Information of the other Party; or
1.2.6.was released from the restrictions set forth in this Agreement by express prior written consent of the other Party;

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.
provided that the exceptions in Section 11.2.1 and Section 11.2.5 shall not apply with respect to the terms of this Agreement.

1.3.Authorized Disclosures. Notwithstanding the foregoing, a Party may use and disclose the Confidential Information of the other Party as follows:
1.3.1.if required by applicable law, rule or governmental regulation, including as may be required in connection with any filings made with, or by the disclosure policies of an applicable major stock exchange; provided that the Party seeking to disclose the Confidential Information of the other Party shall (a) use all reasonable efforts to inform the other Party prior to making any such disclosures and cooperate with the other Party in seeking a protective order or other appropriate remedy (including redaction) and (b) whenever possible, request confidential treatment of such information;
1.3.2.to obtain or maintain any regulatory approval, including to conduct preclinical studies and Clinical Studies and for Pricing Approvals, for any Product; provided that the disclosing Party shall take all reasonable steps to limit disclosure of the Confidential Information outside such Regulatory Authority and to otherwise maintain the confidentiality of the Confidential Information to the same extent to which it maintains its own confidential information;
1.3.3.to Affiliates, Sublicensees, licensees, attorneys, collaborators, vendors, consultants, lenders, commercial partners, accountants and Subcontractors under written agreements of confidentiality on terms at least as restrictive on those set forth in this Agreement, who have a need to know such information in connection with such Party performing its obligations or exercising its rights under this Agreement; or
1.3.4.disclosure of this Agreement, its terms, and the status and results of exploitation of the Products (including Data, Net Sales, and milestones) to actual or bona fide potential investors, acquirors, (sub)licensees, lenders, and other financial or commercial partners (including in connection with any royalty financing transaction), and their respective attorneys, accountants, banks, investors, and advisors, solely for the purpose of evaluating or carrying out or complying with the terms of an actual or potential investment, acquisition, (sub)license, debt or other transaction, or collaboration; provided that, in each such case, on the condition that such Persons are bound by obligations of confidentiality and non-use at least as stringent as those set forth this ARTICLE 11 (Confidentiality) or otherwise customary for such type of arrangement.
1.4.Terms of this Agreement; Technology. The Parties agree that this Agreement and the terms hereof will be considered Confidential Information of both Parties. The ADCT Technology will be considered Confidential Information of ADCT. The Sobi Technology will be considered Confidential Information of Sobi. The Joint Technology will be the Confidential Information of both Parties.
1.5.No License. Confidential Information disclosed hereunder shall remain the property of the disclosing Party. Disclosure or receipt of Confidential Information shall not constitute any grant, option or license to the other Party, beyond those licenses expressly granted hereunder, under any patent, trade secret or other rights now or hereinafter held by the disclosing Party.

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.
ARTICLE 12
PUBLICITY; PUBLICATIONS
1.1.Publicity. The Parties shall agree to and issue a press release announcing the transactions contemplated hereby. Neither Party shall distribute any other press release or other public communication relating to this Agreement or the substance hereof without the written consent of the other Party, except that each Party may file such further disclosures in connection herewith as may be required by the rules of the Securities and Exchange Commission, the New York Stock Exchange, Nasdaq Stockholm or other similar stock exchange, as applicable; provided that if a Party is required to make such a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable (and in no event less than [**] Business Days prior to the anticipated date of disclosure unless such earlier disclosure is required by Applicable Law or the rules of the Securities and Exchange Commission, the New York Stock Exchange, Nasdaq Stockholm or other similar stock exchange) so as to provide a reasonable opportunity to comment thereon and shall consider such other Party’s comments with respect thereto in good faith.
1.2.Publications. Both Parties recognize that the publication or disclosure of papers, abstracts or any other written or oral presentations regarding results of and other information regarding the Products may be beneficial to both Parties; provided that such publications or presentations are subject to reasonable controls to protect Confidential Information, the patentability of inventions and other commercial or regulatory considerations. For the avoidance of doubt, the terms of this ARTICLE 12 (Publicity; Publications) shall not apply to patent applications filed by a Party in accordance with this Agreement. Accordingly, the following shall apply with respect to papers and presentations proposed for disclosure by either Party:
1.2.1.Publications by Sobi. With respect to any paper or presentation proposed for disclosure by Sobi (the “Disclosing Party”) that utilizes information generated by or on behalf of either Party relating to the Compound or Products (including any publications containing Confidential Information of ADCT), ADCT (the “Non-Disclosing Party”) shall have the right to review any such proposed publication or presentation and Sobi shall not publish the proposed publication or present the proposed presentation without the written consent of ADCT; provided that ADCT may only withhold its consent if such proposed publication or presentation could reasonably be expected to materially and adversely affect the ability of ADCT to obtain or maintain regulatory approval, market clearance or have a materially negative impact on ADCT’s ability to market Products outside the Sobi Territory. Sobi shall submit to ADCT a draft of the proposed publication (such as abstracts or manuscripts) or the proposed presentation (such as posters, slides, or oral presentations) at least [**] days prior to the date of submission for publication or the date of presentation, as applicable. ADCT shall review such submitted materials and respond to Sobi as soon as reasonably possible, but in any case within [**] days of receipt thereof. At the option of ADCT, Sobi shall (a) delete from such proposed publication or presentation any Confidential Information of ADCT and (b) delay the date of such submission for publication or the date of such presentation for a period of time sufficiently long (but in no event longer than [**] days) to permit ADCT to seek appropriate patent protection. Once a publication has been approved by ADCT, then Sobi may make subsequent public disclosure of the contents of such publication without the further approval of ADCT; provided that such content is not presented with any new data or information or conclusions or is in a form or manner that materially alters the subject matter therein.
1.2.2.Publications by ADCT. ADCT may publish any paper or presentation (including posters, slides, abstracts, manuscripts, oral presentations and written descriptions thereof) relating to the Compound or Products under this Agreement upon providing notice

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.
thereof to Sobi at least [**] days prior to the date of submission for publication or the date of presentation, as applicable, which shall include a draft of the proposed publication or the proposed presentation and compliance with the remainder of this Section 12.2.2 (Publications by ADCT). If Sobi receives a proposed publication or presentation from ADCT pursuant to the foregoing sentence, Sobi shall review the proposed publication or presentation and respond to ADCT as soon as reasonably possible, but in any case within [**] days of receipt thereof, and if such proposed publication or presentation contains any data or information generated under a Co-Funded Global Study, ADCT shall consider in good faith any timely comments provided by Sobi with respect thereto. Sobi may, at its option (a) delete from such proposed publication, paper or presentation any Confidential Information of Sobi and (b) delay the date of such submission for publication or the date of such presentation for a period of time sufficiently long (but in no event longer than [**] days) to permit Sobi to seek appropriate patent protection in accordance with this Agreement. For clarity, ADCT shall not be required to obtain permission from Sobi to (i) publish any paper or presentation after complying with the review procedures described in this Section 12.2.2 (Publications by ADCT) or (ii) publish any paper, presentation or data resulting from a Global Study or that otherwise does not contain any data or information that was generated solely by or on behalf of Sobi.
1.3.Publications of Joint Know-How. Notwithstanding Section 12.2.1 (Publications by Sobi) or Section 12.2.2 (Publications by ADCT), neither Party shall publish any paper or presentation (including posters, slides, abstracts, manuscripts, oral presentations and written descriptions thereof) that utilizes any Joint Know-How, without the prior written consent of the other Party, such consent not be unreasonably withheld, conditioned or delayed.
1.4.Publication Plan. The Parties may, through the joint medical committee, establish a publication plan setting forth the strategy, procedures, and rules governing academic, scientific, medical, and other publications and presentations for the Compound and Products. If any such plan is established, the Parties shall comply with such plan.
1.5.No Right to Use Names. Except as expressly provided herein, neither Party may use in any manner the name or any trade name, symbol, logo or trademark of the other Party without such other Party’s written consent.
ARTICLE 13
REPRESENTATIONS AND WARRANTIES
1.1.Mutual Representations and Warranties. Each Party represents and warrants to the other Party as of the Effective Date and covenants that:
1.1.1.it is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement;
1.1.2.it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles;

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.
1.1.3.Except as set forth on Schedule 13.1.3, (a) it is not a party to, and will not enter into during the Term, any agreement that would prevent it from granting the licenses and other rights granted to the other Party under this Agreement or performing its obligations under this Agreement, and that its grant of the licenses and other rights to the other Party under this Agreement, and, giving effect to any consent obtained as of the Effective Date, the exercise thereof by the other Party, are not and will not breach or conflict or be inconsistent with the terms and conditions of any other agreement by which it is bound (including, in the case of ADCT, any Pre-Existing Agreement without taking into account Section 2.7 (Pre-Existing Agreements)) and (b) ADCT’s grant of the licenses to Sobi under this Agreement, after giving effect to any consent obtained as of the Effective Date, is not a breach of the MedImmune Agreement;
1.1.4.in the course of performing its obligations or exercising its rights under this Agreement, it shall, and shall ensure that each of its Affiliates, Sublicensees, and subcontractors, comply with all Applicable Laws, including as applicable, cGMP, GDP, GCP, and GLP standards, and shall not employ or engage any person or entity who has been debarred by any Regulatory Authority or otherwise excluded by any Governmental Authority from participating in any program sponsored or administered by a Governmental Authority, or, to such Party’s knowledge, is the subject of debarment or exclusion proceedings or investigation by a Regulatory Authority or other Governmental Authority; and
1.1.5.it is not debarred or disqualified under the FD&C Act or comparable Applicable Laws in any country or jurisdiction other than the United States and, to its knowledge, does not, and will not during the Term knowingly, employ or use, directly or indirectly, including through Affiliates or (sub)licensees or Subcontractors, the services of any person who is debarred or disqualified, in connection with activities relating to any Product. In the event that either Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to such Party, directly or indirectly, including through Affiliates or (sub)licensees or Subcontractors, which directly or indirectly relate to activities contemplated by this Agreement, such Party shall promptly notify the other Party in writing and such Party shall cease employing, contracting with, or retaining any such person to perform any such services.
1.2.Representations and Warranties of ADCT. ADCT represents and warrants to Sobi as of the Effective Date, and covenants, that:
1.2.1.ADCT has provided Sobi with true, complete and correct copies of all of the Pre-Existing Agreements. ADCT has obtained any necessary written consents or approvals from all licensors under the Pre-Existing Agreements to grant Sobi the licenses purported to be granted hereunder;
1.2.2.ADCT has not granted, and will not grant during the Term, any option, license or other right to any Third Party under the ADCT Technology that prevents Sobi from exercising the license rights granted to Sobi under Section 2.1 (Exclusive License Grant to Sobi) and Section 2.2 (Non-Exclusive License Grant to Sobi);
1.2.3.Exhibit A (ADCT Patents) includes all ADCT Patents that are Controlled by ADCT as of the Effective Date and claim the Products in the Sobi Territory (the “Existing Patents”). All issued Existing Patents are, to ADCT’s Knowledge, valid and enforceable. The Existing Patents are either (a) solely and exclusively owned by ADCT or any of its Affiliates or are licensed by ADCT or any of its Affiliates pursuant to the Pre-Existing Agreements or (b) co-owned by ADCT and MedImmune;

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.
1.2.4.the Existing Patents represent all Patents that ADCT or its Affiliates own, control or otherwise have rights to that are necessary or useful to use, Develop, Manufacture, have Manufactured, sell, offer for sale, distribute, import, export or Commercialize Product in the Sobi Territory;
1.2.5.to ADCT’s Knowledge, there is no Know-How owned or otherwise controlled by ADCT or any of its Affiliates, or to which ADCT or any of its Affiliates otherwise have rights, in either case, that is related to a Product and is necessary or useful to use, Develop, Manufacture, have Manufactured, sell, offer for sale, distribute, import, export or Commercialize the Products in the Field in the Sobi Territory that is not within the ADCT Know-How;
1.2.6.neither ADCT nor any of its Affiliates has previously entered into any agreement, whether written or oral, pursuant to which it assigned, transferred, licensed, conveyed or otherwise encumbered its right, title or interest in or to any Patent that ADCT or its Affiliates previously owned, controlled or otherwise had rights to that would be an ADCT Patent but for such assignment, transfer, license, conveyance or encumbrance;
1.1.6.to ADCT’s Knowledge, neither ADCT nor any of its Affiliates has previously entered into any agreement, whether written or oral, pursuant to which it assigned, transferred, licensed, conveyed or otherwise encumbered its right, title or interest in or to any Know-How that ADCT or its Affiliates previously owned, controlled or otherwise had rights to that would be ADCT Know-How but for such assignment, transfer, license, conveyance or encumbrance;
1.1.7.neither ADCT nor any of its Affiliates has received any written notice from any Third Party asserting or alleging that the Development, Manufacture or Commercialization of the Compound or Products prior to the Effective Date infringed or misappropriated the intellectual property right of such Third Party;
1.1.8.there are no pending or, to the Knowledge of ADCT, threatened (in writing), adverse actions, claims, suits or proceedings against ADCT or any of its Affiliates involving the ADCT Technology or any Compound or Product;
1.1.9.ADCT or its applicable Affiliate and, to the Knowledge of ADCT, all other parties to the Pre-Existing Agreements, are and have been in compliance with their respective obligations thereunder, without material breach or default. ADCT shall not, and shall cause its Affiliates not to, take any action or permit any omission that would reasonably be expected to give the applicable counterparty a right to terminate any Pre-Existing Agreement;
1.1.10.to the Knowledge of ADCT, the use or practice of the ADCT Technology by Sobi in the Sobi Territory or by ADCT as contemplated in this Agreement will not infringe any issued Patents owned or controlled by a Third Party, and ADCT has not received any written notice from a Third Party asserting or alleging any of the foregoing;
1.1.11.the pending applications included in the Existing Patents are being diligently prosecuted in the respective patent offices in the Sobi Territory in accordance with Applicable Law, and all applicable and material fees and filings due prior to the Effective Date in connection with the prosecution and maintenance of Existing Patents in the Sobi Territory have been diligently completed;

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.
1.1.12.the conception, development, and reduction to practice by ADCT or its Affiliates of the inventions claimed in the Existing Patents and ADCT Know-How have not constituted or involved the misappropriation of trade secrets or other rights or property of any Person;
1.1.13.to ADCT’s Knowledge, no Person (a) has infringed or is infringing or threatening to infringe any Existing Patent or (b) has misappropriated or is misappropriating or threatening to misappropriate any ADCT Know-How;
1.1.14.ADCT has made available to Sobi, in the virtual data room hosted by Datasite with respect to the transaction contemplated by this Agreement, all material information and data regarding the safety or efficacy of any Compound or Product in its possession or Control, and all such ADCT information and data is true, complete and correct;
1.1.15.all ADCT Know-How that is maintained as a trade secret has been kept confidential or has been disclosed to Third Parties only under terms of confidentiality. To the Knowledge of ADCT, no breach of such confidentiality with respect to such trade secrets has been committed by any Third Party;
1.1.16.neither ADCT nor any of its Affiliates, nor any of its or their respective officers, employees or agents has (a) committed an act, (b) made a statement or (c) failed to act or make a statement, in any case ((a), (b) or (c)), that (i) would be or create an untrue statement of material fact, failure to disclose a material fact, or fraudulent statement to FDA or any other Regulatory Authority with respect to any Compound or Product or (ii) could reasonably be expected to provide a basis for FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, or any other Regulatory Authority to take similar action under analogous laws or policies in the Sobi Territory;
1.1.17.ADCT and its Affiliates, and their respective contractors and consultants, have conducted all Development (including the generation, preparation, maintenance and retention of Regulatory Filings) of the Compound and the Products that generated any data or information included in the MAA for the Product filed with the EMA in accordance with GLP, GCP (if applicable) and Applicable Law;
1.1.18.the following agreements listed in Section 3.6 of the MedImmune Agreement are not related to the Compound or the Products: (a) [**]; (b) [**]; and (c) [**];
1.1.19.to ADCT’s Knowledge, the inventions claimed by the Existing Patents and any other intellectual property with respect to any Compound or Product in the Sobi Territory were not first discovered, generated, created or conceived in connection with any research activities funded, in whole or in part, by any grants, funds, and other money received from any governmental authority resulting in a governmental authority or academic institution having any right to, ownership of (including any “step-in” or “march-in” rights with respect to), or right to royalties for, or to impose any restriction on the assignment, transfer, grant of licenses or other disposal of the Existing Patents or ADCT Know-How (including any applicable Regulatory Filings), or to impose any requirement or restriction on the exploitation of any Compound or Product as contemplated herein; and
1.1.20.As of the Effective Date, no Default or Event of Default (each as defined in the Facility Agreement) has occurred and is continuing with respect to ADCT’s obligations under the Facility Agreement. As used herein the “Facility Agreement” means [**].

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.
1.3.Disclaimers. EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO PATENTS, KNOW-HOW, MATERIALS OR CONFIDENTIAL INFORMATION SUPPLIED BY IT TO THE OTHER PARTY HEREUNDER, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT OR MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS. SOBI ACKNOWLEDGES AND AGREES THAT THE COMPOUND AND PRODUCTS ARE THE SUBJECT OF ONGOING CLINICAL RESEARCH AND DEVELOPMENT AND THAT ADCT CANNOT ASSURE THE SAFETY, USEFULNESS OF SUCCESSFUL DEVELOPMENT OR COMMERCIALIZATION OF ANY PRODUCT.
ARTICLE 14
INDEMNIFICATION
1.1.Indemnification by Sobi. Sobi shall indemnify, defend (in accordance with Section 14.3 (Indemnification Procedure)) and hold harmless ADCT, its Affiliates, and its and their respective directors, officers, employees and agents (individually and collectively, the “ADCT Indemnitee(s)”) from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) incurred in connection with any claims, demands, actions or other proceedings by any Third Party (individually and collectively, “Losses” and such claims, demands, actions or other proceedings, “Claims”) to the extent arising from:
1.1.1.the Development, Manufacture or Commercialization of the Products in the Sobi Territory by Sobi or any of its Affiliates or Sublicensees, including product liability claims relating to the Products in the Sobi Territory; or
1.1.2.the negligence, willful misconduct or breach of this Agreement (including any representations, warranty or covenant of Sobi) by any Sobi Indemnitee;
except in each case to the extent such Losses: [**].
1.2.Indemnification by ADCT. ADCT shall indemnify, defend (in accordance with Section 14.3 (Indemnification Procedure)) and hold harmless Sobi, its Affiliates, and their directors, officers, employees and agents (individually and collectively, the “Sobi Indemnitee(s)”) from and against all Losses to the extent arising from:
1.2.1.(a) the Development of the Products by ADCT or any of its Affiliates, licensees or sublicensees, (b) the Manufacture of the Products by or on behalf of ADCT for any Development or Commercialization conducted by ADCT or any of its Affiliates, licensees or sublicensees, or (c) the Commercialization of the Products in the ADCT Territory by ADCT or any of its Affiliates, licensees or sublicensees, including product liability claims relating to the Products in the ADCT Territory; or
1.2.2.the negligence, willful misconduct or breach of this Agreement, the Supply Agreement or the Quality Agreement (including any representations, warranty or covenant of ADCT) by any ADCT Indemnitee;
except in each case to the extent such Losses: [**].

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.
1.3.Indemnification Procedure.
1.3.1.Notice of Claim. If either Party is seeking indemnification under Section 14.1 (Indemnification by Sobi) or Section 14.2 (Indemnification by ADCT) (the “Indemnified Party”), it shall notify the other Party (the “Indemnifying Party”) in writing (an “Indemnification Claim Notice”) of the Claim giving rise to the obligation to indemnify within [**] Business Days after receiving notice of the Claim (it being understood and agreed, however, that the failure or delay by an Indemnified Party to give such notice of a Claim shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure or delay to give notice).
1.3.2.Control of Defense. At its option, the Indemnifying Party may assume the defense of any Claim by notifying the Indemnified Party in writing within [**] days after the Indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Claim by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any Sobi Indemnitee or ADCT Indemnitee, as applicable, in respect of such Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. Upon assuming the defense of a Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Claim any legal counsel selected by the Indemnifying Party reasonably acceptable to the Indemnified Party. If the Indemnifying Party assumes the defense of a Claim, the Indemnified Party shall promptly deliver to the Indemnifying Party all original notices and documents (including court papers) received by any Sobi Indemnitee or ADCT Indemnitee, as applicable, in connection with such Claim. If the Indemnifying Party assumes the defense of a Claim, except as provided in Section 14.3.3 (Right to Participate in Defense), the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party or any Sobi Indemnitee or ADCT Indemnitee, as applicable, in connection with the analysis, defense or settlement of such Claim unless such legal expenses arise from activities with respect to such analysis, defense or settlement that are specifically requested in writing by the Indemnifying Party to be performed by such Sobi Indemnitee or ADCT Indemnitee (as applicable). If it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold harmless a Sobi Indemnitee or ADCT Indemnitee, as applicable, from and against a Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Losses incurred by the Indemnifying Party in its defense of such Claim.
1.3.3.Right to Participate in Defense. Any Indemnified Party shall be entitled to participate in, but not control, the defense of a Claim and to employ counsel of its choice for such purpose; provided that such employment shall be at the Indemnified Party’s sole cost and expense unless (a) the employment thereof has been specifically authorized in writing by the Indemnifying Party, (b) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 14.3.2 (Control of Defense) (in which case the Indemnified Party shall control the defense) or (c) the interests of the applicable Indemnified Party and any Sobi Indemnitee or ADCT Indemnitee, as applicable, on the one hand, and the Indemnifying Party, on the other hand, with respect to such Claim are sufficiently adverse to prohibit the representation by the same counsel of all such Persons under Applicable Law, ethical rules or equitable principles (in which case the Indemnifying Party shall control its defense and the Indemnified Party shall control the defense of the Sobi Indemnitees or the ADCT Indemnitees, as applicable).
1.3.4.Settlement. With respect to any Claim for which the Indemnifying Party has assumed the defense of such Claim in accordance with Section 14.3.2 (Control of Defense)

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.
that relates solely to the payment of money damages in connection with such Claim and that will not result in any Sobi Indemnitee or ADCT Indemnitee, as applicable, becoming subject to specific performance, injunctive or other relief or monetary payment or admits any wrongdoing or guilt, and as to which the Indemnifying Party has acknowledged in writing the obligation to indemnify all Sobi Indemnitees or ADCT Indemnitees, as applicable, hereunder, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Claim, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate; provided that the Indemnifying Party may not enter into any compromise or settlement without the prior written consent of the Indemnified Party unless such compromise or settlement includes as an unconditional term thereof, the giving by each claimant or plaintiff to the Indemnified Party and all Sobi Indemnitees or ADCT Indemnitees, as applicable, a release from all liability in respect of such Claim. With respect to all other Claims for which the Indemnifying Party has assumed the defense of the Claim in accordance with Section 14.3.2 (Control of Defense), the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Claim; provided that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). If the Indemnifying Party has assumed the defense of a Claim in accordance with Section 14.3.2 (Control of Defense), the Indemnifying Party shall not be liable for any settlement or other disposition of such Claim by a Sobi Indemnitee or a ADCT Indemnitee, as applicable, that is reached without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). Regardless of whether the Indemnifying Party chooses to defend any Claim, the Indemnified Party shall not, and the Indemnified Party shall ensure that each Sobi Indemnitee or ADCT Indemnitee, as applicable, does not, admit any liability with respect to, or settle, compromise or discharge, any Claim for which it has or intends to seek indemnification under Section 14.1 (Indemnification by Sobi) or Section 14.2 (Indemnification by ADCT), as applicable, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).
1.3.5.Cooperation. Regardless of whether the Indemnifying Party chooses to defend any Claim, the Indemnified Party shall, and shall cause each Sobi Indemnitee or ADCT Indemnitee, as applicable, to cooperate in the defense thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours on the date(s) previously discussed in good faith by the Parties, afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party and Sobi Indemnitee or ADCT Indemnitee, as applicable, of, records and information that are reasonably relevant to such Claim and making such Sobi Indemnitees or ADCT Indemnitees, as applicable, and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided that neither Party shall be required to disclose legally privileged information unless and until procedures reasonably acceptable to such Party are in place to protect such privilege, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable and verifiable out-of-pocket expenses in connection therewith, without prejudice to the Indemnifying Party’s right to contest any Sobi Indemnitee’s or ADCT Indemnitee’s, as applicable, right to indemnification and subject to reimbursement to the Indemnifying Party if the Indemnifying Party is ultimately held not to be obligated to indemnify a Sobi Indemnitee or a ADCT Indemnitee, as applicable.
1.3.6.Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim shall be reimbursed on a Calendar Quarter basis by the Indemnifying Party, without

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.
prejudice to the Indemnifying Party’s right to contest any Sobi Indemnitee’s or ADCT Indemnitee’s, as applicable, right to indemnification and subject to reimbursement to the Indemnifying Party if the Indemnifying Party is ultimately held not to be obligated to indemnify a Sobi Indemnitee or ADCT Indemnitee, as applicable.
1.4.Mitigation of Loss. Each Indemnified Party shall take and shall procure that the ADCT Indemnitees or Sobi Indemnitees, as applicable, take all such reasonable steps and action as are reasonably necessary or as the Indemnifying Party may reasonably require in order to mitigate any claims (or potential losses or damages) under this ARTICLE 14 (Indemnification). Nothing in this Agreement shall or shall be deemed to relieve either Party of any common law or other duty to mitigate any losses incurred by it.
1.5.Limitation of Liability. [**].
1.6.Insurance. Each Party shall procure and maintain insurance, including product liability insurance, with respect to its activities hereunder and which is consistent with normal business practices of the companies similarly situated at all times during which any Compound and Product is being clinically tested in human subjects or commercially distributed or sold in its respective Territory by such Party or its Affiliates or Sublicensees (or licensees, as the case may be) and in accordance with Applicable Law. Each Party shall provide the other Party with evidence of such insurance upon request and shall provide the other Party with written notice at least thirty (30) days prior to the cancellation, non-renewal or material adverse change in such insurance. Such insurance shall not be construed to create a limit of such Party’s liability under this Agreement.
ARTICLE 15
TERM AND TERMINATION
1.1.Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless terminated earlier as set forth in this ARTICLE 15 (Term and Termination), will expire at the end of the last to expire Royalty Term for the last Product in the last country. Following the expiration (but not earlier termination) of each Royalty Term with respect to a Product in a country in the Sobi Territory, Sobi’s license under Section 2.1 (Exclusive License Grant to Sobi), Section 2.2 (Non-Exclusive License Grant to Sobi) and Section 7.9.2 (Trademark License; Use) shall become non-exclusive, fully-paid, royalty-free, perpetual and irrevocable with respect to such Product in such country in the Sobi Territory. For clarity, upon the expiration of the Term, Sobi’s license under Section 2.1 (Exclusive License Grant to Sobi), Section 2.2 (Non-Exclusive License Grant to Sobi) and Section 7.9.2 (Trademark License; Use) shall become non-exclusive, fully-paid, royalty-free, perpetual and irrevocable in their entirety, and, in such event, the provisions regarding use of the Product Trademark set forth in Section 7.9.2 (Trademark License; Use) shall survive such expiration.
1.2.Termination.
1.2.1.Termination for Convenience. Sobi shall have the right to terminate this Agreement in its entirety for any or no reason upon one hundred and eighty (180) days’ written notice to ADCT.
1.2.2.Termination for Material Breach. Each Party (the “Non-Breaching Party”) shall have the right to terminate this Agreement upon written notice to the other Party (the “Breaching Party”) if such Breaching Party has materially breached a material term of this Agreement and, after receiving written notice from the Non-Breaching Party identifying such

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.
material breach and claiming the right to terminate, fails to cure such material breach within [**] days (or, with respect to any breach of a payment obligation, [**] Business Days) days from the date of such notice (the “Cure Period”) (or, if such material breach cannot be cured within the Cure Period, if the Breaching Party commences actions to cure such breach within the Cure Period and thereafter diligently continues such actions); provided that if the Breaching Party initiates a dispute resolution procedure under ARTICLE 16 (Dispute Resolution) during the Cure Period to dispute the existence or materiality of the breach for which termination is being sought and is pursuing such procedure in good faith, the Cure Period shall be tolled and the termination shall become effective only if, as a result of the application of such dispute resolution procedures, the Breaching Party is determined to be in material breach of one or more material terms under this Agreement and such breach remains uncured for [**] days (or, with respect to any breach of a payment obligation, [**] Business Days) after such determination (or, if the material breach cannot be cured within such [**]-day period, if the Breaching Party commences actions to cure such breach within such period and thereafter diligently continues such actions). Breaches of payment terms hereunder will be considered a material breach of a material term and provide the right to terminate this Agreement in its entirety. In the event that a material breach of a material term (other than a payment breach) relates solely to one country, then the non-breaching Party’s right to terminate for material breach under this Section 15.2.2 (Termination for Material Breach) shall be limited to termination of the Agreement with respect to such country to which the material breach relates; provided that, if a material breach of a material term (other than a payment breach) relates to the Major European Countries as a whole, then the non-breaching Party’s right to terminate for material breach under this Section 15.2.2 (Termination for Material Breach) will be a right to terminate this Agreement in its entirety.
1.2.3.Termination for Insolvency. Each Party shall have the right to terminate this Agreement in its entirety upon written notice to the other Party if the other Party (or its parent entity) makes a general assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over all or substantially all of its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it that is not dismissed, discharged, bonded or stayed within [**] days after the filing thereof.
1.2.4.Termination for Patent Challenge. ADCT may terminate this Agreement in its entirety or on a country-by-country basis by providing written notice of termination to Sobi if Sobi or any of its Affiliates or Sublicensees (individually or in association with any Person) contests or challenges, or assists a Third Party in contesting or challenging, the scope, validity or enforceability of any of the ADCT Patents anywhere in the world (including counterparts of the ADCT Patents in the ADCT Territory), in any court, tribunal, arbitration proceeding, or other proceeding (a “Patent Challenge”). In the event of such a Patent Challenge, ADCT will provide written notice of such Patent Challenge to Sobi, and if Sobi (a) fails to withdraw such Patent Challenge within [**] after such receipt of such notice or (b) with respect to a Patent Challenge brought by a Sublicensee, if Sobi or its Affiliate, as applicable, fails to terminate the applicable sublicense for such Sublicensee within [**] days after such receipt of such notice, the in either case ((a) or (b)), ADCT may terminate this Agreement by providing written notice of such termination to Sobi. As used herein, a Patent Challenge includes: (i) filing an action under 28 U.S.C. §§ 2201-2202 seeking a declaration of invalidity or unenforceability of any such Patent; (ii) filing, or joining in, a petition under 35 U.S.C. § 311 to institute inter partes review of any such Patent; (iii) filing, or joining in, a petition under 35 U.S.C. § 321 to institute post-grant review of any such Patent or any portion thereof; (iv) filing or commencing any opposition, nullity, or similar proceedings challenging the validity of any such Patent in any country or region; or (v) any foreign equivalent of clauses (i), (ii), (iii) or (iv), including under Applicable Law. In the event of such a Patent Challenge, Sobi will not have any of its rights to review and comment or otherwise participate or benefit in its role as licensee hereunder with

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.
regard to ADCT Patents that are the subjects of the Patent Challenge in accordance with ARTICLE 4 (Intellectual Property). Notwithstanding the foregoing, ADCT shall not have the right to terminate this Agreement under this Section 15.2.4 (Termination for Patent Challenge) (x) with respect to any Patent Challenge in which Sobi or its Affiliate or Sublicensee has been compelled to participate in such Patent Challenges by a court or patent office or (y) if a Patent Challenge is necessary or reasonably required to assert a cross claim or a counterclaim or to respond to a court request or order or administrative law request or order, including asserting any defense or counterclaim in, or otherwise responding to, any Patent infringement suit filed by ADCT or any of its Affiliates or (sub)licensees against Sobi or any of its Affiliates or Sublicensees with respect to the Products. In addition, ADCT shall not have the right to terminate this Agreement pursuant to this Section 15.2.4 (Termination for Patent Challenge) if any Affiliate that first becomes an Affiliate of Sobi pursuant to a Change of Control of Sobi after the Effective Date was undertaking activities in connection with a Patent Challenge prior to such Affiliate first becoming an Affiliate of Sobi.
1.2.5.Termination for Material Safety Issue. Sobi may terminate this Agreement in its entirety immediately upon written notice to ADCT if Sobi deems that such termination is necessary to protect the safety, health or welfare of patients due to Sobi’s good faith belief that there is an unacceptable risk for harm in humans based upon (a) pre-clinical safety data, including data from animal toxicology studies, or (b) the observation of serious adverse events in humans after the Compound or any Product, either as a single agent or in combination with another pharmaceutical agent, has been administered to or taken by humans.
1.2.6.Full Force and Effect During Notice Period. This Agreement will remain in full force and effect until the expiration of the applicable termination notice period; provided that on notice of any termination of this Agreement by Sobi pursuant to Section 15.2.2 (Termination for Material Breach), Section 15.2.3 (Termination for Insolvency) or Section 15.2.5 (Termination for Material Safety Issue), in no event shall ADCT accrue any rights to, and Sobi shall have no obligations to make any Regulatory Milestone Payment under Section 10.2.1 (Regulatory Milestone Payments) or any Sales Milestone Payment under Section 10.2.3 (Sales Milestone Payments) based on any Regulatory Milestone or Sales Milestone, as applicable, with respect to a Product that is achieved on or after the date of delivery of such termination notice provided, further, that if this Agreement does not ultimately terminate following such notice of termination (e.g., because a material breach of a material term is cured within the Cure Period or if it is finally determined in accordance with ARTICLE 16 (Dispute Resolution) that such material breach of a material term did not occur), then any Regulatory Milestone Payment under Section 10.2.1 (Regulatory Milestone Payments) or any Sales Milestone Payment under Section 10.2.3 (Sales Milestone Payments) based on any Regulatory Milestone or Sales Milestone, as applicable, with respect to a Product that is achieved on or after the date of delivery of such termination notice will be due and payable to ADCT within [**] days following the determination that this Agreement will not terminate and delivery of an invoice therefor from ADCT. For the avoidance of doubt, this Section 15.2.6 (Full Force and Effect During Notice Period) (a) shall not suspend Sobi’s obligation to notify ADCT of the achievement of any Regulatory Milestone or Sales Milestone, in accordance with Section 10.2.1 (Regulatory Milestone Payments) or Section 10.2.3 (Sales Milestone Payments), as applicable, and (b) shall not affect Sobi’s rights under Section 15.5 (Sobi’s Rights in Lieu of Termination for ADCT Material Breach).
1.3.Effects of Termination. In the event of termination of this Agreement by either Party for any reason:

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1.3.1.Termination of License Grants to Sobi. The licenses granted by ADCT to Sobi hereunder shall terminate (a) in the case of termination under Section 15.2.1 (Termination for Convenience), on the last date of the applicable notice period set forth in Section 15.2.1 (Termination for Convenience) or (b) in the case of termination under Section 15.2.2 (Termination for Material Breach), Section 15.2.3 (Termination for Insolvency), Section 15.2.4 (Termination for Patent Challenge) or Section 15.2.5 (Termination for Material Safety Issue), on the effective date of termination of this Agreement (for clarity, in the case of termination under Section 15.2.2 (Termination for Material Breach), is subject to the cure period and tolling).
1.3.2.License Back to ADCT. Sobi, with respect to each Product, shall and hereby does, effective as of the effective date of the termination, grant to ADCT a transferable, sublicensable (through multiple tiers), non-exclusive, fully paid-up, royalty-free (a) license under the Sobi Technology (including the Sobi Agreement Technology), including any improvements thereto and (b) right of reference to all Data included in the Regulatory Filings and marketing authorizations Controlled by Sobi and to all Data Controlled by Sobi included in Regulatory Filings and marketing authorizations Controlled by Sobi, in each case ((a) and (b)), relating to the Compound and Products to the extent necessary (or, with respect to Sobi Agreement Technology, necessary or useful) for ADCT, its Affiliates and its licensees to Develop, use, sell, offer for sale, import and otherwise Commercialize the Products in the Sobi Territory. If ADCT desires to obtain an exclusive license under any Sobi Agreement Technology or right of reference under this Section 15.3.2 (License Back to ADCT), then ADCT shall notify Sobi within [**] months following the effective date of termination, and the Parties shall negotiate in good faith the terms pursuant to which Sobi would grant such license or right of reference to ADCT. If the Parties are unable to reach resolution on the terms of such exclusive license or right of reference by the date that is [**] months following the date of notice of ADCT’s desire to obtain an exclusive license or right of reference, such terms shall be determined under the dispute resolution provisions of ARTICLE 16 (Dispute Resolution).
1.3.3.Assignment and Transfer Obligations. Sobi shall conduct the following:
(a)Regulatory Materials and Data. Sobi shall (and shall cause its Affiliates and Sublicensees to) use Commercially Reasonable Efforts to promptly transfer and assign to ADCT all regulatory materials (including all Regulatory Filings and Pricing Approvals) and data relating to the Development of the Products, including all Clinical Studies conducted by or on behalf of Sobi, its Affiliates and Sublicensees, and all pharmacovigilance data (including all Adverse Event databases) relating to the Products in the Sobi Territory. To the extent the transfer or assignment pursuant to the foregoing sentence is delayed or is not permitted by the applicable Regulatory Authority, Sobi will permit ADCT to cross-reference and rely upon any Regulatory Filings (including Regulatory Approvals and Pricing Approvals) filed by Sobi with respect to the Products. Sobi will execute and deliver, or will cause to be executed and delivered, to ADCT or its designee such endorsements, assignments, commitments, acknowledgements, and other documents as may be necessary to assign, convey, transfer, and deliver to ADCT or its designee all of Sobi’s or its applicable Affiliate’s or designee’s rights, title, and interests in and to all such assigned Regulatory Filings (including Regulatory Approvals and Pricing Approvals) to ADCT, including submitting to each applicable Regulatory Authority or other Governmental Authority in the Sobi Territory a letter or other necessary documentation (with copy to ADCT) notifying such Regulatory Authority or other Governmental Authority of, or otherwise giving effect to, such transfer of ownership to ADCT. In furtherance of the assignment of Regulatory Filings (including Regulatory Approvals and Pricing Approvals) and other data pursuant to this Section 15.3.3 (Assignment and Transfer

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Obligations), Sobi will appoint ADCT as Sobi’s or its Affiliate’s agent for all Product-related matters involving Regulatory Authorities in the Sobi Territory until all Regulatory Filings (including Regulatory Approvals and Pricing Approvals) that are not then in ADCT’s or its Affiliate’s name have been assigned to ADCT or its designee.
(b)Alternative Product Trademarks. Sobi shall (and shall cause its Affiliates and Sublicensees to) promptly transfer and assign to ADCT all Alternative Product Trademarks. Sobi will assign and transfer to ADCT or its designee all of Sobi’s rights, title, and interests in and to any promotional materials, training materials, medical education materials, packaging and labeling, and all other literature or other information, in each case, solely related to the Products and copyrights and any registrations for the foregoing.
(c)Inventory. ADCT may elect to purchase from Sobi any or all inventory of the Product held by Sobi or its Affiliates or Sublicensees as of the effective date of termination at a price equal to the Manufacturing Cost paid by Sobi for such inventory; provided that such inventory complies with applicable specifications and has been handled and stored in compliance with Applicable Laws (including cGMP). Notwithstanding the termination of Sobi’s licenses and other rights under this Agreement, Sobi shall have the right for [**] after the effective date of such termination to sell or otherwise dispose of all Products then in its inventory and any in-progress inventory that are not purchased by ADCT pursuant to the foregoing sentence, subject to the terms of this Agreement as though this Agreement had not terminated, and such sale or disposition shall not constitute infringement of ADCT’s or its Affiliates’ Patents or other intellectual property or other proprietary rights and Sobi shall continue to make payments thereon as provided in Section 10.2.3 (Sales Milestone Payments), Section 10.2.5 (Royalty Rate) and Section 10.2.6 (Royalty Term).
(d)Assignment of Agreements. If ADCT so requests, Sobi will assign to ADCT any agreement between Sobi or any of its Affiliates, on the one hand, and any Third Party, on the other hand, that solely relates to the exploitation of the Products in the Sobi Territory (including clinical trial agreements and distribution agreements) to the extent permitted under such Third Party agreement (and will use reasonable efforts to seek any consent required from the applicable Third Party in connection with such an assignment; provided that neither Sobi nor any of its Affiliates shall be required to make any payments or agree to any material undertakings in connection therewith); provided that ADCT shall assume in writing all obligations of Sobi or its Affiliate under such Third Party agreements so assigned. If such Third Party agreement cannot be assigned to ADCT, then upon ADCT’s reasonable request, Sobi will maintain such Third Party agreement and ADCT will pay to Sobi [**] of all payments due to the applicable Third Party that are related to the Products in the Sobi Territory under any such Third Party agreement in consideration of the sublicense or services rendered, as applicable, to ADCT and ADCT shall be responsible for all the losses, taxes, liabilities or obligations under such agreement to the extent applicable to the benefits provided to ADCT under such agreement. In the event that the Parties must negotiate for an amendment to the applicable Third Party agreement in order to assign such Third Party agreement to ADCT under this Section 15.3.3(d) (Assignment of Agreements), the Parties will discuss in good faith and cooperate with respect to such negotiation, and ADCT will pay for Sobi’s reasonable out-of-pocket costs incurred in connection with such negotiation and amendment.
(e)Return or Destruction of Confidential Information. At the disclosing Party’s election, the receiving Party will return (at disclosing Party’s expense) or destroy all tangible materials comprising, bearing, or containing any Confidential Information of the Disclosing Party relating to the Compound or Products that are in the receiving Party’s or its Affiliates’ or Sublicensees’ possession or control and provide written certification of such

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destruction (except to the extent any information is the Confidential Information of both Parties or to the extent that the receiving Party has the continuing right to use the Confidential Information under this Agreement); provided that the receiving Party may retain one copy of such Confidential Information for its legal archives (subject to the obligations of confidentiality under ARTICLE 11 (Confidentiality)). Notwithstanding any provision to the contrary set forth in this Agreement, the receiving Party will not be required to destroy electronic files containing such Confidential Information that are made in the ordinary course of its business information back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information.
1.3.4.Transition. Upon notice by either Party of its intent to terminate this Agreement for any reason:
(a)The Parties shall negotiate in good faith and, as soon as reasonably practical, enter into a transition services agreement, under which Sobi shall, for at least [**] months following the effective date of termination, provide such reasonable assistance as is necessary to transition to ADCT or its designee all then-existing agreements and relationships relating to the Products in the Sobi Territory, with the objective of ensuring continuity of the supply of Product to existing patients.
(b)With regard to any Clinical Study with respect to the Product then being conducted by or on behalf of Sobi or any of its Affiliates in the Sobi Territory, Sobi shall transfer control of such Clinical Study to ADCT or its designee as promptly as practicable and ADCT shall take all actions necessary to facilitate such prompt transfer of control.
1.3.5.JSC Coordination; Cooperation. The JSC shall coordinate the wind-down of Sobi’s activities set forth in Section 15.3.4 (Transition), including determination of the duration of the transition period.
1.1.3.ADCT Territory License. If as of the effective date of termination of this Agreement the ADCT Territory License is non-exclusive (i.e., the Parties have not agreed on the terms pursuant to which it would be converted to an exclusive license pursuant to Section 2.3 (License Grant to ADCT)), then ADCT shall notify Sobi within [**] months following the effective date of termination of its desire to convert the ADCT Territory License into an exclusive license, and the Parties shall negotiate in good faith the financial terms pursuant to which the ADCT Territory License would continue as an exclusive license after such effective date of termination. If the Parties are unable to reach resolution on the terms of such exclusive license or right of reference by the date that is [**] months following the date of notice of ADCT’s desire to obtain an exclusive license, such terms shall be determined under the dispute resolution provisions of ARTICLE 16 (Dispute Resolution). For clarity, the ADCT Territory License will survive termination as a non-exclusive license whether or not ADCT has elected to convert the ADCT Territory License into an exclusive license before or after termination.
1.1.4.Joint Patents and Joint Know-How. From and after the effective date of termination of this Agreement, each Party shall have the right to practice and exploit the Joint Patents and Joint Know-How, with full rights to license its interest therein worldwide and without any duty of accounting to or any duty to seek consent from the other Party, but subject to the licenses in this Section 15.3 (Effects of Termination).
1.1.5.Costs of Post-Termination Transition Activities. In the event of termination by Sobi under Section 15.2.1 (Termination for Convenience) or Section 15.2.5 (Termination for Material Safety Issue) or by ADCT under Section 15.2.2 (Termination for

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Material Breach), Section 15.2.3 (Termination for Insolvency) or Section 15.2.4 (Termination for Patent Challenge), the foregoing post-termination activities set forth in this Section 15.3 (Effects of Termination) shall be conducted at Sobi’s sole cost and expense unless otherwise provided in this Section 15.3 (Effects of Termination). In the event of termination by Sobi under Section 15.2.2 (Termination for Material Breach) or Section 15.2.3 (Termination for Insolvency), the foregoing post-termination activities set forth in this Section 15.3 (Effects of Termination) shall be conducted at ADCT’s sole cost and expense.
1.4.Country-by-Country Termination.     For clarity, in the event that this Agreement has been terminated with respect to a particular country (such country, a “Terminated Country”) (and not this Agreement in its entirety) to the extent permitted hereunder, notwithstanding anything to the contrary herein, such Terminated Country shall no longer be deemed a part of the Territory as of the effective date of such termination and the provisions set forth in Section 15.3 (Effects of Termination) shall only apply with respect to such Terminated Country. For clarity, in the event that this Agreement is terminated in its entirety, the entire Territory shall be deemed to be the Terminated Countries, and the provisions set forth in this Section 15.3 (Effects of Termination) shall apply to such Terminated Countries.
1.5.Sobi’s Rights In Lieu of Termination for ADCT Material Breach. In the event that Sobi has the right to terminate this Agreement in its entirety for ADCT’s uncured material breach pursuant to Section 15.2.2 (Termination for Material Breach) (as such material breach of a material term may be finally determined in accordance with ARTICLE 16 (Dispute Resolution)), then, within [**] following the expiration of the relevant Cure Period, Sobi may, by written notice to ADCT, elect (in its sole discretion) to continue this Agreement as modified by Exhibit C (Sobi’s Rights In Lieu of Termination for ADCT Material Breach), in which case, effective as of the date Sobi delivers such notice of such election to ADCT the terms set forth on Exhibit C will apply; provided that Sobi shall only have the right to make such election once.
1.6.Survival. Expiration or termination of this Agreement shall not relieve the Parties of any representation, warranty, or obligation accruing prior to such expiration or termination. Without limiting the foregoing, the following provisions shall survive the termination or expiration of this Agreement for any reason: the second and fifth sentences of Section 2.3 (License Grant to ADCT); the second sentence of Section 2.7 (Pre-Existing Agreements); first sentence of Section 2.10 (Reservation of Rights); Section 2.11 (Combination Products Rights); Section 2.13 (Rights in Bankruptcy); Section 2.14 (Right of Reference) (expiration only); Section 3.1 (Joint Steering Committee) through Section 3.4 (Expenses) (termination only, solely with respect to the JSC and for the duration required for the JSC to coordinate the wind-down activities under Section 15.3.5 (JSC Coordination; Cooperation)); Section 4.1.1 (Background Intellectual Property) through Section 4.1.5 (Inventorship); first sentence of Section 4.8 (Data Ownership); Section 5.3.4 (Co-Funding Cap) (solely with respect to any outstanding payment obligations of Sobi with respect to Sobi Global Study Cost Contribution); Section 5.3.6 (Safety Data Exception) (expiration only); last sentence of Section 5.3.7 (Pre-Existing Data) (expiration only); last sentence of Section 6.2 (Transfer of Regulatory Filings) (expiration only); Section 6.6 (Safety; Adverse Event Reporting) (expiration only); the last two sentences of Section 7.9.1 (Product Trademark); Section 8.5 (Supply by Sobi) (expiration only, for the duration of any outstanding technology transfer obligations in accordance with its terms); Section 10.2.7 (Royalty Adjustments) (solely with respect to any outstanding royalty payment obligations under Section 10.2.5 (Royalty Rate)); Section 10.2.8 (Royalty Reports and Royalty Payments) (solely with respect to Sobi’s reporting obligations for Net Sales in the last Calendar Quarter of the Term); Section 10.3.1 (Manufacturing Costs) (solely with respect to any outstanding payment obligations with respect to Manufacturing Cost and other costs incurred during the Term as set forth in the Supply Agreement); Section 10.3.2

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(Reimbursement of the Sobi Global Study Cost Contribution) (solely with respect to any Direct Development Costs incurred during the last Calendar Quarter to the extent not previously reported or invoiced); Section 10.3.3 (Reimbursement of the Sobi Territory-Specific Costs) (solely with respect to any Direct Development Costs incurred during the last two (2) Calendar Quarters of the Term, to the extent not previously reported or invoiced); Section 10.3.5 (Other Reimbursements) (solely with respect to any outstanding payment obligations accrued prior to the end of the Term); Section 10.4 (Payment of Invoices; Disputes) through to Section 10.7 (Taxes) (solely with respect to any outstanding payment obligations under this Agreement); Section 10.8 (Records; Audits) (solely with respect to records for the last three (3) Calendar Years of the Term and for a period of three (3) years from the end of the Calendar Year concerning such records); Section 12.1 (Publicity); Section 12.5 (No Rights to Use Names); Section 13.3 (Disclaimers); Section 14.1 (Indemnification by Sobi) through Section 14.5 (Limitation of Liability); Section 15.1 (Term); Section 15.3 (Effects of Termination); Section 15.4 (Country-by-Country Termination); this Section 15.6 (Survival); Section 15.7 (Post-Expiration Supply) (expiration only); Section 17.1 (Governing Law); Section 17.2 (Performance Through Affiliates); Section 17.4 (Notices); Section 17.5 (Assignment); Section 17.7 (Independent Contractors) through Section 17.17 (Counterparts); ARTICLE 11 (Confidentiality) (for the duration set forth in Section 11.1 (Non-Use and Non-Disclosure)) and ARTICLE 16 (Dispute Resolution) and any other provisions that by their nature survive termination or expiration of this Agreement.
1.7.Post-Expiration Supply. If, as of the [**] day prior to the anticipated expiration of this Agreement, (a) Sobi has not requested a Manufacturing technology transfer pursuant to Section 8.5 (Supply by Sobi), or (b) Sobi has requested the Manufacturing technology transfer in accordance with Section 8.5 (Supply by Sobi) but the Transfer Completion has not occurred, in each case ((a) or (b)), then, upon Sobi’s request (to be provided at least [**] days prior to such anticipated effective date of expiration), the Parties shall negotiate in good faith the financial terms pursuant to which ADCT would continue to supply the Products to Sobi under the Supply Agreement for use in the Development of, Medical Affairs Activities for, and Commercialization of, the Products in the Field in the Sobi Territory; provided that if such Transfer Completion has not occurred as of the effective date of expiration due to ADCT’s breach of its obligations under Section 8.5 (Supply by Sobi), then such post-expiration supply shall be at the Manufacturing Cost plus [**] until the Transfer Completion has occurred. If the Parties are unable to reach resolution on such financial terms by the date that is [**] days following the date of Sobi’s request to negotiate such terms, (x) such terms shall be determined under the dispute resolution provisions of ARTICLE 16 (Dispute Resolution) and (y) during the pendency of such dispute resolution ADCT shall continue to supply the Products to Sobi at the Manufacturing Cost plus [**], subject to any necessary reconciliation once such financial terms have been finally determined under the dispute resolution provisions of ARTICLE 16 (Dispute Resolution).
ARTICLE 16
DISPUTE RESOLUTION
1.1.Disputes. Except for the disputes at the JSC, which matters shall be resolved as provided in Section 3.3 (JSC Decision-Making) or as otherwise provided in this Agreement, with respect to all disputes arising between the Parties arising out of or relating to this Agreement, including any alleged failure to perform, or breach, of this Agreement, or any issue relating to the interpretation or application of this Agreement, or any question regarding its existence, validity or termination, the Parties shall be obligated to provide each other written notice of such a dispute. Upon provision of such written notice, the Parties shall use their reasonable efforts to resolve the dispute by negotiation. If the Parties are unable to resolve such dispute within [**]

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days after written notice, the Parties shall, within [**] days after such notice is received, refer such dispute to the Executive Officers for attempted resolution by negotiations.
1.2.Binding Arbitration.
1.2.1.Arbitration Procedure. If the Executive Officers are not able to resolve a dispute referred to them under Section 16.1 (Disputes) within [**] days after notice of such dispute is received by the Executive Officers (or such longer period as mutually agreed to by the Executive Officers), then such dispute shall be resolved through binding arbitration, which arbitration may be initiated by either Party at any time after the conclusion of such period. The arbitration shall be made in accordance with the Rules of arbitration of the International Chamber of Commerce (ICC) in force on the date when the notice of arbitration is submitted. The arbitral proceedings shall be conducted in the English language under the laws of the State of New York, USA. The number of arbitrators shall be three (3). Each Party shall nominate one (1) arbitrator, and the two (2) arbitrators so nominated shall nominate a third (3rd) arbitrator, who shall act as the chairperson. The arbitration shall take place in London, United Kingdom. The arbitrators shall have no authority to award punitive or any other non-compensatory damages. The arbitral award shall be final and binding upon the Parties. The cost of arbitration, including expenses for arbitrators, shall be borne by each Party unless otherwise provided by the arbitral award. Judgment upon the arbitral award may be entered in any court having jurisdiction thereof.
1.2.2.Interim Equitable Relief. Notwithstanding anything herein to the contrary, in the event that a Party reasonably requires relief on a more expedited basis than would be possible pursuant to the procedure set forth in this ARTICLE 16 (Dispute Resolution), such Party may seek a temporary injunction or other interim equitable relief in a court of competent jurisdiction pending the ability of the arbitrators to review the decision under this ARTICLE 16 (Dispute Resolution). Such court shall have no jurisdiction or ability to resolve disputes beyond the specific issue of temporary or other interim equitable relief.
1.2.3.Protective Orders; Arbitrability. At the request of either Party, the arbitrators shall enter an appropriate protective order to maintain the confidentiality of information produced or exchanged in the course of the arbitration proceedings. The arbitrators shall have the power to decide all questions of arbitrability.
1.2.4.Patent and Trademark Dispute Resolution. Notwithstanding the provisions of this ARTICLE 16 (Dispute Resolution), any dispute not resolved internally by the Parties that involves the validity or infringement of a Patent claiming a Compound or Product that is issued in a particular country shall be brought before an appropriate regulatory or administrative body or court in that country, in accordance with the relevant country’s patent laws, and the Parties hereby consent to such venue and the jurisdiction of such courts and bodies; provided, however, that such disputes are also arbitrable under this ARTICLE 16 (Dispute Resolution).
1.1.6.Continued Performance. Provided that this Agreement has not terminated, the Parties agree to continue performing under this Agreement in accordance with its provisions, pending the final resolution of any dispute.

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ARTICLE 17
MISCELLANEOUS
1.1.Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, USA, without reference to principles of conflicts of laws. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to the transactions contemplated by this Agreement.
1.2.Performance Through Affiliates. Each Party may discharge any obligation and exercise any right hereunder through any of its Affiliates (without an assignment of this Agreement), subject to Section 2.4 (Sublicenses). Each Party shall remain directly liable to the other Party with respect to the performance of any of its Affiliates.
1.3.Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts, quarantine, or other labor disturbances, fire, floods, earthquakes, pandemics, or other acts of God, or acts, generally applicable action or inaction by any Governmental Authority (but excluding any government action or inaction that is specific to such Party, its Affiliates or Sublicensees, such as revocation or non-renewal of such Party’s license to conduct business). The affected Party shall notify the other Party in writing of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake and continue diligently all reasonable efforts necessary to cure such force majeure circumstances or to perform its obligations in spite of the ongoing circumstances.
1.4.Notices. Except as otherwise expressly provided in this Agreement, any notice required under this Agreement shall be in writing and shall specifically refer to this Agreement. Notices shall be sent via one of the following means and will be effective (a) on the date of delivery, if delivered in person, (b) on the date of receipt, if sent by private express courier or by first class certified mail, return receipt requested or (c) on the date when the confirmation of receipt of the other Party is sent by email, if sent by email to the correct email address. Notices shall be sent to the other Party at the addresses set forth below. Either Party may change its addresses for notice by sending written notice to the other Party.
If to Sobi:

[**]

With a copy to:

[**]

If to ADCT:

[**]

With a copy to:

[**]

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1.5.Assignment. Neither this Agreement nor any obligation of a Party hereunder may be assigned by either Party without the prior written consent of the other Party; provided, however, that either Party may, without the other Party’s written consent, assign this Agreement and its rights and obligations hereunder in its entirety to (a) any of its Affiliates, (b) any purchaser of all, or substantially all, of its assets to which this Agreement relates (which, with respect to ADCT, must include rights under the Pre-Existing Agreements with respect to the Products insofar as they concern the subject matter of this Agreement), (c) any successor corporation resulting from any merger, consolidation, share exchange, or other similar transaction; provided that any such successor corporation shall assume all obligations of its assignor under this Agreement and provided, further, that either Party may assign or sell its rights to receive any amounts due hereunder (and the other Party shall cooperate reasonably with such Party in connection therewith) or (d) with respect to ADCT, in connection with its obligations to its lender, DEERFIELD PARTNERS, L.P. This Agreement will inure to the benefit of Sobi and ADCT and their respective successors and permitted assigns. Any assignment of this Agreement that is not made in accordance with this Section 17.5 (Assignment) shall be null and void and of no legal force or effect.
1.6.Anti-Corruption Law Compliance. Each Party acknowledges that it is aware of, and agrees to abide by, the obligations imposed by Applicable Laws relating to the payment or transfer of anything of value to governments, government officials, political parties or political party officials (or relatives or associates of such officials) (each, a “Covered Person”) for the purpose of obtaining or retaining business for or with, or directing business to, any person. Such laws include the U.S. Foreign Corrupt Practices Act, UK Bribery Act of 2010, OECD Anti-Bribery Convention, and other anti-corruption or anti-bribery laws now in effect or as may come into effect from time to time during the Term (collectively, “Anti-Corruption Laws”). By signing this Agreement, each Party represents, warrants and covenants (as applicable) to the other Party that:
1.6.1.it is familiar with the provisions and restrictions contained in the Anti-Corruption Laws applicable to it as now in effect and will familiarize itself with any changes or additions thereto as may be enacted or promulgated following the date of this Agreement;
1.6.2.it shall at all times comply with the Anti-Corruption Laws applicable to it and shall put in place practices, policies and procedures designed to ensure such compliance and to identify any incident of non-compliance;
1.6.3.it shall notify the other Party immediately upon becoming aware of any breach of, or failure to comply with, any Anti-Corruption Law applicable to it, in connection with the performance of its obligations under this Agreement;
1.6.4.it shall not, in the course of its duties under this Agreement, offer, promise, give, demand, seek or accept, directly or indirectly, any gift or payment, consideration or benefit in kind to any Covered Person that would or could be construed as an illegal or corrupt practice;
1.6.5.it is not a Covered Person or not acting on behalf of any Covered Person; and
1.6.6.it shall immediately notify the other Party of any attempt by any Covered Person to directly or indirectly solicit, ask for, or attempt to extort anything of value from it, its Affiliates or Sublicensees, and shall refuse any such solicitation, request or extortionate demand.

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.
1.7.Independent Contractors. The Parties are independent contractors, and nothing contained in this Agreement shall be deemed or construed to create a partnership, joint venture, employment, franchise, agency or fiduciary relationship between the Parties.
1.8.Entire Agreement; Amendments. This Agreement, together with the Exhibits and Schedules hereto, contains the entire understanding of the Parties with respect to the licenses granted herein. Notwithstanding the foregoing, the Parties may enter into agreements as contemplated herein and those agreements shall be exceptions to this Section 17.8 (Entire Agreement; Amendments). Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the collaboration and the licenses granted hereunder are superseded by the terms of this Agreement. The Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representative(s) of both Parties hereto. The Parties agree that, effective as of the Effective Date, the Confidentiality Agreement shall be superseded by this Agreement, and that disclosures made prior to the Effective Date shall be subject to the confidentiality and non-use provisions of this Agreement.
1.9.Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law except as otherwise agreed to herein.
1.10.Amendment; Waiver. Except as otherwise expressly provided herein, no alteration of or modification to this Agreement shall be effective unless made in writing and executed by an authorized representative of each Party. No course of dealing or failing of either Party to strictly enforce any term, right or condition of this Agreement in any instance shall be construed as a general waiver or relinquishment of such term, right or condition. The observance of any provision of this Agreement may be waived (either generally or any given instance and either retroactively or prospectively) only with the written consent of the Party granting such waiver.
1.11.Business Day Requirements. In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a Business Day then such notice or other action or omission shall be deemed to be required to be taken on the next occurring Business Day.
1.12.Further Assurances. Upon the other Party’s request, each Party agrees to execute, acknowledge, and deliver such further instruments, and to do all such other acts, as may be reasonably agreed by the Parties as necessary or appropriate to carry out the purposes and intent of this Agreement.
1.13.Severability. The Parties do not intend to violate any public policy or statutory or common law. However, if any sentence, paragraph, clause or combination of this Agreement is in violation of any law or is found to be otherwise unenforceable, such sentence, paragraph, clause or combination of the same shall be deleted and the remainder of this Agreement shall remain binding; provided that such deletion does not alter the basic purpose and structure of this Agreement.
1.14.Construction. The Parties mutually acknowledge that they and their attorneys have participated in the negotiation and preparation of this Agreement. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have drafted this Agreement or authorized the ambiguous provision.

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.
1.15.Language; Translations. This Agreement is in the English language only, which language will be controlling in all respects, and all versions hereof in any other language will be for accommodation only and will not be binding upon the Parties. All communications and notices to be made or given by one Party to the other pursuant to this Agreement, and any dispute proceeding related to or arising hereunder, will be in the English language. If there is a discrepancy between any translation of this Agreement and any non-English translation of this Agreement, this Agreement will prevail. If the original of any Data or study reports are in a language other than English, then Sobi will provide the original version and an English translation.
1.16.Interpretation. The captions and headings to this Agreement are for convenience only and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa), (b) the words “include,” “includes,” and “including” will be deemed to be followed by the phrase “without limitation,” (c) the word “will” will be construed to have the same meaning and effect as the word “shall,” (d) any definition of or reference to any agreement, instrument, or other document herein will be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any person will be construed to include the person’s successors and assigns, (f) the words “herein,” “hereof,” and “hereunder” and words of similar import, will each be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Schedules, or Exhibits will be construed to refer to Articles, Sections, Schedules, or Exhibits of this Agreement, and references to this Agreement include all Schedules hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent,” “approve,” or the like will require that such agreement, consent, or approval be specific and in writing, whether by written agreement, letter, approved minutes, or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or Section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or.”
1.17.Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement may be executed and delivered electronically or by facsimile and upon such delivery such electronic or facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other Party. For purposes hereof, an electronic or facsimile copy of this Agreement, including the signature pages hereto, will be deemed to be an original. Notwithstanding the foregoing, the Parties shall deliver original execution copies of this Agreement to one another as soon as practicable following execution thereof.
[Signature page follows – the rest of this page intentionally left blank.]

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.
IN WITNESS WHEREOF, the Parties have executed this Agreement by their respective officers hereunto duly authorized.

ADC Therapeutics SA By: /s/ Ameet Mallik Name: Ameet Mallik Title: Chief Executive Officer

[Signature Page to License Agreement]

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.
IN WITNESS WHEREOF, the Parties have executed this Agreement by their respective officers hereunto duly authorized.

Swedish Orphan Biovitrum AB (publ) By: /s/ Guido Oelkers Name: Guido Oelkers Title: Chief Executive Officer

[Signature Page to License Agreement]

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) is customarily and actually treated by ADC Therapeutics as private or confidential.
IN WITNESS WHEREOF, the Parties have executed this Agreement by their respective officers hereunto duly authorized.

Swedish Orphan Biovitrum AB (publ) By: /s/ Torbjörn Hallberg Name: Torbjörn Hallberg Title: Senior Vice President, Global General Counsel & Chief HR Officer

[Signature Page to License Agreement]